As filed with the United States Securities and Exchange Commission on July 19, 2006

Registration No. 333-134148

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Pre-Effective

Amendment No. 1 to

FORM SB-2

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

PATIENT INFOSYSTEMS, INC.

(Name of Small Business Issuer in Its Charter}

Delaware	8090	16-1476509
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12301 N.W. 39th Street

Coral Springs, Florida 33065

(954) 796-3714

(Address and Telephone Number of Principal Executive Offices)

Chris E. Paterson

President and Chief Executive Officer

Patient Infosystems, Inc.

12301 N.W. 39th Street

Coral Springs, Florida 33065

(954) 796-3714

(Name, Address and Telephone Number of Agent for Service)

Copies of Communications to:

Aaron J. Velli, Esq.

Darren K. DeStefano, Esq.

Brian F. Leaf, Esq.

Cooley Godward LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, Virginia 20190-5656

(703) 456-8000

Fax: (703) 456-8100

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Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

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Subject to Completion, dated July [___], 2006

PROSPECTUS

PATIENT INFOSYSTEMS, INC.

3,895,598 Shares of Common Stock

This prospectus relates to the sale of up to an aggregate of 3,895,598 shares of the common stock of Patient Infosystems which may be offered by the selling stockholders identified in this prospectus for their own account. Of such shares, 3,588,562 shares were outstanding as of July 18, 2006 and 307,036 shares are issuable upon exercise of warrants that we have issued to the selling stockholders.

The selling stockholders may offer and sell their shares on a continuous or delayed basis in the future. These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholders, but we will receive funds from the exercise of their warrants. The selling stockholders and the participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act, in which event any profit on the sale of shares by the selling stockholders, and any commissions or discounts received by the brokers or dealers, may be deemed to be underwriting compensation under the Securities Act.

Our common stock is currently listed on the OTC Bulletin Board under the symbol “PATY.” On July 17, 2006, the last reported sale price of our common stock on the OTC Bulletin Board was $1.09 per share.

Investing in our common stock involves risks. Please read and carefully consider the “Risk Factors” beginning on page 9 of this prospectus before making a decision to purchase shares of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July [___], 2006

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

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No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us, the selling stockholders or any underwriter. You should rely only on the information contained in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the common stock offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any security by any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that the information in this prospectus is correct as of any time subsequent to the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS                                           26

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES                                                                                                     83

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SUMMARY

You should read this summary together with the more detailed information, including our financial statements and related notes and the pro forma statement of operations and related notes, appearing elsewhere in this prospectus. Unless otherwise stated or required by the context, in this prospectus when we use the terms “we,” “us,” “our company,” “CareGuide” or “Patient Infosystems” we are referring to Patient Infosystems, Inc. and its subsidiaries.

Patient Infosystems, Inc.

Patient Infosystems, Inc. was incorporated in the State of Delaware on February 22, 1995 under the name DSMI Corp., changed its name to Disease State Management, Inc. on October 13, 1995, and then changed its name to Patient Infosystems, Inc. on June 28, 1996. Our principal executive offices are located at 12301 N.W. 39th Street, Coral Springs, Florida 33065, and our telephone number is (954) 796-3714. Our Internet addresses are www.careguide.com and www.ptisys.com. The information contained on our websites does not constitute part of, nor is it incorporated by reference into, this prospectus. We became a public company on December 26, 1996 upon the consummation of our initial public offering. Our common stock is traded on the Over-The-Counter Bulletin Board under the stock ticker symbol PATY.

Pursuant to an Agreement and Plan of Merger dated September 19, 2005, as amended on November 22, 2005 and December 23, 2005 (as so amended, the “Merger Agreement”) by and among Patient Infosystems, Inc., PATY Acquisition Corp., a wholly-owned subsidiary of Patient Infosystems, Inc. (“Merger Sub”) and CCS Consolidated, Inc. (“CCS Consolidated”), Merger Sub merged with and into CCS Consolidated (the “Merger”), and CCS Consolidated became a wholly-owned subsidiary of Patient Infosystems, Inc. CCS Consolidated is a national care management company providing higher-risk and elderly care management services to health plans, work/life benefits companies and self-funded employers. The Merger closed and became effective on January 25, 2006. Patient Infosystems, Inc. and its subsidiaries collectively do business under the name “CareGuide.” Our board of directors has approved an amendment to our certificate of incorporation to change our name to “CareGuide, Inc.,” which amendment has not yet been approved by our stockholders.

At the closing of the Merger, we issued 43,224,352 shares of its common stock to the former stockholders of CCS Consolidated. This represented approximately 64% of our issued and outstanding voting shares upon the closing of the merger, and as a result there was a change of control of our company.

In addition, under a stockholders agreement entered into at the closing of the Merger, stockholders holding approximately 65% of the outstanding voting shares of our common stock after the consummation of the Merger have agreed to vote their shares in favor of the election of John Pappajohn, a director of our company prior to the Merger, Derace Schaffer, M.D., a director of our company prior to the Merger, and three individuals designated by holders of at least a majority of our common stock held by the former stockholders of CCS Consolidated who are parties to the stockholders agreement. The three new directors appointed after the Merger were Mark L. Pacala, Daniel C. Lubin and Albert S. Waxman, Ph.D. As provided by the stockholders agreement, two additional directors may be added to our board of directors, which individuals must be unanimously approved by the other five members of our board of directors. These additional directors have not yet been appointed as of the date of this prospectus.

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Because the former CCS Consolidated securityholders held approximately 63% of our fully diluted shares of common stock immediately following the Merger, CCS Consolidated’s designees to our board of directors represent a majority of our directors and CCS Consolidated’s executive management represent a majority of the executive management of the combined company, CCS Consolidated was deemed to be the acquiring company for accounting purposes and the transaction has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. We have adopted March 31 as our fiscal year end, which was CCS Consolidated’s fiscal year end.

Because the Merger between CCS Consolidated and Patient Infosystems was treated as a reverse acquisition for accounting purposes, the financial statements of the accounting acquirer, CCS Consolidated, became our historical financial statements. The financial statements included in this prospectus as of and for the year ended March 31, 2005 are those of CCS Consolidated only. The balance sheet included in this prospectus as of March 31, 2006 is a consolidated balance sheet of Patient Infosystems, Inc. and its subsidiaries after the Merger. The statement of operations and the statement of cash flows for the year ended March 31, 2006 included in this prospectus include the operations of CCS Consolidated only for the period from April 1, 2005 to January 24, 2006 and include the combined operations of Patient Infosystems, Inc. and its consolidated subsidiaries, including CCS Consolidated, for the period beginning with the merger completion date of January 25, 2006 through March 31, 2006.

On September 22, 2004, we acquired 100% of CBCA Care Management, Inc., or CMI, a New York corporation. CMI provides case and utilization management services primarily to self insured employers and health and welfare funds. We have sold case and utilization management services since 2000 and until 2004 outsourced the operations to CMI. We intend to continue to market case and utilization management services.

On December 31, 2003, we acquired the assets of American Caresource Corporation and formed American Caresource Holdings, Inc., or ACS, to operate those assets. ACS provides ancillary benefits management services, including a network of ancillary specialty providers and value-added services that assist its clients in controlling the cost of a range of ancillary medical services. On December 16, 2005, we distributed approximately 12 million shares of common stock of ACS as a dividend to our stockholders and retained approximately 300,000 shares of ACS, of which we closed on the sale of 88,525 shares on December 30, 2005. Following the spin-off of ACS shares, ACS became an independent public company with its own management and board of directors. Two of our directors, John Pappajohn and Derace Schaffer, also serve as directors of ACS.

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The Offering

Shares of common stock offered	Up to 3,895,598 shares, assuming full
exercise of warrants.

Terms of the offering	The selling stockholders will determine how and when they will sell the common stock offered by this prospectus. See “Plan of Distribution.”

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. However, if all of the warrants are fully exercised for cash, we may receive up to approximately $460,554 from the warrant holders. We will use such funds, if any, for working capital and general corporate purposes.

OTC Bulletin Board Symbol	PATY

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Selected Summary Historical and Pro Forma Financial Data

The following tables present summary historical condensed consolidated financial data for each of Patient Infosystems, Inc. after the Merger (f/k/a CCS Consolidated, Inc.) and Patient Infosystems, Inc. prior to the Merger, as well as summary condensed combined pro forma financial data. As described elsewhere in this prospectus, because the Merger was treated as a reverse acquisition for accounting purposes, the financial statements of the accounting acquirer, CCS Consolidated, became our historical financial statements.

Selected Summary Historical Financial Data of Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc.

The following table sets forth summary historical condensed financial data of Patient Infosystems, Inc. and its subsidiaries (f/k/a CCS Consolidated, Inc.). The condensed consolidated statements of operations data for the fiscal years ended March 31, 2006 and March 31, 2005 have been derived from our audited financial statements, which are included in our Annual Report on Form 10-KSB for the year ended March 31, 2006.

You should read this information in conjunction with our financial statements, including the related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

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Patient Infosystems, Inc. and Subsidiaries (f/k/a CCS Consolidated, Inc.)
Condensed Consolidated Statement of Operations Data (In thousands, except per share data)	Years Ended March 31,
	2006	2005

Revenues:
Capitation revenue	$ 39,508	$ 56,764
Administrative and fee revenue	15,186	9,473
Total revenues	54,694	66,237
Cost of services – direct service costs	47,331	62,540
Gross profit	7,363	3,697

Operating costs and expenses:
Selling, general and administrative expense	6,873	8,332
Depreciation and amortization	1,484	1,356
Total operating costs and expenses	8,357	9,688

Operating loss	(994)	(5,991)

Other expense, net	(1,173)	(65)

Loss from continuing operations before income taxes	(2,167)	(6,056)
Income tax benefit (expense)	(54)	91
Loss from continuing operations	(2,221)	(5,965)
Income (loss) from discontinued operations	290	(524)
Net loss	(1,931)	(6,489)
Accretion of preferred stock	(125)	(152)
Net loss attributable to common stockholders	$ (2,056)	$ (6,641)
	Years Ended March 31,
	2006	2005

Net (loss) income attributable to common stockholders per share – basic and diluted:
Loss from continuing operations	$ (0.13)	$ (0.74)
Discontinued operations	0.02	(0.06)
Net loss	$ (0.11)	$ (0.80)
Weighted average common shares outstanding	18,814	8,256

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Consolidated Balance Sheet Data (In thousands)	March 31, 2006

Cash and cash equivalents	$ 8,399
Current assets	19,209
Property and equipment, net	1,511
Intangible and other assets, net	4,219
Goodwill	28,666
Restricted cash, non-current	618
Total assets	54,223
Current liabilities	17,188
Long-term liabilities	8,328
Total stockholders’ equity	28,707

Selected Summary Historical Financial Data of Patient Infosystems, Inc. prior to the Merger

The following table sets forth summary historical financial data for Patient Infosystems, Inc. prior to the Merger. The consolidated statements of operations data for the fiscal years ended December 31, 2005 and December 31, 2004 have been derived from our audited financial statements, which are included in our Annual Report on Form 10-KSB for the year ended December 31, 2005. This financial data includes financial data related to ACS, a subsidiary that we spun off in a transaction which took the form of a dividend to our stockholders and which was effective on December 16, 2005.

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PATIENT INFOSYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS DATA
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

REVENUES	$ 11,056,526	$ 9,699,325

COSTS AND EXPENSES:
Cost of revenue	8,213,711	6,688,533
Sales and marketing	1,484,984	1,078,354
General and administrative	2,301,836	1,602,134
Research and development	145,396	130,443

Total costs and expenses	12,145,927	9,499,464

OPERATING (LOSS) INCOME	(1,089,401)	199,861

Gain on investment	63,249	—
Debt financing costs	(1,689,244)	(812,630)
Interest expense	(270,421)	(126,828)
Other income	29,025	4,527

NET LOSS FROM CONTINUING OPERATIONS	(2,956,792)	(735,070)

LOSS FROM DISCONTINUED OPERATIONS OF ACS
(includes $290,641 of expenses related to the distribution)	(2,419,522)	(2,831,238)

NET LOSS	(5,376,314)	(3,566,308)

CONVERTIBLE PREFERRED STOCK DIVIDENDS	(722,303)	(904,918)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ (6,098,617)	$ (4,471,226)

NET LOSS PER SHARE - BASIC AND DILUTED FROM CONTINUING OPERATIONS	$ (0.33)	$ (0.21)

NET LOSS PER SHARE - BASIC AND DILUTED FROM DISCONTINUED OPERATIONS	$ (0.22)	$ (0.36)

NET LOSS PER SHARE - BASIC AND DILUTED	$ (0.55)	$ (0.57)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	11,140,638	7,815,063

Consolidated Balance Sheet Data:	December 31, 2005
Cash and cash equivalents	$ 4,440,329
Current assets	7,430,438
Property and equipment, net	540,827
Intangible assets (including goodwill)	7,231,518
Total assets	15,202,783
Current liabilities	1,872,859
Total stockholders’ equity	13,329,924

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Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data

The following selected unaudited pro forma condensed combined statement of operations data was prepared using the purchase method of accounting. For accounting purposes, CCS Consolidated is considered to have acquired Patient Infosystems in the Merger. The CCS Consolidated and Patient Infosystems unaudited pro forma condensed combined statement of operations data for the year ended March 31, 2006 assume that the merger of CCS Consolidated and Patient Infosystems was consummated on April 1, 2005.

The selected unaudited pro forma condensed combined statement of operations data is presented for illustrative purposes only and is not necessarily indicative of the combined results of operations of future periods or the results that actually would have been realized had the entities been a single entity during this period. The selected unaudited pro forma condensed combined statement of operations data for the year ended March 31, 2006 is derived from the unaudited pro forma condensed combined statement of operations at page F-57 of this prospectus and should be read in conjunction with that statement and the related notes. See “Unaudited Pro Forma Condensed Combined Statement of Operations.”

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data (Dollars in thousands, except per share data)	Year Ended March 31,
2006

Total revenues	$ 63,098
Cost of services – direct service costs	53,231
Gross profit	9,867

Total operating costs and expenses	12,363
Other expenses	1,128

Net loss from continuing operations	$ (3,624)

Basic and fully-diluted net loss per common share	$ (0.05)
Weighted average number of shares outstanding	67,538,976

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RISK FACTORS

You should carefully consider the following factors, in addition to the other information contained in this prospectus, in connection with an investment in our common stock. An investment in our common stock is speculative in nature and involves a high degree of risk. No investment in our common stock should be made by any person who is not in a position to lose the entire amount of such investment.

Risks related to Our Business

We have a history of operating losses, and such losses may continue in the future due to continued limited patient enrollment.

We have incurred losses in the last several fiscal years. We reported net losses attributable to common stockholders of $2.1 million and $6.6 million for the years ended March 31, 2006 and 2005, respectively. Our ability to operate profitably is dependent upon our ability to develop and market our products in an economically successful manner. To date, we have been unable to do so. No assurances can be given that we will be able to ever operate profitably in the future.

Our prospects must be considered in light of the numerous risks, expenses, delays and difficulties frequently encountered in an industry characterized by intense competition, as well as the risks inherent in the development of new programs and the commercialization of new services particularly given our failure to date to operate profitably.

We will require significant working capital to continue to operate our business.

We currently believe that our resources will be sufficient to operate our business for at least the next twelve months. As with any forward-looking projection, and because the merger of Patient Infosystems with CCS Consolidated involves numerous issues relating to the logistics of merging two previously separate operating businesses, no assurances can be given that our working capital will be adequate to meet our needs or that we will be able to raise either the required working capital through the sale of our securities or by borrowing any additional amounts needed. Sales of securities or additional borrowings may place a significant strain upon the market price of our common stock. If we are unable to identify additional sources of capital, we would likely be forced to curtail our operations. Moreover, if we raise additional financing through the sale of our equity securities, any stock that we issue may be dilutive to our existing stockholders and result in material adverse changes to earnings per share. In addition, any debt financing we incur may impose significant financial and/or operating restrictions on us. As a result, the value of outstanding shares of our common stock could decline.

If we do not manage our growth successfully, our growth may slow, decline or stop, and we may never become profitable.

If we do not manage our growth successfully, our growth may slow or stop, and we may never become profitable. We have expanded our operations rapidly and plan to continue to expand, particularly in connection with the merger of Patient Infosystems with CCS Consolidated. This expansion has created significant demands on our administrative, operational and financial personnel and other resources. Additional expansion in existing or new markets could strain resources and increase the need for capital. Our personnel, systems, procedures, controls and existing space may not be adequate to support further expansion. In addition, because our business strategy emphasizes growth, the failure to achieve our stated growth objectives or the growth expectations of investors could cause our stock price to decline.

Our products and services may not be accepted in the marketplace.

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In connection with the commercialization of our health information system, we are marketing services designed to link patients, health care providers and payors in order to provide specialized disease management services for targeted chronic diseases. However, at this time, services of this type have not gained general acceptance from our customers. This is still perceived to be a new business concept in an industry characterized by an increasing number of market entrants who have introduced or are developing an array of new services. As is typical in the case of a new business concept, demand and market acceptance for newly introduced services are subject to a high level of uncertainty, and there can be no assurance as to the ultimate level of market acceptance for our system, especially in the health care industry, in which the containment of costs is emphasized. Because of the subjective nature of patient compliance, we may be unable, for an extensive period of time, to develop a significant amount of data to demonstrate to potential customers the effectiveness of our services. Even after such time, no assurances can be given that our data and results will be convincing or determinative as to the success of our system. There can be no assurance that increased marketing efforts and the effective implementation of our strategies will result in market acceptance for our services or that a market for our services will develop or not be limited.

Our agreements with our customers may be terminated by our customers on relatively short notice.

Our current services agreements with our customers generally automatically renew but may be terminated by those customers without cause upon notice of between 30 and 90 days. In general, customer contracts may include significant performance criteria and implementation schedules for us. Failure to satisfy such criteria or meet such schedules could also result in termination of the agreements.

The success of our programs is highly dependent on the accuracy of information provided by patients.

Our ability to monitor and modify patient behavior and to provide information to health care providers and payors, and consequently the success of our disease and care management systems, is dependent upon the accuracy of information received from patients. We have not taken and do not expect to take, specific measures to determine the accuracy of information provided to us by patients regarding their medical histories. No assurance can be given that the information our patients provide us will be accurate. To the extent that patients have chosen not to comply with prescribed treatments, such patients might provide inaccurate information to avoid detection. Because of the subjective nature of medical treatment, it will be difficult for us to validate or confirm any such information. In the event that patients enrolled in our programs provide inaccurate information to a significant degree, we would be materially and adversely affected. Furthermore, there can be no assurance that our patient interventions will be successful in modifying patient behavior, improving patient health or reducing costs in any given case. Many potential customers may seek data from us with respect to the results of its programs prior to retaining us to develop new disease management or other health information programs. Our ability to market our system to new customers may be limited if we are unable to demonstrate successful results for our programs.

Our operating results have fluctuated in the past and could fluctuate in the future.

Our operating results have varied in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. These factors include:

•	volume and timing of sales;

•	rates at which customers implement disease and care management and other health information programs within their patient populations;

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•	impacts of substantial divestitures and acquisitions;

•	loss or addition of customers and referral sources;

•	seasonal fluctuations in healthcare utilization;

•	investments required to support growth and expansion;

•	changes in the mix of products and customers;

•	changes in healthcare reimbursement policies and amounts;

•	increases in direct sales costs and operating expenses;

•	increases in selling, general and administrative expenses;

•	increased or more effective competition; and

•	regulatory changes.

Any of the above could have a material adverse impact on our business, prospects, results of operations or financial condition.

Our business is dependent on data processing and transmission capabilities.

Our business is dependent upon its ability to store, retrieve, process and manage data and to maintain and upgrade our data processing capabilities. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors, other computer problems or interruptions of telephone service could have a material adverse effect on our business.

Any inability to adequately protect our intellectual property could harm our competitive position.

We consider our methodologies, processes and know how to be proprietary. We seek to protect our proprietary information through confidentiality agreements with our employees. Our policy is to have employees enter into confidentiality agreements that contain provisions prohibiting the disclosure of confidential information to anyone outside of our company. In addition, the policy requires employees to acknowledge, and, if requested, assist in confirming our ownership of any new ideas, developments, discoveries or inventions conceived during employment, and requires assignment to us of proprietary rights to such matters that are related to our business. There can be no assurance that the steps we take to protect our intellectual property will be successful. If we do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate our competitive advantage.

Acquisitions may cause integration problems, disrupt our business and strain our resources.

In the past, we have made business acquisitions, including the recent merger between CCS Consolidated and Patient Infosystems. In addition, we may make additional acquisitions in the future. Our success will depend, to a certain extent, on the future performance of these acquired business entities. These acquisitions, either individually or as a whole, could divert management attention from other business concerns and expose us to unforeseen liabilities or risks associated with entering new markets and integrating those new entities. Further, the integration of these entities may cause us to lose key

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employees or key customers. Integrating newly acquired organizations and technologies could be expensive and time consuming and may strain resources. Consequently, we may not be successful in integrating these acquired businesses or technologies and may not achieve anticipated revenue and cost benefits.

If our actual financial results vary from any publicly disclosed forecasts, our stock price could decline materially.

Our actual financial results might vary from those that we anticipate, and these variations could be material. Publicly disclosed forecasts reflect numerous assumptions concerning expected performance, as well as other factors, which are beyond our control, and which might not turn out to have been correct. Although we believe that the assumptions underlying the projections are reasonable, actual results could be materially different, and to the extent actual results are materially different, our stock price could be materially adversely impacted.

We will be required to incur significant monetary penalties as a result of delays in registering the resale of shares in this prospectus.

During the months of October and December 2005, we issued an aggregate of 3,588,562 shares of our common stock in a private placement, which we refer to in this prospectus as the PIPE, at an average price of $3.49 per share for gross proceeds of approximately $12.5 million. After paying related commissions and other offering costs, the net proceeds of the PIPE were approximately $10.8 million. We used $6.0 million of the net proceeds to retire our debt obligations under a credit facility in full. Pursuant to the terms of the PIPE, we were obligated to register the resale of the shares sold in the PIPE on behalf of the investors on or before February 28, 2006. Since the effectiveness of the registration statement of which this prospectus is a part has been delayed, we are obligated to pay a financial penalty equal to 1% of the gross proceeds (approximately $120,000) per month for the period beginning March 1, 2006 and continuing through the effective date of the registration statement. This obligation could have a material adverse impact on our financial condition and liquidity position.

The sale of shares of our common stock during October 2005 may be treated as the offer and sale of ACS common stock using a non-conforming prospectus under the Securities Act for which there may be potential liability.

As part of the PIPE described in the immediately preceding risk factor, in October 2005, we sold, in a private placement to accredited investors, 3,411,512 shares of our common stock from which we received gross proceeds of approximately $12.0 million. The purchasers of the PIPE shares received shares of common stock of ACS as a result of the spin-off of ACS described elsewhere in this prospectus. To the extent that the investors in the private placement received shares of common stock of ACS in the spin-off, it may be asserted that shares of ACS common stock were offered and sold as part of the PIPE. Because the registration statement relating to the spin-off had been filed with the SEC prior to the date of the PIPE, it could therefore also be asserted that the PIPE might have been conducted using a non-conforming prospectus under the Securities Act. As a result, investors in the PIPE could assert a claim against us with respect to the sale of the ACS shares. We cannot determine whether any such claim would be valid or whether or not, or to what extent, damages could in fact be successfully asserted. There can be no assurance that we would have sufficient resources to satisfy any successful claim or that, even if it did, the damages and associated costs would not have a material adverse effect on our financial condition.

We depend on payments from customers, and cost reduction pressure on these entities may adversely affect our business and results of operations.

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The healthcare industry in which we operate currently faces significant cost reduction pressures as a result of constrained revenues from governmental and private revenue sources and increasing underlying medical care costs. We believe that these pressures will continue and possibly intensify.

Our services are geared specifically to assist our customers in controlling the high costs associated with the treatment of chronic diseases; however, the pressures to reduce costs in the short term may negatively affect our ability to sign and/or retain contracts. In addition, this focus on cost reduction may cause our customers to focus on contract restructurings that reduce the fees for our services rendered. These financial pressures could have a negative impact on our operations.

We have a limited number of customers, a few of which have accounted for a substantial portion of our business.

During the years ended March 31, 2006 and 2005, 89% and 96%, respectively, of CareGuide’s revenues were concentrated in two customers, Health Net, Inc. and Aetna Health Plans. The contract between CareGuide and Health Net has been terminated, and our services to Health Net generally ceased as of April 30, 2006. While we believe that the Health Net contract was not a profitable contract to us and that the termination of the Health Net contract will not adversely impact our profitability, if we are not able to execute contracts with new customers to replace Health Net, our revenues will be adversely affected. In addition, there is no guarantee that Aetna will continue to purchase our services at prior levels. If we do not generate as much revenue from our major customers as is currently expected, or if we lose Aetna as a customer, our results of operations would be materially adversely impacted.

Our contract with Health Net has been terminated, which will result in a material reduction in revenues.

Prior to May 1, 2005, our contract with Health Net, Inc. provided for our acceptance of risk in the states of Connecticut, New York and New Jersey. Effective May 1, 2005, the contract related to the business in the State of Connecticut was converted from a risk basis to an administrative services only, or ASO, basis, necessitated by a change in insurance regulations. The conversion of this contract resulted in a decrease in revenue by approximately $2 million per month. Subsequently, on February 14, 2006, we signed a transition agreement with Health Net that was effective as of January 1, 2006 and resulted in the reduction of our services to Health Net through April 30, 2006, after which time the contract was terminated. As part of the transition, the risk contracts for the states of New York and New Jersey were also converted to ASO contracts effective as of January 1, 2006. During the fiscal years ended March 31, 2006 and 2005, our contracts with Health Net represented approximately 28% and 68%, respectively, of our total revenues.

As the Health Net contracts were not profitable to us, we do not believe that our net income will be adversely impacted by their termination, even though our revenues will be significantly reduced as a result of the Health Net transition. However, there can be no guarantee that the termination of the Health Net contracts will not have a material adverse impact on our results of operations.

Reconciliations under our contract with Aetna could result in additional cash to be paid by us or result in less cash to be paid to us by Aetna than originally estimated.

Our contracts with Aetna Health Plans contain provisions whereby Aetna pays a portion of the claims and we pay the remainder, even though we recognize all of the revenue and all of the claims expense. We record a net receivable each month equal to the net of the portion of the revenues and the estimated claims to be paid by Aetna. Reconciliations are to be performed for each contract quarter

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within eight months after the end of each contract quarter, but these reconciliations are still incomplete to date. During December 2005, we received a reconciliation regarding one of the two contracts for the year ending December 31, 2004, which estimated that we owe approximately $350,000 for this period. While no assurances can be given, we believe that the current calculation may be overstated in certain respects, and the reconciliation has not been finalized. Additionally, the reconciliations for 2005 have not yet been completed as of the date of this prospectus. In the event any reconciliation results in a determination that the sum of actual paid claims by Aetna plus our margin exceeds the amount of revenue retained by Aetna, we would be required to pay additional cash to Aetna. Such a result could have an adverse impact on our financial position, results of operations, and cash flows.

A majority of our revenues come from risk contracts. The claims on these risk contracts are paid over time, and the actual claims made may exceed the estimated claim liabilities.

As of March 31, 2006, we had approximately $8.3 million of claim reserve liabilities. To fund these claim liabilities and other liabilities, we had operating and restricted cash of approximately $13.3 million and accounts receivable of approximately $3.9 million at such date. These claim liabilities will be paid out over several months, and the actual claims made may exceed the estimated claim reserve liabilities. If this were to occur, we would need additional cash and would incur charges to earnings that could have a material adverse impact on our results of operations. Additionally, there may be shortfalls in cash from time to time as the timing of the claim payments may be in contrast with the collections of the accounts receivable. If this were to occur, we would be required to locate additional sources of working capital, and there can be no assurance that it would be able to do so on favorable terms or at all.

Our inability to perform well under our contracts could have a material adverse effect on our business and results of operations.

Our growth strategy focuses on developing health and care support programs to address chronic diseases and medical conditions as well as the overall health of all enrollees of a health plan. While we have considerable experience in health and care support programs with a broad range of medical conditions, any new or modified programs will involve inherent risks of execution. If we do not perform well under our contracts, or if one or more of our customers perceive that we do not perform adequately, our business reputation and results of operations could be materially adversely impacted.

An unfavorable outcome related to our dispute with Oxford Health Plans may result in additional liabilities and could result in additional reductions in cash.

We are currently disputing amounts owed under our contract with Oxford Health Plans, which we refer to in this prospectus as Oxford. Oxford has drawn on a $500,000 letter of credit that was placed under the contract and is claiming that we owe Oxford an additional $1 million in addition to replenishing the letter of credit. We believe that Oxford owes us approximately $180,000. We received a letter from Oxford dated October 25, 2005 indicating that Oxford has submitted the matter to the American Health Lawyers Association for binding arbitration, seeking to compel us to replenish the letter of credit in the amount of approximately $1.5 million and to pay Oxford an additional approximately $1.0 million. We have filed counterclaims against Oxford for amounts that we contend are owed by Oxford under the agreement. An arbitration hearing began in June 2006 and was completed in July 2006. Final briefs are due from the parties in early August 2006, after which a decision by the arbitration panel is expected. We are vigorously defending against Oxford’s claims, although there can be no assurance that we will be able to resolve this matter favorably. Management’s best estimate of the liability to settle this dispute was recorded as a liability as of March 31, 2006.

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The profitability of certain of our contracts is dependent upon the type and number of cases that we process.

We have entered into a service agreement with a health plan under which we assist the plan with complex care management services for its customers in exchange for a fee. The profitability of the contract is dependent upon the number of cases that meet certain criteria for referral to us and agree to receive the service. Although the contract currently generates a sufficient volume of cases to make the contract profitable, if the contract fails to continue to do so in the future, the fixed costs incurred to service this contract could exceed the revenue generated from the caseload. There can be no assurance that this contract will continue to generate the required level of revenue to make the contract profitable and, if it fails to do so, this could have a material adverse impact on our results of operations and financial condition.

Our revenues are subject to seasonal pressure from the disenrollment processes of our contracted health plans.

Employers typically make decisions on which health insurance carriers they will offer to their employees and also may allow employees to switch between health plans on an annual basis. These annual membership disenrollment and re-enrollment processes of employers (whose employees are the health plan members) from health plans can result in a seasonal reduction in actual lives under management in January, during our fourth fiscal quarter.

Historically, a majority of employers and employees make these decisions effective December 31 of each year. An employer’s change in health plans or employees’ changes in health plan elections may cause a decrease in actual lives under management for existing contracts as of January 1. Although these decisions may also cause a gain in enrollees as new employers sign on with customers, the identification of new members eligible to participate in our programs, in some products, is based on the submission of healthcare claims, which lags enrollment by an indeterminate period.

Another seasonal impact on actual lives could occur if a health plan decided to withdraw coverage altogether for a specific line of business, such as Medicare, or in a specific geographic area, thereby automatically disenrolling previously covered members. Historically, we have experienced minimal covered life disenrollment from such a decision.

Risks Related to the Merger Between CCS Consolidated and Patient Infosystems

There can be no assurance that the merger will result in any significant customer interest in the integrated service offering of the combined companies.

Historically, we have operated in the segment of the managed care business known as the population management business, where it most fundamentally is addressing its customers’ desire to help educate their patient populations on illness prevention and post-illness reoccurrence measures. There can be no assurance that the cross-marketing of Patient Infosystems’ services to CCS Consolidated’s customers (and vice versa) will materialize in any material way, in which case one of the underlying rationales for the merger will fail and the outlook for the combined business would be materially adversely impacted.

We may not realize anticipated benefits from the merger.

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The integration of CareGuide will be complex, time-consuming and expensive, and may disrupt our business. We currently need to overcome significant challenges in order to realize any benefits or synergies from the merger. These challenges include the timely, efficient, and successful execution of a number of events, including the following:

•	integrating the operations and technologies of the two companies;

•	retaining and assimilating the key personnel of each company;

•	retaining existing customers of both companies and attracting additional customers;

•	retaining strategic partners of each company and attracting new strategic partners; and

•	creating uniform standards, controls, procedures, policies, and information systems.

The execution of these events will involve considerable risks and may not be successful. These risks include the following:

•	the potential disruption of ongoing business and distraction of the management of the combined company;

•	the potential strain on financial and managerial controls and reporting systems and procedures of the combined company;

•	unanticipated expenses and potential delays related to integration of the operations, technology, and other resources of the two companies;

•	the impairment of relationships with employees, suppliers, and customers as a result of any integration of new management personnel;

•	greater than anticipated costs and expenses related to the merger or the integration of the respective businesses of Patient Infosystems and CCS Consolidated; and

•	potential unknown liabilities associated with the merger and the combined operations.

CareGuide may not succeed in addressing these risks or any other problems encountered in connection with the merger. The inability to successfully integrate the operations, technology, and personnel of Patient Infosystems and CCS Consolidated, or any significant delay in achieving integration, could have a material adverse effect on our business, prospects, financial condition and results of operations, and, as a result, on the market price of our common stock.

As a result of the merger, we are a substantially larger and broader organization, and if management is unable to sufficiently manage the combined company, operating results will suffer.

As a result of the merger, we have significantly more employees, a broader service offering, and customers in more channels than we did prior to the merger. We face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits, and compliance programs. The inability to manage successfully the substantially larger and diverse organization, or any significant delay in achieving successful management, could have a material adverse effect on us and, as a result, on the market price of our common stock.

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The merger could cause us to lose key personnel, which could materially affect the combined company’s business and require the combined company to incur substantial costs to recruit replacements for lost personnel.

As a result of the merger, current and prospective employees of both companies could experience uncertainty about their future roles within the combined company. This uncertainty may adversely affect our ability to attract and retain key management, sales, marketing, and technical personnel. Any failure to retain and attract key personnel could have a material adverse effect on our business.

Risks Related to the Healthcare Industry

We are subject to extensive changes in the healthcare industry.

The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. Several lawmakers have announced that they intend to propose programs to reform the U.S. healthcare system. These programs may contain proposals to increase governmental involvement in health care, lower reimbursement rates and otherwise change the operating environment us and our targeted customers. Healthcare industry participants may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring certain expenditures, including those for our programs. We cannot predict what impact, if any, such changes in the healthcare industry might have on our business, financial condition and results of operations. In addition, many healthcare providers are consolidating to create larger healthcare delivery enterprises with greater regional market power. As a result, the remaining enterprises could have greater bargaining power, which may lead to price erosion of our programs. Our failure to maintain adequate price levels could have a material adverse effect on our business.

In recent years, the healthcare industry has undergone significant change driven by various efforts to reduce costs, including potential national healthcare reform, trends toward managed care, cuts in Medicare reimbursements, and horizontal and vertical consolidation within the healthcare industry. Our inability to react effectively to these and other changes in the healthcare industry could adversely affect our operating results. We cannot predict whether any healthcare reform efforts will be enacted and what effect any such reforms may have on us or our customers. Our inability to react effectively to changes in the healthcare industry could result in a material adverse effect on our business.

Our business is subject to extensive government regulation.

The healthcare industry, including our current business, is subject to extensive regulation by both the Federal and state governments. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide healthcare services. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and may be affected by other state and Federal statutes. Generally, state laws prohibit the practice of medicine and nursing without a license. Many states interpret the practice of nursing to include health teaching, health counseling, the provision of care supportive to, or restorative of, life and well being and the execution of medical regimens prescribed by a physician. Accordingly, to the extent that we assist providers in improving patient compliance by publishing educational materials or providing behavior modification training to patients, such activities could be deemed by a state to be the practice of medicine or nursing. Although we have not conducted a survey of the applicable law in all 50 states, we believe that we are not engaged in the practice of medicine or nursing. There can be no assurance, however, that our operations will not be challenged as constituting the unlicensed practice of medicine or nursing. If such a challenge were made successfully in any state,

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we could be subject to civil and criminal penalties under such state’s law and could be required to restructure its contractual arrangements in that state. Such results, or the inability to successfully restructure our contractual arrangements, could have a material adverse effect on our operations.

We and our customers may also be subject to Federal and state laws and regulations that govern financial and other arrangements among healthcare providers. These laws prohibit certain fee splitting arrangements among healthcare providers, as well as direct and indirect payments, referrals or other financial arrangements that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Possible sanctions for violation of these restrictions include civil and criminal penalties. Criminal penalties range from misdemeanors, which carry fines of not more than $10,000 or imprisonment for not more than one year, or both, to felonies, which carry fines of not more than $25,000 or imprisonment for not more than five years, or both. Further, criminal violations may result in permanent mandatory exclusions and additional permissive exclusions from participation in Medicare and Medicaid programs.

Regulation in the healthcare field is constantly evolving. We are unable to predict what government regulations, if any, affecting our business may be promulgated in the future. Our business could be materially adversely affected by the failure to obtain required licenses and governmental approvals, comply with applicable regulations or comply with existing or future laws, rules or regulations or their interpretations.

Compliance with new federal and state legislative and regulatory initiatives could adversely affect our results of operations or may require us to spend substantial amounts acquiring and implementing new information systems or modifying existing systems.

We and our customers are subject to considerable state and federal government regulation. Many of these regulations are vaguely written and subject to differing interpretations that may, in certain cases, result in unintended consequences that could impact our ability to effectively deliver services. The current focus on regulatory and legislative efforts to protect the confidentiality and security of individually-identifiable health information, as evidenced by the Health Insurance Portability and Accountability Act of 1996, or HIPAA, is one such example.

We believe that federal regulations governing the confidentiality of individually-identifiable health information permit us to obtain individually-identifiable health information for health and care support purposes from a health plan customer; however, state legislation or regulation could preempt federal legislation if it is more restrictive. Federal regulations governing the security of electronic individually-identifiable health information became mandatory for customers in April 2005. We are contractually required to comply with certain aspects of these confidentiality and security regulations.

Although we continually monitor the extent to which specific state legislation or regulations may govern our operations, new federal or state legislation or regulation in this area that restricts our ability to obtain individually-identifiable health information would have a material negative impact on our operations.

Our subsidiaries are subject to government regulation, and the failure to comply with such regulation could adversely affect our results of operations.

Certain of our subsidiaries are licensed to take risk in certain states. These subsidiaries must meet certain minimum capital and surplus tests as well as file quarterly and annual filings with regulatory and state authorities. If one of these subsidiaries does not remain in compliance with the statutory requirements, it is possible that the regulating authorities could impose greater restrictions on the

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subsidiary, including requiring additional cash deposits, additional reporting requirements and the potential revocation of licenses, each of which could have a materially adverse impact on our results of operations, liquidity and financial condition.

Government regulators may interpret current regulations governing our operations in a manner that negatively impacts our ability to provide services.

Broadly written Medicare fraud and abuse laws and regulations that are subject to varying interpretations may expose us to potential civil and criminal litigation regarding the structure of current and past contracts entered into with our customers. We believe that our operations have not violated and do not violate the provisions of the fraud and abuse statutes and regulations; however, private individuals acting on behalf of the United States government, or government enforcement agencies themselves, could pursue a claim against us under a new or differing interpretation of these statutes and regulations.

Our participation in federal programs may result in our being subject directly to various federal laws and regulations, including provisions related to fraud and abuse, false claims and billing and reimbursement for services, and the False Claims Act. Violations of the False Claims Act are punishable by treble damages and penalties of up to $11,000 per false claim. Actions may be brought under the False Claims Act by the government as well as by private individuals, known as “whistleblowers,” who are permitted to share in any settlement or judgment. Also, federal law contains various prohibitions related to false statements and false claims, some of which apply to private payors as well as federal programs.

We face competition for staffing, which may increase our labor costs and reduce profitability.

We compete with other healthcare and services providers in recruiting qualified management and staff personnel for the day-to-day operations of our business, including nurses and other healthcare professionals. In some markets, the scarcity of nurses and other medical support personnel has become a significant operating issue to healthcare businesses. This shortage may require us to enhance wages and benefits to recruit and retain qualified nurses and other healthcare professionals. A failure to recruit and retain qualified management, nurses and other healthcare professionals, or to control labor costs, could have a material adverse effect on our profitability.

We may face costly litigation that could force us to pay damages and harm our reputation.

Like other participants in the healthcare market, we are subject to lawsuits alleging negligence, product liability or other similar legal theories, many of which involve large claims and significant defense costs. Any of these claims, whether with or without merit, could result in costly litigation, and divert the time, attention, and resources of management. Although we currently maintain liability insurance intended to cover such claims, there can be no assurance that the coverage limits of such insurance policies will be adequate or that all such claims will be covered by the insurance. In addition, these insurance policies must be renewed annually. Although we have been able to obtain liability insurance, such insurance may not be available in the future on acceptable terms, or at all. A successful claim in excess of the insurance coverage could have a material adverse effect on our results of operations or financial condition.

We could share in potential liability resulting from adverse medical consequences of patients.

We provide information to healthcare providers and managed care organizations upon which determinations affecting medical care are made. As a result, we could share in potential liabilities for resulting adverse medical consequences to patients. In addition, we could have potential legal liability in the event we fail to correctly record or disseminate patient information. We maintain an errors and

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omissions insurance policy with coverage of $5 million in the aggregate and per occurrence. Although we do not believe that we will directly engage in the practice of medicine or direct delivery of medical services and have not been a party to any such litigation, we maintain a professional liability policy with coverage of $5 million in the aggregate and per occurrence. There can be no assurance that our procedures for limiting liability have been or will be effective, that we will not be subject to litigation that may adversely affect our results of operations, that appropriate insurance will be available to us in the future at acceptable cost or at all, or that any insurance we maintain will cover, as to scope or amount, any claims that may be made against us.

Risks Related to our Common Stock

The market price of our common stock may be highly volatile.

The market price of our common stock has been and will likely continue to be highly volatile. From the date trading of our common stock commenced until July 18, 2006, the range of our stock price has been between $114.00 and $0.48, after giving effect to a 1-for-12 reverse stock split which became effective on January 9, 2004. Factors including announcements of technological innovations by us or other companies, regulatory matters, new or existing products or procedures, concerns about our financial position, operating results, government regulation, or developments or disputes relating to agreements or proprietary rights may have a significant impact on the market price of our common stock. In addition, potential dilutive effects of future sales of shares of our common stock us, our stockholders, or the holders of warrants and options, could have an adverse effect on the price of our common stock.

Our principal stockholders and management own a significant percentage of our outstanding common stock and will be able to exercise significant influence over our operations.

Our executive officers, directors and holders of more than 5% of our outstanding common stock, together with their respective affiliates, currently own more than 75% of our voting stock, including shares subject to outstanding options and warrants. These stockholders are able to determine the composition of our board of directors, retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our operations. This concentration of ownership could have the effect of delaying or preventing a change in control of us, preventing or frustrating any attempt by our stockholders to replace or remove the current management, or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could limit the market value of our common stock.

A large number of shares of our common stock may be sold in the market, which could depress the market price.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could materially and adversely affect the market price of our common stock or our future ability to raise capital through an offering of our equity securities. As of July 18, 2006, we had an aggregate of 67,538,976 shares of common stock outstanding. If all options and warrants currently outstanding to purchase shares of common stock were to be exercised, there would be an aggregate of 70,475,879 shares of common stock outstanding. Of the 70,475,879 shares, up to 7,933,580 shares are freely tradable without restriction or further registration under the Securities Act, unless the shares are held by one of our “affiliates” as such term is defined in Rule 144 of the Securities Act. The remaining shares may be sold only pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act. The table below provides additional information on the number of shares that may be publicly sold and the dates that they become eligible for sale. The sale and distribution of these shares may cause a decline in the market price of our common stock.

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The number of shares that will become eligible for resale between the date of this prospectus and July 25, 2007 are as follows:

Date	Number of shares eligible for sale	Comment
Currently	7,933,580

Shares outstanding other than (i) the shares being sold pursuant to this prospectus, (ii) shares issued in connection with the merger with CCS Consolidated and (iii) shares held by:

- John Pappajohn;

- Derace Schaffer;

- Principal Life Insurance Company;

- Christine St. Andre;

- Kent Tapper;

- Psilos Group Partners, L.P., Psilos Group Partners II, L.P. and CCP/Psilos CCS, LLC (collectively, “Psilos”);

- Essex Woodlands Health Ventures Fund IV, L.P. and Essex Woodlands Health Ventures Fund V, L.P. (collectively “Essex Woodlands”);

- Hickory Venture Capital Corporation (“Hickory”);

- Radius Venture Partners I, L.P. (“Radius”);

- CCS Consolidated Holdings LLC (“CCS Holdings”); and

- SG Cowen Securities Corp. and its affiliates (collectively, “SG Cowen”); and

issuable upon immediately exercisable options and warrants other than options and warrants held by directors and executive officers and warrants issued as part of the 2005 PIPE financing, the shares underlying which are being registered on the registration statement of which this prospectus is a part.

Upon the effective date of the registration statement of which this prospectus is a part	3,895,598	Shares sold in Patient Infosystems’ PIPE offerings during October 2005 and December 2005 and shares issuable upon exercise of warrants issued in connection with such transaction.
January 25, 2007	2,142,962	Shares issued in the merger, except for shares issued to: Psilos, Essex Woodlands, Hickory, Radius, CCS Holdings, and SG Cowen.

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July 25, 2007	52,750,005

Shares (i) issued in the merger (excluding shares deposited into escrow in the merger) to Psilos, Essex Woodlands, Hickory, Radius, CCS Holdings and SG Cowen; and (ii) held by John Pappajohn, Derace Schaffer, Principal Life Insurance Company, Roger Chaufournier, Christine St. Andre and Kent Tapper (including shares underlying exercisable options and warrants).

These shares will remain subject to volume limitations of Rule 144 for the following 12 month period.

Various dates	3,753,734

Shares: (i) underlying options and warrants (other than those listed above) that are immediately exercisable and that vest and become exercisable and transferable, subject to the terms thereof, at various times in the future (including options currently held by Chris Paterson, Glen Spence and Ileana Welte and warrants held by former directors); and (ii) shares deposited into escrow at the closing of the merger which, when released to former CCS Consolidated stockholders, will become transferable on January 25, 2007 or July 25, 2007, depending on which stockholders such shares are released to.

The sale and distribution of these shares, or the perception that such sales or distributions might occur, may cause a decline in the market price of our common stock.

Our common stock qualifies as a “penny stock” under SEC rules which may make it more difficult for stockholders to resell their shares of common stock.

Our common stock trades on the OTC Bulletin Board. As a result, the holders of our common stock may find it more difficult to obtain accurate quotations concerning the market value of the stock. Stockholders also may experience greater difficulties in attempting to sell the stock than if it were listed on a stock exchange or quoted on the NASDAQ Global Market or the NASDAQ Capital Market. Because our common stock does not trade on a stock exchange or on the NASDAQ Global Market or the NASDAQ Capital Market, and the market price of the common stock is less than $5.00 per share, the common stock qualifies as a “penny stock.” SEC Rule 15g-9 under the Securities Exchange Act of 1934 imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an “established customer” or an “accredited investor.” This includes the requirement that a broker-dealer must make a determination on the appropriateness of investments in penny stocks for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our common stock could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of the common stock to resell the stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus that are not historical facts, including information about management’s view of our future expectations, plans and prospects, the benefits provided by the combination of our services offered as a result of the merger with CCS Consolidated, the prospects for

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success of the merger and the combination of the two companies, such as expected synergies and expanded revenue opportunities, constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. When used in this prospectus, the words or phrases “will likely result,” “expects,” “plans,” “will continue,” “is anticipated,” “estimated,” “project,” or “outlook” or similar expressions are intended to identify forward-looking statements. Actual results may differ materially from historical results or those indicated or implied by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with our financial condition, the continued use of our services by our existing customers at current or increased levels, the market acceptance of or preference for our systems and services, significant concentration of our revenues with a limited number of customers, our ability to increase and diversify our business and revenue base, including the expansion of our Care Team Connect portfolio, our ability to sell our products, our ability to compete with competitors, the growth of the healthcare market and general economic factors in the healthcare industry, the impact of and changes in governmental regulations, the failure to achieve projected operating efficiencies and unfavorable variances in interest rates and financing terms, as well as other factors that are discussed in “Risk Factors” section of this prospectus. We have no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by the selling stockholders, although we would receive proceeds upon the exercise of any warrants. If all of the selling stockholders exercise all of their warrants for cash, we will receive approximately $460,554. Any proceeds we receive from the exercise of the warrants will be used for general corporate purposes, including working capital.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a) Market Information

Our common stock is traded on the Over-the-Counter Bulletin Board (the “OTC Bulletin Board”) under the symbol PATY. The following table sets forth, for the periods indicated, the range of high and low bid quotations for our common stock as quoted on the OTC Bulletin Board. The reported bid quotations reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

	High	Low
Fiscal Year Ending December 31, 2004
First Quarter	$6.00	$1.44
Second Quarter	$5.50	$2.00
Third Quarter	$3.60	$1.32
Fourth Quarter	$3.94	$1.66

Fiscal Year Ending December 31, 2005
First Quarter	$6.05	$2.92
Second Quarter	$5.90	$3.80
Third Quarter	$6.30	$4.16
Fourth Quarter	$4.50	$0.91 (1)

Fiscal Year Ending March 31, 2006 (2)
Fourth Quarter (3)	$1.53	$1.00

Fiscal Year Ending March 31, 2007
First Quarter	$1.50	$1.05
Second Quarter (through July 17, 2006)	$1.17	$1.08

(1) On December 16, 2005, the distribution of shares of ACS to our stockholders was completed. On December 16, 2005, our common stock closed at $3.94 per share, while on December 19, 2005 the closing price was $1.36 per share.

(2) Subsequent to December 31, 2005, we changed our fiscal year end to March 31.

(3) Prior to January 25, 2006, CCS Consolidated was a private company, and accordingly there was no market for its capital stock. On January 25, 2006, CCS Consolidated merged into a subsidiary of Patient Infosystems and itself became a wholly-owned subsidiary of Patient Infosystems.

(b) Holders

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The approximate number of record holders of our common stock as of July 18, 2006 is 300. The approximate number of beneficial owners is 900.

(c) Dividends

We have not declared cash dividends on our common stock.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis provides a review of our operating results for the years ended March 31, 2006 and 2005 and our financial condition at March 31, 2006. The focus of this discussion and analysis is on the underlying business reasons for significant changes and trends affecting our revenues, net losses, cash flows and financial condition. This discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and related notes thereto included in this prospectus. The discussion and analysis of operating results and cash flows for the fiscal year ended March 31, 2006 include the period from April 1, 2005 to January 24, 2006 for CCS Consolidated, Inc. only and include the period from the merger date of January 25, 2006 through March 31, 2006 for Patient Infosystems, Inc. and its subsidiaries, including CCS Consolidated. The discussion and analysis of our financial condition as of March 31, 2006 includes Patient Infosystems, Inc. and its consolidated subsidiaries. The discussion and analysis of the operating results, cash flows and financial condition as of and for the year ended March 31, 2005 includes CCS Consolidated, Inc. only. We and our subsidiaries collectively do business under the name “CareGuide”. Our board of directors has approved an amendment to our certificate of incorporation to change our name to “CareGuide, Inc.,” which amendment has not yet been approved by our stockholders.

Overview

On January 25, 2006, a subsidiary of Patient Infosystems, Inc. merged with CCS Consolidated (the “Merger”). At the closing of the Merger, we issued 43,224,352 shares of common stock to the former stockholders of CCS Consolidated. This represented approximately 64% of our issued and outstanding voting shares upon the closing of the Merger, and as a result there was a change of control of our company.

In addition, under a stockholders agreement entered into at the closing of the Merger, stockholders holding approximately 65% of the outstanding voting shares of our common stock after the consummation of the Merger have agreed to vote their shares in favor of the election of John Pappajohn, a director of our company prior to the Merger, Derace Schaffer, M.D., a director of our company prior to the Merger, and three individuals designated by holders of at least a majority of our common stock held by the former stockholders of CCS Consolidated who are parties to the stockholders agreement. The three new directors appointed after the Merger were Mark L. Pacala, Daniel C. Lubin and Albert S. Waxman. As provided by the stockholders agreement, two additional directors may be added to our board of directors, which individuals must be unanimously approved by the other five members of our board of directors. These additional directors have not yet been appointed.

Because the former CCS Consolidated securityholders held approximately 63% of our fully diluted shares of common stock immediately following the Merger, CCS Consolidated’s designees to our board of directors represent a majority of our directors and CCS Consolidated’s executive management represent a majority of the executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes, and the transaction has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. We have adopted March 31 as our fiscal year end, which was CCS Consolidated’s fiscal year end.

CareGuide is a national disease and healthcare management company that provides a full range of healthcare management services to health plans, work/life benefits companies, government entities, and self-funded employers to help them reduce health care costs while improving the quality of care for members. We believe that the steadily rising cost of healthcare for employers, increasing demands on Medicare and Medicaid funding that are outpacing resources, and an emerging interest in healthcare technology and disease management services by the federal government and large insurers creates a fertile environment for our business model.

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CareGuide brings to its partnerships with private and government payors a highly specialized infrastructure and multi-disciplinary clinical care management staff to reduce the overall costs of care through identifying individuals at risk for hospitalization and other high cost services, developing care management plans centered around self-management, and ensuring that the most appropriate services are utilized. Our approach to care management is holistic in nature, recognizing that factors other than physical maladies contribute to an individual’s well-being. By providing comprehensive medical and psychosocial care management services for the highest-risk, medically complex members, CareGuide enables customers to realize lower health care costs, while optimizing the quality of care and satisfaction of members.

One of our fundamental beliefs is that technology, combined with a personal touch, is an essential component of providing the most effective and efficient care management services. To that end, we are developing an integrated clinical information technology platform that we believes will lead to the next generation of care management services. Today, we utilize technology to predict members at risk for high utilization of medical services, to guide our disease management, care management, and nurse help line interventions, and to communicate with members via remote monitoring devices.

CareGuide strives to individualize and tailor every intervention to the specific needs of the individual. In doing so, our goal is to minimize unnecessary intrusiveness, maximize efficiency through the use of technology, and reserve the highest intensity care management services for those individuals who have or are about to have high medical needs and can benefit from our assistance. We recognize the need to use different channels to reach and help different members.

As a result of the Merger, we have entered into service agreements to develop, implement and operate programs for: (i) patients who have recently experienced certain cardiovascular events; (ii) patients who have been diagnosed with primary congestive heart failure; (iii) patients suffering from asthma; (iv) patients suffering from diabetes; (v) patients who are suffering from hypertension; (vi) demand management, which provides access to nurses; (vii) case and utilization management services provided by a third party; (viii) various survey initiatives which assess, among other things, satisfaction, compliance of providers or payors to national standards, health status or risk of specific health related events; and (ix) the performance of specific administrative and management functions on behalf of a customer. These contracts provide for fees paid by our customers based upon the number of patients participating in each of these programs, as well as initial program implementation and set-up fees from customers. In addition, we have a 24-hour, seven days a week nurse help line, and we also provide services to the public sector. Our customers include health plans, third party administrators, state agencies, unions, private companies and other customers.

We have two types of revenue. First, we accept risk on the providing of post-acute services and receive a Per Member Per Month fee that is categorized as capitation revenue. Alternatively, we provide services to health plans without accepting risk, and for these types of contracts, we may receive either an administration service fee or may provide these services on a fee-for-service basis. For risk contracts, the cost of services includes the cost of providing clinical care and the incurred claims.

While we have historically derived most of our income from risk-based contracts, we are diversifying our revenue sources by adding more administrative fee contracts. We will continue to offer risk-based and non-risk-based post acute care management products, but where possible they will be linked to our Continuous Care Management service which will allow us to follow the most complex patients over the long term after their return to their home environment.

Critical Accounting Policies and Estimates

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Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different estimates reasonably could have been used, or if changes in the estimate that are reasonably likely to occur could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of our consolidated financial statements.

Use of Estimates

In preparing the consolidated financial statements, we use estimates in determining the economic useful lives of our assets, provisions for doubtful accounts, claims liabilities, tax valuation allowances and various other recorded or disclosed amounts. Estimates require management to use its judgment. While we believe that our estimates for these matters are reasonable, if the actual amount is significantly different than the estimated amount, our assets, liabilities or results of operations may be overstated or understated.

Revenue Recognition

We recognize capitated revenue for contracts whereby we accept risk. Capitated revenue is recorded by multiplying a contractually negotiated revenue rate per health plan member per month (“PMPM”) by the number of health plan members covered by our services during the month. These PMPM rates are initially determined during contract negotiations with customers based on estimates of the costs of our services, including the cost of claims. Such rates are generally renegotiated at contract renewal. In certain contracts, the PMPM rates differ depending on the health plan’s lines of business, such as Medicare, commercial or Medicaid. The PMPM rates will also differ in certain cases depending on the type of service provider, such as a skilled nursing facility or a home health provider. Contracts with health plans generally range from one to two years with provisions for subsequent renewal.

We recognize administrative and fee revenue for a variety of contracts. On certain contracts, we receive a fee for providing our services without accepting risk for claims. Such contracts include those that pay a set fee each month. Other contracts include a PMPM fee which include a per day per member case rate based on the number of health plan members who receive our services during the month. Such fees are negotiated with the health plan or employer group based on estimated costs and anticipated level of services. We recognize fee-for-service revenue for certain services provided for our customers and expenses paid on behalf of our customers for which we are generally reimbursed on a cost-plus basis during the period in which the services are provided.

Some of our revenues are based on contractual arrangements which may be subject to retroactive adjustments as final settlements are determined. Such amounts are recorded on an estimated basis in the period the related services are rendered and are adjusted in future periods upon final settlement.

Intangibles and Other Assets

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Intangible and other assets consist primarily of websites, trademarks and customer relationships. Such intangible assets are amortized to expense over the estimated life of the asset. We have preliminarily valued the customer relationships and other intangible assets of Patient Infosystems at $2.5 million as of the merger date of January 25, 2006, which is included in the intangible and other assets on the accompanying consolidated balance sheet as of March 31, 2006, less two months of amortization. We have engaged an independent valuation firm to determine the valuation of the customer relationships as of the merger date, and we will adjust the carrying value of this asset accordingly. The offset to this adjustment would be goodwill.

Goodwill

Goodwill is associated with acquisitions and is not amortized. Goodwill is tested annually for impairment, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the impairment test indicates impairment, the goodwill will be written down to the estimated fair value.

Direct Service Costs and IBNR Claims Payable Liability

Direct service costs are comprised of the incurred claims paid to third-party providers for services for which we are at risk and our related expenses associated with providing our services. Network provider and facility charges for authorized services that have yet to be billed to us are estimated and accrued in our Incurred But Not Reported (“IBNR”) claims payable liability. Such accruals are based on historical experience, current enrollment statistics, patient census data, adjudication and authorization decisions and other information. The IBNR liability is adjusted as changes in these factors occur and such adjustments are reported in the period of determination. Although it is possible that actual results could vary materially from recorded claims in the near term, management believes that the recorded IBNR liability is adequate.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See the notes to our consolidated financial statements included in this prospectus, which contain additional accounting policies and other disclosures required by generally accepted accounting principles.

Results of Operations

The following financial table presents data regarding our results of operations, financial position and cash flows as of and for the years ended March 31, 2006 and 2005. Such data was derived from our financial statements. This information should be read in conjunction with our consolidated financial statements as of and for the years ended March 31, 2006 and 2005 and the related notes thereto. All dollar amounts are stated in thousands of dollars:

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	Year Ended March 31,
			Variance Favorable
	2006	2005	(Unfavorable)

Operating Results

Capitated Revenue
Health Net	$ 6,128	$ 38,990	$ (32,862)
Aetna	33,380	17,774	15,606
Total capitated revenue	$ 39,508	$ 56,764	$ (17,256)

Administrative and Fee Revenue
Health Net	$ 9,328	$ 6,012	$ 3,316
Aetna	36	1,038	(1,002)
PATY customers subsequent to the Merger	1,848	-	1,848
Other	3,974	2,423	1,551
Total administrative and fee revenue	$ 15,186	$ 9,473	$ 5,713

Total Revenue
Health Net	$ 15,456	$ 45,002	$ (29,546)
Aetna	33,416	18,812	14,604
PATY customers subsequent to the Merger	1,848	-	1,848
Other	3,974	2,423	1,551
Total revenue	$ 54,694	$ 66,237	$ (11,543)

Percentage of Revenue by Customer
Health Net	28.3%	67.9%	(39.6)%
Aetna	61.1%	28.4%	32.7%
PATY customers subsequent to the Merger	3.4%	-	3.4%
Other	7.2%	3.7%	3.5%
Total revenue	100.0%	100.0%

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	Year Ended March 31,
			Variance Favorable
	2006	2005	(Unfavorable)
Direct Service Costs
Incurred claims	$ 35,439	$ 53,561	$ 18,122
Direct clinical expenses	11,892	8,979	(2,913)
Total direct service costs	$ 47,331	$ 62,540	$ 15,209

Direct Service Costs as a Percentage of Revenue
Incurred claims as a percentage of total revenue	64.8%	80.9%	16.1%
Direct clinical expenses as a percentage of revenue	21.7%	13.5%	(8.2)%
Total direct service costs as a percentage of total revenue	86.5%	94.4%	7.9%

Gross profit	$ 7,363	$ 3,697	$ 3,666
Gross profit as a percentage of total revenue	13.5%	5.6%	7.9%

Selling, General & Administrative Expenses
Selling and administrative expenses	$ 6,538	$ 6,327	$ (211)
Severance and related charges	335	558	223
Legal expenses (Lawsuit with State of Florida)	-	949	949
Unoccupied lease space write off	-	498	498
Total selling, general and administrative expenses	$ 6,873	$ 8,332	$ 1,459

Total depreciation and amortization expense	$ 1,484	$ 1,356	$ (128)

Operating loss from continuing operations	$ (994)	$ (5,991)	$ 4,997

Other Income (Expense)
Interest income	$ 354	$ 187	$ 167
Interest expense:
Interest on Line of Credit	(566)	(157)	(409)
Interest on Notes Payable	(46)	(49)	3
Interest on Capital Lease Obligations	(22)	(46)	24
Amortization of Warrants	(884)	-	(884)
Total interest expense	(1,518)	(252)	(1,266)
Other income	7	-	7
Trading portfolio loss	(16)	-	(16)
Net other income (expense)	$ (1,173)	$ (65)	$ (1,108)

Loss from continuing operations before income taxes	$ (2,167)	$ (6,056)	$ 3,889
Income tax (expense) benefit	(54)	91	(145)
Loss from continuing operations	(2,221)	(5,965)	3,744
Income (loss) from discontinued operations	290	(524)	814
Net loss	$ (1,931)	$ (6,489)	$ 4,558
EBITDA (loss) from continuing operations (1)	$ 835	$ (4,448)	$ 5,283

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	March 31,
			Variance Favorable
	2006	2005	(Unfavorable)

Condensed Balance Sheet Data at End of Year

Total Assets
Cash and cash equivalents	$ 8,399	$ 1,432	$ 6,967
Restricted cash available for current liabilities	4,894	10,541	(5,647)
Securities available for sale	99	-	99
Securities held for trading	827	-	827
Accounts receivable, net	3,859	5,161	(1,302)
Other current assets	1,131	1,197	(66)
Total current assets	19,209	18,331	878
Goodwill	28,666	295	28,371
Long term assets	6,348	5,309	1,039
Total assets	$ 54,223	$ 23,935	$ 30,288
Liabilities and Stockholders’ Equity (Deficit)
Claims payable	$ 8,260	$ 15,032	$ (6,772)
Other current liabilities	8,928	6,504	2,194
Total current liabilities	17,188	21,536	(4,578)
Line of credit	8,000	6,150	1,850
Other long-term liabilities	328	632	(74)
Total liabilities	25,516	28,318	(2,802)
Stockholders’ equity (deficit)	28,707	(4,383)	33,090
Total liabilities and stockholders’ equity (deficit)	$ 54,223	$ 23,935	$ 30,288

Condensed Cash Flow Data
Cash (used in) provided by operating activities:
Cash received by customers	$ 35,425	$ 56,644	$ (21,219)
Direct proved costs and claims settlements paid	(19,979)	(41,329)	21,350
Salary and benefits paid	(12,400)	(9,702)	(2,698)
Other operating income (expense), net	(7,032)	(5,539)	(1,493)
Net cash (used in) provided by operating activities	(3,986)	74	(4,060)
Cash provided by (used in) investing activities:
Purchases of property and equipment	(280)	(517)	237
Restricted deposits, net	5,882	(4,560)	10,442
Cash acquired in merger, net of merger costs	3,814	-	3,814
Net cash provided by (used in) investing activities	9,416	(5,077)	14,493
Cash provided by financing activities:
Proceeds from borrowing under Line of Credit facility	1,850	4,650	(2,800)
Other financing activities, net	(313)	(1,029)	716
Net cash provided by financing activities	1,537	3,621	(2,084)
Net increase (decrease) in cash and cash equivalents	6,967	(1,382)	8,349
Cash and cash equivalents, beginning of period	1,432	2,814	(1,382)
Cash and cash equivalents, end of period	$ 8,399	$ 1,432	$ 6,967

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(1)     Earnings from continuing operations before interest, taxes, depreciation and amortization, or EBITDA from continuing operations, is a non-GAAP financial measure. This measure is not calculated in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. We believe that the presentation of EBITDA from continuing operations, when shown in conjunction with the corresponding GAAP measure of earnings from continuing operations, provides useful information to management and investors regarding the financial and business trends relating to its results of operations. Additionally, for its internal budgeting purposes and for evaluating our performance, management uses financial statements that exclude income tax expense, interest expense and depreciation and amortization expense, as applicable, in addition to the corresponding GAAP measures. Presented below is a reconciliation of loss from continuing operations, which we believe to be the most comparable GAAP measure, to EBITDA from continuing operations (dollars in thousands):

	Year ended March 31,
	2006	2005

Loss from continuing operations, GAAP basis	$ (2,221)	$ (5,965)
Income tax expense (benefit)	54	(91)
Interest expense	1,518	252
Depreciation and amortization	1,484	1,356
EBITDA (loss) from continuing operations, non-GAAP basis	$ 835	$ (4,448)

During the years ended March 31, 2006 and 2005, we accepted capitated risk from two of our customers, Health Net and Aetna.

Health Net

Our contract with Health Net, which had been in place since 1998 and represented our largest contract in terms of revenues, covered certain of our members in the states of Connecticut, New York and New Jersey. The lines of business for these members included Medicare, Medicaid and commercial members, with the vast majority of the members residing in Connecticut. Our services provided to these members included prior authorization of services to Skilled Nursing Facilities and Home Health agencies. We historically accepted capitated risk for these members. Capitated revenues related to this contract for the year ended March 31, 2004 were $43.4 million. In addition, we received a fee-for-service revenue for providing certain services that it did not receive a capitation PMPM fee. This fee for service revenue for the year ended March 31, 2004 was $8.3 million. This, the total revenues received from Health Net for the year ended March 31, 2004 was $51.7 million.

The medical loss ratio (“MLR”), which is defined as incurred claims divided by the related revenue, of the Health Net capitated risk business was 76.7% for the year ended March 31, 2004. We believe that this level of MLR generally produces sufficient margin to cover direct costs to administer the business and make a sufficient contribution to selling, general and administrative expenses in order to produce a profit. We realized a contribution margin from this contract for this period of $6.1 million.

Two events occurred subsequent to March 31, 2004 that resulted in the deterioration of this contract. First, the utilization rates of the Health Net members for our services increased. The average number of bed days for the biggest risk element of the Health Net contract increased 8% for the year ended March 31, 2005 as compared to the year ended March 31, 2004. Secondly, Health Net reduced the

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capitated PMPM rates it paid to us as of the contract’s renewal on January 1, 2005. Had the Health Net membership remained stable, the rate reduction alone would have resulted in decreased revenues of $2.25 million for the year ended March 31, 2005. However, Health Net also had a decrease in membership in certain accounts we served, which caused an even greater reduction in our revenues.

These factors resulted in the Health Net capitated MLR increasing from 76.7% for the year ended March 31, 2004 to 85.5% for the year ended March 31, 2005. Capitated revenues decreased from $43.4 million for the year ended March 31, 2004 to $39.0 million due to the declining membership base coupled with the rate decrease effective January 1, 2005. At the same time, utilization of our services increased. The contribution to overhead and profit from the Health Net contract decreased from $6.1 million for the year ended March 31, 2004 to $0.9 million for the year ended March 31, 2005.

During 2005, the Connecticut Insurance Department enacted legislation that raised capital requirements for all risk-bearing entities, which would have required us to commit approximately $13 million of capital to continue to take risk for the Health Net members in that state as of May 1, 2005. As this capital was not readily available, we and Health Net mutually agreed to convert the Connecticut contract from capitated risk to an Administrative Services Only (“ASO”) contract as of May 1, 2005. We continued to perform the same services under the contract as when the contract was on an at-risk basis, but we only received an administrative fee which excluded the cost of claims, causing a large reduction in its revenue.

On February 14, 2006, we signed a Transition Agreement with Health Net that was effective as of January 1, 2006. The transition, which was effectively completed as of April 30, 2006, resulted in the de-delegation of services back to Health Net. Certain of the staff who formerly serviced the Health Net contract were transferred to new contracts, and the remaining positions were eliminated.

As noted above, the Health Net Connecticut business converted to an ASO basis on May 1, 2005. As of January 1, 2006, the contracts for New York and New Jersey were also converted to ASO basis.

As part of the contract renewal as of January 1, 2005, we guaranteed to Health Net that we would reduce Health Net’s hospital costs by certain amounts during the 2005 calendar year, which would entitle us to a bonus if achieved. We increased our restricted cash at March 2005 by $938 thousand in escrow. We and Health Net recently reconciled the guarantee bonus data and signed a settlement agreement where Health Net agreed to pay us a guarantee bonus of $1.2 million. The restricted cash was released back to operating cash in the year ended March 31, 2006. The $1.2 million of guarantee bonus revenue was recognized as fee-for-service revenue for the year ended March 31, 2006. We expect payment of the guarantee bonus from Health Net by September 30, 2006.

The following table represents the effects of the Health Net contract on revenues and contribution to overhead and profit for each of the three years ended March 31, 2006, 2005 and 2004:

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	Year ended March 31, 2006	Year ended March 31, 2005	Year ended March 31, 2004
Health Net Revenues	$15.5 million	$45.0 million	$51.7 million
Health Net contribution to overhead and profit	$1.0 million (Includes $1.2 million of guarantee bonus revenue)	$0.9 million	$6.1 million

The contribution margins shown above are before consideration of the corporate overhead necessary to support this contract, such as executive staff, finance, actuarial, and similar costs. The contract with Health Net was terminated effective May 1, 2006. While there will be a decrease in revenues due to the termination of this contract, we expect no material adverse impact on net income.

Aetna

We entered into contracts with Aetna in July 2003 to provide post-acute services to certain of our members in the states of New York and New Jersey. We were compensated on an ASO basis when these contracts began. We received $1.8 million in ASO fees from Aetna for the period of July 2003 through March 2004.

Effective May 1, 2004, one Aetna contract converted from an ASO basis to a capitated risk basis. Another Aetna contract converted from an ASO basis to a capitated risk basis on January 1, 2005. The effects of these conversions resulted in our recording of approximately $2.8 million in monthly capitation revenue associated with the Aetna contracts, instead of approximately $200 thousand in monthly ASO revenue as originally provided for under the contracts. Because we are at-risk for the claims under the capitation risk arrangement, we record incurred claims for the estimated incurred claims.

Because we were providing services to these Aetna members on an ASO basis for several months prior to the conversion of these contracts to a capitation risk arrangement, we believe we were able to accurately price our risk services when we converted the contracts to an at-risk basis.

The following comparisons of our operating results refer to the financial data listed in the tables above.

Year ended March 31, 2006 compared to the year ended March 31, 2005

Capitation Revenue

The capitated revenue related to the Health Net contract decreased $32.9 million during the year ended March 31, 2006, when compared to the prior year, due primarily to converting from a risk contract to an ASO contract in Connecticut on May 1, 2005. Additional decreases were due to the rate decrease effective January 1, 2005 and the decrease in Health Net membership, each described above. The capitated revenue increase related to Aetna of $15.6 million was due to the conversion from an ASO basis to capitated risk for the New Jersey contract on January 1, 2005. These factors are explained in detail

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above. The net decrease in capitated revenue for the year ended March 31, 2006, when compared to the prior year, was $17.3 million.

Administrative and Fee Revenue

The increase in administration and fee revenue of $5.7 million during the year ended March 31, 2006, when compared to the prior year, was primarily the result of the conversion of the Health Net Connecticut contract from risk to Administration Services Only (“ASO”) on May 1, 2005, which added $6.3 million of ASO revenue that was not in the prior year. The conversion of the Aetna New Jersey contract from ASO to risk on January 1, 2005 resulted in a reduction of ASO revenue of $1.0 million. We added a new contract in July 2005 that resulted in $1.0 million of new ASO revenue during the year ended March 31, 2006. An additional new contract was also added in January 2006 that resulted in $97 thousand of new ASO revenue. Growth in other ASO contracts accounted for increased ASO revenue of $447 thousand as compared to the prior year. We realized a decrease in fee-for-service revenue of $1.1 million during the year ended March 31, 2006, when compared to the prior year primarily related to the decrease in demand related to the Health Net contract, which accounted for a decrease of $3.0 million. The revenues from Patient Infosystems’ customers in place prior to the Merger, from the merger date of January 25, 2006 through March 31, 2006, added $1.8 million of revenue that was not in the prior year period.

Total Revenues

Total revenues for the year ended March 31, 2006 aggregated $54.7 million, a decrease of $11.5 million, or 17.4%, from the prior year. This decrease was the net result of the $29.5 million decrease in Health Net revenues, an increase of Aetna revenues of $14.6 million, revenues from new contracts of $1.1 million, revenues from the Merger of $1.8 million and growth in other contracts of $0.5 million.

Direct Service Costs

The decrease in direct service costs of $15.2 million for the year ended March 31, 2006, when compared to the prior year, is a net result of several factors, including:

•

The Health Net capitated claims decreased $27.5 million due to the conversions from risk to ASO in Connecticut on May 1, 2005 and in New York and New Jersey on January 1, 2006, as described above. Additionally, the fee-for-service Health Net claims decreased an additional $2.7 million. Therefore, there was a total decrease in Health Net claims of $30.2 million compared to a decrease in Health Net revenues of $29.5 million. After taking into account that the revenue decrease is net of the $1.2 million of revenue recognized for the guarantee bonus discussed above, there was an improvement in the Health Net operating direct margin of revenues less claims equal to $1.9 million as a result of converting from risk to ASO.

•	The conversion of the Aetna contract in New Jersey on January 1, 2005 from ASO to risk, which increased capitated revenues of $15.6 million and resulted in an $11.9 million increase in claims.
•

Direct clinical expenses, which are the costs directly involved in providing clinical services to the members of our customers, increased by $2.9 million during the year ended March 31, 2006 when compared to the prior year. The majority of this increase is due to the $1.1 million of direct clinical expenses of Patient Infosystems from the merger date of January 25, 2006 through March 31, 2006. Other increases are a result of the costs of implementing of our new CCM product, which was used to manage the Health Net guarantee discussed above that resulted in a $1.2 million bonus payable to us.

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Gross Profit

The net result of the contract conversions, the successful implementation of our Continuous Care Management product that resulted in the $1.2 million of guarantee bonus and the Merger was a 100% improvement, or $3.7 million, in gross profit during the year ended March 31, 2006, when compared to the prior year, as shown in the financial table above. The gross profit percentage increased from 5.6% for the year ended March 31, 2005 to 13.5% for the year ended March 31, 2006.

Selling, general and administrative expenses

SG&A decreased by $1.5 million during the year ended March 31, 2006, when compared to the prior year. This was primarily due to the following factors:

•

Severance and related charges incurred in connection with a reduction in force aggregated $558 thousand for the year ended March 31, 2005. During the year ended March 31, 2006, we effected a reduction-in-force related to the termination of the Health Net contract which resulted in the recognition of severance charges of $335 thousand. Therefore, the severance charges were $223 thousand less in the current year than in the prior year.

•

A total of $949 thousand of expenses were incurred in connection with a settlement with the State of Florida in the year ended March 31, 2005. No such expenses were incurred during the year ended March 31, 2006.

•

During the year ended March 31, 2005, we recorded $498 thousand of future rental payments related to the unoccupied warehouse space in its headquarters in Coral Springs, Florida, which we have been unable to sublease and for which there are no plans for future use. No such expenses were incurred during the year ended March 31, 2006.

•

During the year ended March 31, 2005, we entered into a separation agreement with our former president and chief operating officer. Under the terms of the separation agreement, this individual was granted a fully vested option to purchase shares of our common stock. We recognized approximately $200 thousand of compensation expense associated with this grant. We recognized $84 thousand of stock option compensation expense for certain stock options granted in the year ended March 31, 2006 for options issued with an exercise price below the fair value at grant date.

•	SG&A expenses for Patient Infosystems from the merger date of January 25, 2006 through March 31, 2006 aggregated $653 thousand.

These factors resulted in a net decrease in SG&A of $1.1 million. The remaining decrease of $0.4 million is due primarily to increased control of operating expenses.

Depreciation and amortization expense

Depreciation and amortization expense related to fixed and intangible assets aggregated $1.5 million and $1.4 million for the years ended March 31, 2006 and 2005, respectively.

Interest Income (Expense), net

Interest income increased $167 thousand during the year ended March 31, 2006 when compared to the prior year due to the increase in restricted cash balances from $6.8 million at March 31, 2004 to $11.4 million at March 31, 2005 and back to $5.5 million at March 31, 2006.

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Interest expense on our line of credit with Comerica Bank (the “Line of Credit”) increased $409 thousand during the year ended March 31, 2006 as compared to the prior year due to the increased loan balance to $8.0 million and the increase in interest rates, which increased from 6.75% at March 31, 2005 to 8.75% at March 31, 2006.

In connection with the guarantee of our obligations under the Line of Credit by certain of our major stockholders, we issued certain warrants to purchase stock. These warrants are amortized to expense over the life of the loan and this amortization is recognized as interest expense. This amortization was $884 thousand during the year ended March 31, 2006. The offset to this expense is an increase in paid-in capital. Thus, there is no impact on stockholders’ equity (deficit) for this expense.

Loss From Continuing Operations

The loss from continuing operations before income taxes improved from $6.0 million for the year ended March 31, 2005 to $2.2 million for the year ended March 31, 2006 for primarily the reasons described under “Gross Profit” above as well as the reduction in the selling, general and administration expenses.

Discontinued Operations

During the year ended March 31, 2005, we terminated our contractual relationship with Oxford Health Plans, or Oxford. Pursuant to the contract termination provisions, we performed under the terms of the contract through August 31, 2005. We has had no continuing involvement thereafter. Therefore, we account for our former contract with Oxford as discontinued operations.

The Oxford contract included risk sharing provisions and provided for an annual settlement after the conclusion of each contract year. Subsequent to March 31, 2005, Oxford submitted its calculation of the amount due from us for the contract year ended December 31, 2004, which included many matters which we believe are contrary to the terms of the contract, and we notified Oxford of the disputed items. Oxford does not agree with our position on these matters, and it drew down a $500,000 letter of credit that had been established for Oxford’s benefit pursuant to this contract. At March 31, 2005, we recorded a liability based on our estimate of the potential liability in the contractual dispute with Oxford for services rendered through March 31, 2005, should we not prevail in its position on the matter. At this time, we believe that we are adequately reserved for any additional amounts due to Oxford.

We also had remaining business during the years ended March 31, 2006 and 2005 related to the cessation of operations in the State of Texas during the year ended March 31, 2003. These operations are also accounted for as discontinued operations.

During the year ended March 31, 2006, we recognized income from discontinued operations of $290 thousand and recognized a loss from discontinued operations of $524 thousand for the year ended March 31, 2005.

Net loss and EBITDA

The conversion of the Health Net contract from an unprofitable risk contract to ASO, the Health Net guarantee bonus revenue of $1.2 million, the conversion of the Aetna New Jersey contract from ASO to a profitable risk contract and the reduction in selling, general and administrative expenses resulted in a reduction of the net loss for the year ended March 31, 2006 to $1.9 million from a net loss of $6.5 million for the year ended March 31, 2005.

We realized a positive EBITDA of $835 thousand for the year ended March 31, 2006, which was

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an improvement from the prior year by $5.3 million.

New Contracts

We have changed our focus from our traditional post-acute, capitated risk strategy to our new Continuous Care Management (CCM) product. It implemented its first CCM program on January 1, 2005. In July 2005, we implemented our second CCM customer.

We have already begun to experience benefits from the combined strengths and the expanded product offering of the resulting combination of CCS Consolidated with Patient Infosystems. We have signed new contracts with the combined product offerings. In addition, we have certain proposals that appear to be well-received by our potential customers, although there can be no guarantee that they will ultimately result in new customers or profitable opportunities.

Liquidity and Capital Resources

Working Capital.

We had a working capital deficit at March 31, 2005 of $3.2 million. We recognized net losses for the years ended March 31, 2006 and 2005 of $1.9 million and $6.5 million, respectively. Due to historical losses, we have depended on capital infusions from our major investors and borrowings from a financial institution to fund our operations and to fund restricted deposits. If these additional funds were not available, we would likely have been required to reduce its operations or take other measures to curtail losses. Patient Infosystems had cash and cash equivalents of $4.5 million when it merged with CCS Consolidated on January 25, 2006. On March 31, 2006, we had a surplus in working capital of $2.0 million. Accordingly, we do not believe we will need any further borrowings or raising of additional capital through March 31, 2007.

Capitated Risk Contracts.

In connection with taking capitated risk, our customers require us to provide letters of credit for their protection in case we do not have sufficient resources to pay the related claim liabilities. These letters of credit are generally collateralized by certificates of deposit and are shown on our financial statements as “Restricted cash available for current liabilities.” During the year ended March 31, 2005, we issued letters of credit to Aetna related to the conversions of the Aetna contracts discussed above to capitated risk and thereby increased restricted cash by $2.9 million. We also increased the restricted cash related to the Health Net contract by $1.6 million. While the Health Net contract in Connecticut converted from capitated risk to ASO on May 1, 2005 and the Health Net contracts in New York and New Jersey converted from capitated risk to ASO on January 1, 2006, we must continue to pay claims for many months after those dates for claims incurred prior to those dates. We have an arrangement with Health Net to release restricted cash as claims are paid. Accordingly, the Health Net restricted cash was reduced by $6.1 million during the year ended March 31, 2006. As of March 31, 2006, we had $1.5 million remaining in restricted cash related to the Health Net contract, which will be used to pay the remaining claim reserves related to Health Net capitated risk claims. We believe this amount is sufficient to pay these remaining claim obligations, although there can be no guarantee that the claims will not exceed our restricted cash balances.

Cash received from customers, as shown in the statement of cash flows, is generally less than revenues recorded, primarily due to the Aetna capitated risk contracts. In connection with these contracts, we record 100% of the capitated revenues and 100% of the capitated incurred claims. However, we do not pay all the claims. Aetna also pays a portion of the claims, and consequently retains cash to pay these claims. There are reconciliations to be performed for the claims Aetna paid for periods in time that is to

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be compared to the cash it retained. If Aetna pays less than the cash it retained, it will owe this amount to us. If Aetna pays more than the cash it retained, we will owe Aetna this excess.

Comerica Line of Credit.

We are party to a Loan and Security Agreement with Comerica Bank (“Comerica”) dated October 9, 2002, as amended on October 28, 2003, November 17, 2004 and January 12, 2006 (as so amended, the “Loan and Security Agreement”), pursuant to which we have an $8.0 million revolving line of credit (the “Line of Credit”). The Line of Credit bears interest at Comerica’s prime rate plus 1%, which was 8.75% and 6.75% at March 31, 2006 and 2005, respectively, and is scheduled to expire on June 30, 2007. The Line of Credit is collateralized by all of our tangible assets, including our investment in all of our subsidiaries. The satisfaction of our obligations under the Loan and Security Agreement are also guaranteed by certain of our subsidiaries. The satisfaction of our obligations under the Loan and Security Agreement are also guaranteed by certain of the former stockholders of CCS Consolidated who became stockholders of our company upon the closing of the Merger. Under the terms of the guaranties, each such stockholder unconditionally and irrevocably guarantees prompt and complete payment of its pro rata share of the amount owed under the Line of Credit.

In exchange for delivering guaranties to Comerica to satisfy our obligations, in November 2004, these former stockholders of CCS Consolidated were issued warrants to purchase shares of capital stock of CCS Consolidated, which vested over time based on the outstanding balances under the Loan and Security Agreement. As part of the Merger, the unvested portion of these warrants was terminated and replaced by warrants to purchase shares of our common stock (the “Replacement Warrants”). Each of the Replacement Warrants has an exercise price of $0.003172 per share of common stock. These Replacement Warrants vest through November 17, 2006 based on the outstanding balances under the Loan and Security Agreement. If the Replacement Warrants fully vest and are exercised in full for a cash payment of the aggregate exercise price, the holders of the Replacement Warrants will receive an aggregate of 3,152,141 shares of common stock. These 3,152,141 shares of common stock were issued into escrow at the closing of the merger with CCS Consolidated. To the extent that the Replacement Warrants do not vest, or are not exercised in full, the shares of common stock underlying the Replacement Warrants will be released from escrow to all former stockholders of CCS Consolidated at the effective time of the merger in accordance with the Merger Agreement.

As of March 31, 2005, the principal balance outstanding under the Line of Credit was $6.2 million. During June 2005, we borrowed an additional $1.2 million under the Line of Credit, bringing the total amount outstanding to $7.4 million, and in December 2005, we borrowed the remaining $650 thousand available under the Line of Credit, such that the maximum amount of $8.0 million was outstanding at March 31, 2006.

The Loan and Security Agreement contains representations and warranties and affirmative and negative covenants that are customary for credit facilities of this type. The Loan and Security Agreement could restrict our ability to, among other things, sell certain assets, change its business, engage in a merger or change in control transaction, incur debt, pay cash dividends, make investments and encumber its assets. The Loan and Security Agreement also contains events of default that are customary for credit facilities of this type, including payment defaults, covenant defaults, insolvency type defaults and events of default relating to liens, judgments, material misrepresentations and the occurrence of certain material adverse events.

During the months of October and December 2005, we issued an aggregate of 3,588,562 shares of its common stock in a private placement (the “PIPE”) at an average price of $3.49 per share for gross proceeds of approximately $12.5 million. After paying related commissions and other offering costs, the net proceeds of the PIPE were approximately $10.8 million. We used $6.0 million of the net proceeds to

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retire our debt obligations under a credit facility in full. Pursuant to the terms of the PIPE, we were obligated to register the resale of the shares sold in the PIPE on behalf of the investors on or before February 28, 2006. Since the effectiveness of the registration statement of which this prospectus is a part has been delayed, we are obligated to pay a financial penalty equal to 1% of the gross proceeds (approximately $120,000) per month for the period beginning March 1, 2006 and continuing through the effective date of the registration statement.

Cash Flows.

The net cash used in operating activities for the year ended March 31, 2006 was $4 million. This was due primarily to the payment of Health Net related capitated risk claims. As noted above, there was a net reduction in restricted cash of $5.9 million, included in cash provided by investing activities, to pay for this use of cash and cash equivalents.

Patient Infosystems had cash and cash equivalents of $4.5 million when it merged with CCS Consolidated on January 25, 2006. We incurred $1.2 million of expenses related to the merger, of which $0.7 million had been paid as of March 31, 2006.

We had $8.4 million of unrestricted cash and cash equivalents at March 31, 2006. Of this amount, $1.4 million was for revenue received in advance for future periods. Future short-term cash needs related to liabilities accrued at March 31, 2006 include severance liabilities of $0.6 million, unpaid merger related costs of $0.5 million and $1.1 million of accrued payroll.

Inflation

Inflation did not have a significant impact on our operations during 2006 and 2005. We continue to monitor the impact of inflation in order to minimize its effects through pricing strategies, productivity improvements and cost reductions.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”), which replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. We adopted SFAS No. 154 as of April 1, 2006. We do not expect adoption of the provisions of SFAS No. 154 to have a material impact on our consolidated financial statements, results of operations or liquidity.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123(Revised), “Share-Based Payment” (“SFAS No. 123(R)”), establishing accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based stock awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123(R) replaces existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. We adopted SFAS 123(R) as of April 1, 2006.

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We do not expect the adoption of SFAS 123(R) to have a material impact on our consolidated financial statements, results of operations or liquidity.

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DESCRIPTION OF BUSINESS

General

We were incorporated in the State of Delaware on February 22, 1995 under the name DSMI Corp., changed its name to Disease State Management, Inc. on October 13, 1995, and then changed its name to Patient Infosystems, Inc. on June 28, 1996. Our principal executive offices are located at 12301 N.W. 39th Street, Coral Springs, Florida 33065, and our telephone number is (954) 796-3714. Our Internet addresses are www.careguide.com and www.ptisys.com. The information contained on our websites does not constitute part of, nor is it incorporated by reference into, this prospectus. We became a public company on December 26, 1996 upon the consummation of our initial public offering. Our common stock is traded on the Over-The-Counter Bulletin Board under the stock ticker symbol PATY.

Pursuant to an Agreement and Plan of Merger dated September 19, 2005, as amended on November 22, 2005 and December 23, 2005 (as so amended, the “Merger Agreement”) by and among Patient Infosystems, Inc., PATY Acquisition Corp., a wholly-owned subsidiary of Patient Infosystems, Inc. (“Merger Sub”) and CCS Consolidated, Inc. (“CCS Consolidated”), Merger Sub merged with and into CCS Consolidated (the “Merger”), and CCS Consolidated became a wholly-owned subsidiary of Patient Infosystems, Inc. CCS Consolidated is a national care management company providing higher-risk and elderly care management services to health plans, work/life benefits companies and self-funded employers. The Merger closed and became effective on January 25, 2006. We and our subsidiaries collectively do business under the name “CareGuide.” Our board of directors has approved an amendment to our certificate of incorporation to change our name to “CareGuide, Inc.,” which amendment has not yet been approved by our stockholders.

At the closing of the Merger, we issued 43,224,352 shares of our common stock to the former stockholders of CCS Consolidated. This represented approximately 64% of our issued and outstanding voting shares upon the closing of the Merger, and as a result there was a change of control of our company.

In addition, under a stockholders agreement entered into at the closing of the Merger, stockholders holding approximately 65% of our outstanding voting shares of common stock after the consummation of the Merger have agreed to vote their shares in favor of the election of John Pappajohn, a director of our company prior to the Merger, Derace Schaffer, M.D., a director of our company prior to the Merger, and three individuals designated by holders of at least a majority of our common stock held by the former stockholders of CCS Consolidated who are parties to the stockholders agreement. The three new directors appointed after the Merger were Mark L. Pacala, Daniel C. Lubin and Albert S. Waxman, Ph.D. As provided by the stockholders agreement, two additional directors may be added to our board of directors, which individuals must be unanimously approved by the other five members of our board of directors. These additional directors have not yet been appointed as of the date of this prospectus.

Because the former CCS Consolidated securityholders held approximately 63% of our fully diluted shares of common stock immediately following the Merger, CCS Consolidated’s designees to our board of directors represent a majority of our directors and CCS Consolidated’s executive management represent a majority of the executive management of the combined company, CCS Consolidated was deemed to be the acquiring company for accounting purposes and the transaction has been accounted for as a reverse acquisition under the purchase method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. We have adopted March 31 as our fiscal year end, which was CCS Consolidated’s fiscal year end.

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Because the Merger between CCS Consolidated and Patient Infosystems was treated as a reverse acquisition for accounting purposes, the financial statements of the accounting acquirer, CCS Consolidated, became our historical financial statements. The financial statements included in this prospectus as of and for the year ended March 31, 2005 are those of CCS Consolidated only. The balance sheet included in this prospectus as of March 31, 2006 is a consolidated balance sheet of Patient Infosystems, Inc. and its subsidiaries after the Merger. The statement of operations and the statement of cash flows for the year ended March 31, 2006 included in this prospectus include the operations of CCS Consolidated only for the period from April 1, 2005 to January 24, 2006 and include the combined operations of Patient Infosystems, Inc. and its consolidated subsidiaries, including CCS Consolidated, for the period beginning with the merger completion date of January 25, 2006 through March 31, 2006.

On September 22, 2004, we acquired 100% of CBCA Care Management, Inc., or CMI, a New York corporation. CMI provides case and utilization management services primarily to self insured employers and health and welfare funds. We have sold case and utilization management services since 2000 and until 2004 outsourced the operations to CMI. We intend to continue to market case and utilization management services.

On December 31, 2003, we acquired the assets of American Caresource Corporation and formed American Caresource Holdings, Inc., or ACS, to operate those assets. ACS provides ancillary benefits management services, including a network of ancillary specialty providers and value-added services that assist its clients in controlling the cost of a range of ancillary medical services. On December 16, 2005, we distributed approximately 12 million shares of common stock of ACS as a dividend to our stockholders and retained approximately 300,000 shares of ACS, of which we closed on the sale of 88,525 shares on December 30, 2005. Following the spin-off of ACS shares, ACS became an independent public company with its own management and board of directors. Two of our directors, John Pappajohn and Derace Schaffer, also serve as directors of ACS.

Business of CareGuide

CareGuide is a national disease and healthcare management company that provides a full range of healthcare management services to health plans, work/life benefits companies, government entities, and self-funded employers to help them reduce health care costs while improving the quality of care for members. We believe that the steadily rising cost of healthcare for employers, increasing demands on Medicare and Medicaid funding that are outpacing resources, and an emerging interest in healthcare technology and disease management services by the federal government and large insurers creates a fertile environment for our business model.

CareGuide brings to its partnerships with private and government payors a highly specialized infrastructure and multi-disciplinary clinical care management staff to reduce the overall costs of care through identifying individuals at risk for hospitalization and other high cost services, developing care management plans centered around self-management, and ensuring that the most appropriate services are utilized. Our approach to care management is holistic in nature, recognizing that factors other than physical maladies contribute to an individual’s well-being. By providing comprehensive medical and psychosocial care management services for the highest-risk, medically complex members, we enable customers to realize lower health care costs, while optimizing the quality of care and satisfaction of members.

One of our fundamental beliefs is that technology, combined with a personal touch, is an essential component of providing the most effective and efficient care management services. To that end, we are developing an integrated clinical information technology platform that we believe will lead to the next generation of care management services. Today, we utilize technology to predict members at risk for

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high utilization of medical services, to guide its disease management, care management, and nurse help line interventions, and to communicate with members via remote monitoring devices.

CareGuide strives to individualize and tailor every intervention to the specific needs of the individual. In doing so, our goal is to minimize unnecessary intrusiveness, maximize efficiency through the use of technology, and reserve the highest intensity care management services for those individuals who have or are about to have high medical needs and can benefit from our assistance. We recognize the need to use different channels to reach and help different members.

Products and Services

Our suite of care management products are marketed under the label Care Team Connect™. The name stems from our objective of connecting all of the members of the patient’s care team, including the family, primary care physician, other providers, and community resources. We believe that the orchestration of the various interventions, with the patient empowered to be in the lead, results in better healthcare outcomes.

Each Care Team Connect product is designed to independently yield value for clients, and additional value can be achieved by combining Care Team Connect products. Combining products yields an integrated approach to health and care management, which facilitates timely communication and coordination among patients, providers and payors. This successful care management strategy offers payors many opportunities for reducing costs and improving patient outcomes.

Care Team Connect™ includes the following:

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Population analysis and identification. CareGuide provides comprehensive medical and pharmaceutical claims analysis that includes the administration of proprietary algorithms to identify patients with chronic disease and other high risk illnesses and conditions. We are then able to stratify individuals by level of risk for high resource utilization. This product supports the other products that follow.

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Continuous Care Management (CCM). A principal service for CareGuide is the management of high-risk/high-need/high-cost populations. We believe that we are able to deliver substantial cost savings for our clients by preventing hospital admissions and readmissions among the most complex and chronically ill members. These members account for a disproportionate share of medical spending, with a much higher number of hospitalizations and episodes of emergency care than the rest of the general population. Our focus is typically on only 0.5% to 6% of a plan’s membership, who are usually suffering from many illnesses simultaneously, are frail and elderly, and often have non-medical concerns as well that contribute to poor health outcomes and high costs.

CCM features evidence-based and physician-guided care management planning, remote monitoring technology, a network of skilled nursing facilities and home health providers, and a national network of specialized care managers, who provide face-to-face and in-home member assessments and care management interventions. Designed for patients with multiple co-morbidities, CCM involves the management of the full range of medical and psychosocial conditions affecting a patient, using preventative care management before, during and after a post-acute episode.

By focusing on patients with complex medical profiles who generate the majority of health care costs, our strategy combines the use of lower cost care delivered outside the hospital with

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intensive patient-focused care management interventions to reduce the number of high cost hospitalizations and maximize an individual’s health status and independence.

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Disease management services. Our disease management services are provided for individuals with a diagnosis of asthma, diabetes, coronary heart disease, hypertension, and congestive heart failure. These services are comprehensive in approach, focusing on both the medical and behavioral aspects of chronic health care management. The programs involve clinical assessments and the provision of information on self-care, medication and treatment adherence. Through monitoring and on-going assistance, they empower the participants to become more proficient and proactive in managing their disease or condition. By including 24-hour access to our nurse help line, participants have accessible resources for questions or issues that arise with their disease. The long-term goal of the disease management services is a judicious use of health care resources through health care education, as well as reinforcement of the provider’s treatment plan.

Our disease management programs are based on nationally recognized treatment guidelines for each disease state. The programs provide condition-specific assessment, support and education with behavior-based interventions according to the patient’s identified risk level. Each of our chronic condition management programs is continuously reviewed and updated to assure that these programs reflect current knowledge and best practices in clinical management.

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Utilization management/care management services. CareGuide has designed its care management services to ensure that participants receive high quality medical care at the best possible price at the proper time and for the appropriate duration. The programs assist in avoiding unnecessary expenditures with an objective, information-intensive approach that combines clinical judgment with accepted practice patterns. Care management services comply with Utilization Review Accreditation Commission (“URAC”) standards and are further developed to ensure compliance with the legislative requirements of the states in which utilization review functions are performed.

While we are experienced in and adept at reviewing and authorizing all levels of care along the continuum of inpatient to outpatient treatment, we believe that we have developed a particular expertise in managing the post-acute continuum of services, including skilled nursing care, acute rehabilitation, home healthcare, and home infusion. In managing post-acute care, CareGuide incorporates elements of its Continuous Care Management program, including post-hospital discharge planning, care management planning, and follow-up with patients in order to reduce the number of readmissions to the hospital. Because of this specialization and our actuarial experience in the post-acute arena, CareGuide is able to assume claims risk in its contracts to provide these services.

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CareGuide@Home. CareGuide@Home is a national care management program that features CareGuide’s national specialized care manager network to provide in-home assessments, comprehensive care plans and hands-on assistance to access community-based supportive services for homebound seniors and their families and caregivers. Clients for this program include national health plans, employee assistance programs and work-life companies.

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Nurse Help Line. The Nurse Help Line is a triage, advice, referral and health-counseling service that provides individuals with around-the-clock access to registered nurses. Our nurses use algorithm-based assessment tools to recommend specific responses to medical issues and have access to provider and/or network information to direct individuals to medical resources as necessary. The Nurse Help Line provides users with information about specific health problems

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or answers to their health-related questions. CareGuide’s use of nationally recognized clinical algorithms allows it to assist callers in determining the most cost-effective options for acute care treatment and has effectively been able to reduce the use of emergency rooms and after-hours physician contact. Through the Nurse Help Line, individuals may also be identified for referral into disease management or care management services. The Nurse Help Line is operated from our URAC accredited call center.

InnovaCare: Provider innovation and improvement support

CareGuide, through its InnovaCare division, provides consulting and technical services to federally qualified health centers and other providers who wish to enhance their disease and care management services. These services include the following:

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Population Health Disease Management Systems and Strategies. We provide technical assistance to the health centers relative to management of chronic disease. This includes organizations such as the federal government, health plans, state primary care associations, and the National Association of Community Health Centers.

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Learning Organization Services. We serve as a teaching organization promoting improvement in care delivery systems. This includes logistics support for learning sessions, training, recruitment, development and support of faculty, subject matter experts in key topics, training in improvement methods and knowledge management of best practices. Topics include chronic disease management, idealized clinical practice design and the business case for planned care. We collaborate with the Institute for Healthcare Improvement on such initiatives.

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Technical assistance. We assist with the development of clinical registries used to more effectively manage patients with chronic disease. Our services include (i) project management and implementation of a patient registry for federally qualified health centers through a national initiative known as the Health Disparities Collaborative and (ii) technical assistance in web-based reporting applications for clinical outcomes. This project is administered as a subcontract through the Institute for Healthcare Improvement.

Customers and Sales and Marketing

We employ a sales team that markets our Care Team Connect products to organizations that pay for healthcare services on behalf of members, employees or beneficiaries. These organizations include health insurance companies, managed care organizations, government entities, third party administrators (TPAs), health and welfare funds organized under the Taft-Hartley Labor Act, purchasing coalitions, self-funded employer groups, and work-life companies. CareGuide also uses third-party consulting services in addition to its employed sales team.

We also have agreements in place with several organizations to co-market our products and services. Agreements are in place with Loge Group, LLC, (formerly CBCA), Gilsbar, CHA Health, POMCO, A&I Benefit Plan Administrator, ppoNext, and Kelly & Associates Insurance Group, Inc. These organizations provide professional benefit administrator services, TPA services, and preferred provider services to health plan sponsors, employers, and Taft-Hartley funds. These agreements permit either company in the relationship to co-market and subcontract for the services of the other company.

For the years ended March 31, 2006 and 2005, approximately 28% and 68%, respectively, of CareGuide’s revenues were earned under contracts with affiliates of a single company, Health Net, Inc. In addition, during the years ended March 31, 2006 and 2005, approximately 61% and 28% of

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CareGuide’s revenues were earned under contracts with Aetna Health Plans. Effective as of January 2006, CareGuide signed a transition agreement with Health Net which resulted in the reduction of services by CareGuide to Health Net through April 30, 2006, after which time the contract with Health Net was terminated.

Competition

The healthcare industry and the market for healthcare management and healthcare information products is highly competitive and subject to continuous change in the manner in which services are provided. Other entities, whose financial, research, staff, and marketing resources may exceed our resources, are marketing care management and disease management services or have announced an intention to offer such services. These entities include disease management companies, specialty healthcare companies, major pharmaceutical companies, healthcare organizations, independent care management organizations, provider groups, pharmacy benefit management companies, healthcare information system and software vendors, and other entities that provide services to health plans, self-insured employers, government agencies and other organizations mentioned above. Many of these competitors have substantial installed customer bases in the healthcare industry and the ability to fund significant product development and acquisition efforts. We also compete against other companies that provide statistical and data management services, including clinical trial services to pharmaceutical companies. In addition, many payor organizations, including health plans, have internal network development and medical case management staff who provide services similar to those provided by us. Many of our competitors have significantly greater financial resources, and these companies also compete with us in recruiting and retaining qualified personnel. Our failure to compete effectively could have a material adverse affect on our business.

We believe we have advantages over some of our competitors because of the comprehensive clinical nature of our product offerings, our established reputation for providing care to elderly enrollees and enrollees with chronic diseases, our hands-on approach, our ability to manage many diseases simultaneously, and the financial and medical outcomes of our programs; however, we cannot assure you that we can compete effectively with these companies.

Consolidation has been, and may continue to be, an important factor in all aspects of the healthcare industry, including the health and care support sector. While we believe the size of our customers and membership base provides us with the economies of scale to compete even in a consolidating market, we cannot assure you that we can effectively compete with companies formed as a result of industry consolidation or that we can retain existing customers if they are acquired by other health plans which already have or are not interested in health and care support programs.

Government Regulation

The healthcare industry, including our current business, is subject to extensive regulation by both the Federal and state governments. A number of states have extensive licensing and other regulatory requirements applicable to companies that provide healthcare services. Additionally, services provided to health benefit plans in certain cases are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended, and may be affected by other state and Federal statutes. Generally, state laws prohibit the practice of medicine and nursing without a license. Many states interpret the practice of nursing to include health teaching, health counseling, the provision of care supportive to, or restorative of life and well being, and the execution of medical regimens prescribed by a physician. Accordingly, to the extent that we assist providers in improving patient compliance by publishing educational materials or providing behavior modification training to patients, such activities could be deemed by a state to be the practice of medicine or nursing. Although we have not conducted a survey of the applicable law in all 50 states, we believe that we are not engaged in the practice of medicine or

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nursing. There can be no assurance, however, that businesses such as ours will not be challenged as engaging in the unlicensed practice of medicine or nursing. If such a challenge were made successfully in any state, we could be subject to civil and criminal penalties under such state’s law and could be required to restructure our contractual arrangements in that state. Such results, or the inability to successfully restructure our contractual arrangements, could have a material adverse effect on our operations.

We and our customers may also be subject to Federal and state laws and regulations that govern financial and other arrangements among healthcare providers. These laws prohibit certain fee splitting arrangements among healthcare providers, as well as direct and indirect payments, referrals or other financial arrangements that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Possible sanctions for violation of these restrictions include civil and criminal penalties. Criminal penalties range from misdemeanors, which carry fines of not more than $10,000 or imprisonment for not more than one year, or both, to felonies, which carry fines of not more than $25,000 or imprisonment for not more than five years, or both. Further, criminal violations may result in permanent mandatory exclusions and additional permissive exclusions from participation in Medicare and Medicaid programs.

Regulation in the health care field is constantly evolving. We are unable to predict what government regulations, if any, affecting our business may be promulgated in the future. Our business could be materially adversely affected by the failure to obtain required licenses and governmental approvals, comply with applicable regulations or comply with existing or future laws, rules or regulations or their interpretations.

Certain of our subsidiaries are licensed to take risk in certain states. These subsidiaries must meet certain minimum capital and surplus tests as well as file quarterly and annual filings with regulatory and state authorities. If one of these subsidiaries does not remain in compliance with the statutory requirements, it is possible that the regulating authorities could impose greater restrictions on the subsidiary, including requiring additional cash deposits, additional reporting requirements and the potential revocation of licenses, each of which could have a materially adverse impact on our results of operations, liquidity and financial condition.

Employees

As of July 18, 2006, we had 193 full time and 29 part-time employees. None of our employees is represented by a union, and we are not aware of any activities seeking such organization. We consider our relations with our employees to be good.

PROPERTIES

Our executive and corporate offices are located in Coral Springs, Florida in approximately 76,000 square feet of office space. We also lease 9,000 square feet of office space in Rochester, New York under a month-to-month arrangement which we expect to terminate in 2006. We and our subsidiaries also lease approximately 34,000 square feet of office space in New York City, of which 83% is subleased, approximately 3,300 square feet of office space in Southfield, Michigan, approximately 6,600 square feet of office space in Dallas, Texas and 6,400 square feet of office space in Las Vegas, Nevada. These operating leases expire at various times between December 31, 2006 and July 31, 2010.

These facilities are in good condition, and we believe that our and our subsidiaries’ offices are suitable to meet current needs.

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LEGAL PROCEEDINGS

One of our subsidiaries entered into a Health Services Agreement with Oxford Health Plans (NY) Inc., or Oxford, pursuant to which each party made payments to the other based on services provided. As permitted by the agreement, our subsidiary terminated the agreement by written notice to Oxford, which termination was effective as of August 31, 2005. Oxford contends that our subsidiary owes it approximately $1.5 million for the periods through August 31, 2005, while we believe that Oxford owes our subsidiary approximately $180,000 for the period ending December 31, 2004. We have not yet determined whether Oxford owes the subsidiary any amounts for 2005, other than an unpaid $75,000 administrative fee for the month of August 2005. Negotiations to settle the matter have been unsuccessful to date. On July 22, 2005, over our objections, Oxford drew down on a $500,000 letter of credit that had been provided under the contract. We received a letter dated September 8, 2005 from Oxford requesting that we replenish the existing letter of credit in the amount of approximately $1.5 million, but we have denied this request. We received a letter from Oxford dated September 26, 2005 indicating that Oxford has submitted the matter to the American Health Lawyers Association for binding arbitration, seeking to compel our subsidiary to replenish the letter of credit in the amount of approximately $1.5 million and to pay Oxford an additional approximately $1.0 million. We have filed counterclaims against Oxford for amounts that we contend are owed by Oxford under the agreement. An arbitration hearing began in June 2006 and was completed in July 2006. Final briefs are due from the parties in early August 2006, after which a decision by the arbitration panel is expected. We are vigorously defending this claim and are asserting our own claims in the arbitration process, although there can be no assurance regarding the ultimate outcome of this matter. Management’s best estimate of the liability to settle this dispute was recorded as a liability as of March 31, 2006.

We are also subject to various legal claims and actions incidental to our business, including professional liability claims. We maintain insurance, including insurance covering professional liability claims, with customary deductible amounts. There can be no assurance that (i) claims will not be filed against us in the future, (ii) prior experience with respect to the disposition of litigation is representative of the results that will occur in future cases or (iii) adequate insurance coverage will be available at acceptable prices for incidents arising or claims made in the future. Except for the Oxford matter described above, there are no pending legal or governmental claims to which we are a party that we believe would, if adversely resolved, have a material adverse effect on our operations.

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MANAGEMENT AND BOARD OF DIRECTORS

The names, ages and positions of our current directors and executive officers as of July 18, 2006 are as follows:

Name	Age	Position
Chris E. Paterson	45	President and Chief Executive Officer
Glen A. Spence	52	Executive Vice President and Chief Financial Officer
M. Ileana Welte	50	Senior Vice President and Chief Marketing Officer
Ann M. Boughtin	53	Executive Vice President and Chief Operating Officer
Rex M. Dendinger II	53	Senior Vice President and Chief Information Officer
Roger Louis Chaufournier	48	President and Chief Executive Officer, Provider Improvement Subsidiary
Christine St. Andre	55	Chief Operating Officer, Provider Improvement Subsidiary
Kent A. Tapper	49	Vice President, Finance, Sarbanes-Oxley and SEC Compliance
Marc L. Pacala	51	Director
Albert S. Waxman, Ph.D.	65	Chairman and Director
Daniel C. Lubin	46	Director
Derace L. Schaffer, M.D.	59	Director
John Pappajohn	77	Vice Chairman and Director

There are no familial relationships among our directors and/or officers. Directors hold office until the next annual meeting of our stockholders and until their respective successors have been elected and qualified.

Executive Officers

Chris E. Paterson, Ph.D., 45. Dr. Paterson became our President and Chief Executive Officer on January 25, 2006. Prior to that, Dr. Paterson was President and Chief Executive Officer of CCS Consolidated and a member of its board of directors since January 2005. He joined CCS Consolidated as Executive Vice President in July 2004. From 2002 to 2004, Dr. Paterson served as the President of the Central Region of UnitedHealth Group’s AmeriChoice Corporation, having served as CEO of AmeriChoice health plans in Pennsylvania from 1998 to 2002. From 1990 to 1998, he worked with Merit Behavioral Care Corporation, serving in such positions as Executive Vice President of the Eastern Division and President of Tennessee Behavioral Health. Dr. Paterson has served on the boards of such entities as the City of Philadelphia Department of Health and the American Heart Association Southeastern Pennsylvania Region. Dr. Paterson received his Ph.D. in psychology from Ohio State University, interned at the University of Florida and served on the faculty of the University of Miami early in his career.

Glen A. Spence, 52. Mr. Spence became our Executive Vice President and Chief Financial Officer on January 25, 2006. Prior to that, he had served as the Executive Vice President and Chief Financial Officer of CCS Consolidated since March 2003. From 2000 to 2003, Mr. Spence was a partner in the firm of Tatum Partners, which specializes in providing Chief Financial Officers to clients in a variety of industries. Mr. Spence was employed by John Alden Financial Corporation, a publicly-held life and health insurer, from 1981 to 1999 in a variety of finance positions, including serving as the Senior

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Vice President of Finance and Accounting. Mr. Spence has also functioned as a financial consultant, interim chief financial officer and an educator at CPA continuing education seminars. Mr. Spence started his career in public accounting working for Haskins & Sells, a predecessor of Deloitte and Touche, and later at KPMG. As a seasoned finance executive, Mr. Spence is versed in strategic and operational planning, rapid growth, initial public offerings, leveraged buyouts, mergers and acquisitions, regulatory affairs, underwriting, turnarounds, and SEC reporting. He holds a B.S. degree from Emporia State University, is a member of the American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants, and holds a CPA license in the state of Florida.

M. Ileana Welte, 50. Ms. Welte became our Chief Marketing Officer and Senior Vice President on January 25, 2006. Prior to that, she was CCS Consolidated’s Senior Vice President and Chief Clinical Officer. Ms. Welte joined CCS Consolidated as the executive director of CareGuide@Home in June 2001 after the acquisition of CareGuide, Inc. by CCS Consolidated.  She has extensive experience in the design of programs providing care management services to the elderly and chronically ill.  With a background in building sales, business development and technology operations, Ms. Welte has built a clinical organization focused on providing quality health care to the elderly and chronically ill through application of evidence based medicine and innovative technologies.  Prior to joining CareGuide@Home full-time, Ms. Welte served as a senior operations and clinical consultant for business development and sales strategies for CareGuide@Home from 2000 to 2001.  Before joining CCS Consolidated and CareGuide@Home, Ms. Welte served as vice president of business development for Interval Research, Electric Planet, a Paul Allen company from 1997 to 1999 and Vice President of Sales for Maxis, Inc. from 1992 to 1997.  Ms. Welte holds a B.S.N. degree and has post graduate education in Geriatric Care Management.

Ann M. Boughtin, 53. Ms. Boughtin became our Executive Vice President and Chief Operating Officer on January 25, 2006. Prior to that, she had served as CCS Consolidated’s Senior Vice President and Chief Marketing Officer since August 2005. From September 2003 to August 2005, Ms. Boughtin served as general manager for the TennCare Partners Program, a $450 million service operated by Magellan Health Services for the Tennessee Medicaid program. Previously, she was vice president of business development for Comprehensive Neuroscience, Inc. where she worked from June 2001 to September 2003, She was vice president of marketing and business development from June 2000 through April 2001 for Centromine, a privately held technology company, providing an ASP enterprise solution for the behavioral health industry. She was vice president of managed care for Psychiatric Solutions, Inc., a company providing behavioral healthcare management services, from July 1998 until June 2000. Ms. Boughtin began her career as assistant executive director of a large, non-profit agency, and went on to spend 15 years in the New York State Office of Mental Health, where she worked as one of the 50 top executives. Ms. Boughtin holds a Master’s in Public Administration (MPA), and an MS and PS in Political Science, all from the State University of New York at Brockport.

Rex M. Dendinger II, 53. Rex Dendinger II became our Senior Vice President and Chief Information Officer on January 25, 2006. Prior to that, he had been CCS Consolidated’s Senior Vice President and Chief Information Officer since November 2005. Prior to joining CCS Consolidated, from September 2003 to November 2005, Mr. Dendinger served as interim chief executive officer and chief information officer at a number of firms, providing vital expertise to start-up organizations, executive leadership to a regional claims administration firm, and supported merger and acquisition transactions. From July 1998 to September 2003, Mr. Dendinger served as chief information officer of Magellan Health Services, where he was responsible for technology strategy and operations for a $100 million leader in the managed care industry. At Saint Vincent Health System in Pennsylvania from 1996 to 1998, Mr. Dendinger directed a corporate information technology initiative to re-engineer the entire corporate network, accommodating a newly designed infrastructure and software platform. Mr. Dendinger holds a B.S. degree in Computer Science from Lockyear College.

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Roger Louis Chaufournier, 48. As of January 25, 2006, Mr. Chaufournier will serve as the President and Chief Executive Officer of our provider improvement subsidiary. Mr. Chaufournier had been our Chief Executive Officer since April 1, 2000 and President between April 1, 2000 and October 27, 2004 and was a member of our Board of Directors from November 2004 to January 25, 2006. Prior to joining our company, Mr. Chaufournier was President of the STAR Advisory Group, a healthcare consulting firm he founded in 1998. From August 1996 to July 1999, Mr. Chaufournier was the Chief Operating Officer of the Managed Care Assistance Company, a company that developed and operated Medicaid health plans. Managed Care Assistance Company filed for protection under the federal bankruptcy laws in June 2000. From 1993 to 1996, Mr. Chaufournier was Assistant Dean for Strategic Planning for the Johns Hopkins University School of Medicine. In addition, Mr. Chaufournier spent twelve years in progressive leadership positions with the George Washington University Medical Center from 1981 to 1993.

Christine St. Andre, 55. As of January 25, 2006, Ms. St. Andre will serve as the Chief Operating Officer of our provider improvement subsidiary. Ms. St. Andre had been our Executive Vice President and Chief Operating Officer since June 5, 2000, and President since October 27, 2004. Ms. St. Andre has more than 20 years experience managing complex healthcare organizations. From 1994 to 2000, Ms. St. Andre was Chief Executive Officer for the University of Utah Hospitals and Clinics. Prior to 1994, Ms. St. Andre served as Chief Executive Officer of George Washington University Medical Center. Ms. St. Andre’s career in healthcare began in the area of information technology at the Thomas Jefferson University.

Kent Tapper, 49. As of January 25, 2006, Mr. Tapper became our Vice President, Finance, Sarbanes-Oxley and SEC Compliance. Mr. Tapper had been our Vice President, Financial Planning since April 1999. Mr. Tapper had also served as Chief Information Officer and Vice President, Systems Engineering and has been with our company since July 1995. Mr. Tapper was our acting Chief Financial Officer from April 2000 to January 25, 2006. From 1992 to 1995, Mr. Tapper served as Product Manager, Audio Response and Call Center Platforms for Northern Telecom, Inc. From 1983 to 1992, Mr. Tapper held Product Manager, Systems Engineering Manager and various engineering management positions with Northern Telecom.

Directors

Mark L. Pacala, 51. Mr. Pacala became a member of our board of directors as a result of the merger with CCS Consolidated. He has been a director of CCS Consolidated since 2002. He has over 20 years of operational and general management experience in services, technology and healthcare companies. He has been a Managing Director of Essex Woodlands Health Ventures since January 2004 and was a Venture Partner of Essex Woodlands Health Ventures from April 2002 to December 2003. From October 2001 to January 2003, Mr. Pacala was self-employed as a venture capital consultant. He served as Chief Executive Officer of American WholeHealth, Inc., an integrative health network company that combines conventional medicine, alternative medicine, nutrition and wellness, from September 1996 to September 2001. Prior to American WholeHealth, he served as Chief Executive Officer of Forum Group, a public senior housing and healthcare company with revenues in excess of $200 million, which was later sold to Marriott Corporation. From 1989 to 1994, Mr. Pacala was a Senior Vice President and General Manager at The Walt Disney Company, and he served as Director of Corporate Planning and Vice President of Operations at Marriott Corporation from 1984 to 1989. He began his career as a banker in 1977 at Manufacturers Hanover Trust Co. and transitioned to strategic planning in healthcare at Booz, Allen and Hamilton. Mr. Pacala currently serves on the board of directors of Health Grades, Inc., a provider of proprietary healthcare provider ratings and advisory services. He received a B.A. degree from

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Hamilton College where he graduated magna cum laude and Phi Beta Kappa, and later received an MBA degree from Harvard Business School, where he graduated with distinction.

Albert S. Waxman, Ph.D., 65. Dr. Waxman became a member of our board of directors as a result of the merger with CCS Consolidated and also serves as its Chairman. He has been a director of CCS Consolidated since 1998. He is a co-founder and senior managing member of Psilos Group Managers, LLC, a venture capital firm specializing in e-health and healthcare services investments since 1998. Prior to co-founding Psilos Group Managers, LLC, Dr. Waxman was, from 1993 to 1998, chairman and chief executive officer of Merit Behavioral Care Corporation, a healthcare company, and its predecessor companies, American Biodyne and Medco Behavioral Care, a subsidiary of Merck & Co., until its acquisition by Magellan Health Services in February 1998. Prior to American Biodyne, Dr. Waxman founded and served as President, Chairman and Chief Executive Officer of Diasonics, Inc. He holds several U.S. and foreign patents for display, imaging and diagnostic technologies and products. Dr. Waxman serves on the board of directors of Orthometrix, Inc. and is a director of several Psilos portfolio companies, including Comprehensive NeuroScience, HealthEdge, Health Hero Network and Active Health Management. He also serves on the Board of Directors of the New York City Investment Fund, a $100 million venture capital fund formed in 1996 by leading corporations and financial executives. Dr. Waxman received a B.S.E.E. degree from City College of New York and M.A. and Ph.D. degrees from Princeton University. He serves on the Advisor Council of Princeton University’s School of Engineering and Applied Sciences.

Daniel C. Lubin, 46. Mr. Lubin became a member of our board of directors as a result of the merger with CCS Consolidated. He has been a director of CCS Consolidated since January 2005. Mr. Lubin also served as a member of the board of directors of CCS Consolidated from 1998 to 2001. Mr. Lubin has been a managing member of Radius Ventures, LLC, a New York City venture capital firm, since 1997. From 1994 to 1997, Mr. Lubin was a director in the Investment Banking Division of Schroder Wertheim & Co., where he shared responsibility for managing the firm’s Health Care Group. In 1991, Mr. Lubin co-founded and was a managing director of KBL Healthcare Inc., a health and life sciences venture capital and investment banking organization, and served as president and chief operating officer of KBL Healthcare Acquisition Corp., a publicly-traded strategic acquisition fund. His prior affiliations include Manufacturers Hanover Trust, and the Center for Strategic and International Studies, where he served as Special Assistant to the Chairman. He was a founder of Cambridge Heart, Inc., a healthcare company engaged in the research, development and commercialization of products for the non-invasive diagnosis of cardiac disease. Mr. Lubin currently serves on the board of directors of BioLok International Inc., and EyeTel Imaging, Inc., each portfolio companies of Radius Ventures, LLC. He also serves on the Board of Trustees for The Haverford School. He earned a BS cum laude in Foreign Service from the Georgetown University School of Foreign Service and an MBA with honors from Harvard Business School.

Derace L. Schaffer, M.D., 59. Dr. Schaffer has been a director of our company since its inception in February 1995 and served as Chairman of the Board of Directors until November 2004. Dr. Schaffer is the founder and CEO of the Lan Group, a venture capital firm specializing in healthcare and high technology investments which position he has held for more than the last five years. He also serves as a director for the following public companies: Healthcare Acquisition Corporation, American Caresource Holdings, Inc. and Allion Healthcare, Inc. He received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. Dr. Schaffer is Clinical Professor of Radiology at the Cornell Medical School.

John Pappajohn, 77. Mr. Pappajohn has been a director of our company since its inception in February 1995, and served as its Secretary and Treasurer from inception through May 1995. Since 1969, Mr. Pappajohn has been the sole owner of Pappajohn Capital Resources, a venture capital firm and

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President of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa. He also serves as a director for the following public companies: Healthcare Acquisition Corporation, American Caresource Holdings, Inc., Allion Healthcare, Inc., MC Informatics, Inc. and Pace Health Management Systems, Inc. He also serves as Chairman for Healthcare Acquisition Corporation.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to us for the fiscal year ended March 31, 2006 and each of the fiscal years ended December 31, 2005, 2004 and 2003 for each person who served as our Chief Executive Officer during the fiscal year ended March 31, 2006 and our executive officers who received compensation in excess of $100,000 during the fiscal year ended March 31, 2006 (collectively the “Named Executive Officers”), and certain of our other executive officers. Subsequent to December 31, 2005, we changed our fiscal year end to March 31. Accordingly, information for the period from April 1, 2005 to December 31, 2005 has been included in both the line items labeled “2006” and “2005”.

Summary Compensation Table

			Annual Compensation
					Securities
					Underlying
Name and Principal Position	Year		Salary	Bonus	Options / SARs
Chris E. Paterson, President and Chief Executive Officer (*)	2006	(a)	$ 47,077	$ -	1,017,666
Roger L. Chaufournier, Former Chief Executive Officer (*)	2006 2005 2004 2003	(b)	278,969 268,790 250,007 219,611	- - 50,000 25,385	325,000 - 400,000 -
Ann M. Boughtin, Executive Vice President and Chief Operating Officer	2006	(c)	42,385	-	-
Glen A. Spence, Executive Vice President and Chief Financial Officer	2006	(d)	40,486	-	254,416
M. Ileana Welte, Senior Vice President and Chief Marketing Officer	2006	(e)	33,231	-	127,208
Rex M. Dendinger II, Senior Vice President and Chief Information Officer	2006	(f)	31,015	-	-

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Christine St. Andre, Former President and Chief Operating Officer	2006 2005 2004 2003	(g)	224,888 217,258 200,016 184,050	- - 40,000 22,212	150,000 - 200,000 -
Kent A. Tapper, Vice President, Finance	2006 2005 2004 2003	(h)	172,102 163,697 127,934 124,154	- - 30,000 14,913	100,000 - 125,000 -

____________________

(*)	Named Executive Officer
(a)

Dr. Paterson became our President and Chief Executive Officer on the merger date of January 25, 2006. Dr. Paterson’s base pay is $250,000 per annum. Dr. Paterson held options to purchase common stock of CCS Consolidated which were assumed by us and converted into an option to purchase up to 1,017,666 shares of our common stock.

(b)

Mr. Chaufournier served as our Chief Executive Officer until January 25, 2006, at which time he became President and CEO of Innovacare, our provider improvement division. On January 25, 2006, options held by Mr. Chaufournier to purchase up to 433,332 shares of our common stock were canceled in exchange for a warrant to purchase up to 325,000 shares of our common stock at an exercise price equal to $0.95 per share.

(c)	Ms. Boughtin became our Executive Vice President and Chief Operating Officer on the merger date of January 25, 2006. Ms. Boughtin’s base pay is $215,000 per annum.
(d)

Mr. Spence became our Executive Vice President and Chief Financial Officer on the merger date of January 25, 2006. Mr. Spence’s base pay is $215,000 per annum. Mr. Spence held an option to purchase common stock of CCS Consolidated which was assumed by us and converted into an option to purchase up to 254,416 shares of our common stock.

(e)

Ms. Welte became our Senior Vice President and Chief Marketing Officer on the merger date of January 25, 2006. Ms. Welte’s base pay is $180,000 per annum. Ms. Welte held an option to purchase common stock of CCS Consolidated which was assumed by us and converted into an option to purchase up to 127,208 shares of our common stock.

(f)	Mr. Dendinger became our Senior Vice President and Chief Information Officer on the merger date of January 25, 2006. Mr. Dendinger’s base pay is $168,000 per annum.
(g)

Ms. St. Andre served as our President and Chief Operating Officer until January 25, 2006, at which time she became the Chief Operating Officer of Innovacare, our provider improvement division. On January 25, 2006, options held by Ms. St. Andre to purchase up to 200,000 shares of our common stock were canceled in exchange for a warrant to purchase up to 150,000 shares of our common stock an exercise price of $0.95 per share.

(h)

Mr. Tapper served as our Vice President, Financial Planning until January 25, 2006, at which time he became our Vice President of Finance, Sarbanes-Oxley and SEC Compliance. On January 25, 2006, options held by Mr. Tapper to purchase up to 133,333 shares of our common stock were canceled in exchange for a warrant to purchase up to 100,000 shares of our common stock an exercise price of $0.95 per share.

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Option Grants in Last Fiscal Year

The following table shows individual stock option grants made during the fiscal year ended March 31, 2006 to our executive officers:

Name	Number of Securities Underlying Options Granted (#)(1)	Percentage of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/per Share)	Expiration Date	Market Price on Date of Grant ($/per Share)
Chris E. Paterson	1,017,666	72.7	0.2337	4/18/15	$1.06
Glen A. Spence	254,416	18.2	0.2337	4/18/15	$1.06
M. Ileana Welte	127,208	9.1	0.2337	4/18/15	$1.06

(1)  Each stock option granted by us during the fiscal year ended March 31, 2006 has a maximum term of ten years from the date of grant, subject to earlier termination upon the optionee’s cessation of service to us. Each such stock option granted by us represents the assumption, in connection with the merger with CCS Consolidated, of an option previously granted to the optionee to purchase common stock of CCS Consolidated. The number of shares of our common stock underlying each assumed option, and the exercise price of $0.2337 per share of our common stock, was calculated based upon the exchange ratio in connection with the merger. Each such stock option was accelerated in part so that it was 25% vested as of the merger closing date of January 25, 2006 and shall vest in 36 equal monthly installments thereafter.

Aggregated Option Exercises

and Option Values on March 31, 2006 and the Fiscal Year Then Ended

The following table sets forth certain information regarding unexercised options held by the executive officers listed in the foregoing tables at March 31, 2006 and grants of options during the fiscal year ended March 31, 2006 to these individuals. The tables do not give effect to grants of options that occurred after March 31, 2006. For additional information with respect to these grants, see “Stock Option Plan,” below.

	Shares acquired on exercise (#)	Value realized($)	Number of securities underlying unexercised options at		Value of unexercised in-the-money options at March 31, 2006($)
			March 31, 2006(#)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Chris E. Paterson	-	-	296,820	720,846	366,955	891,173
Roger L. Chaufournier	-	-	325,000	-	401,793	-
Ann M. Boughtin	-	-	-	-	-	-
Glen A. Spence	-	-	74,205	180,211	91,739	222,793
M. Ileana Welte	-	-	37,102	90,106	45,869	111,397
Rex M. Dendinger II	-	-	-	-	-	-
Christine St. Andre	25,000	50,125	150,000	-	185,433	-
Kent Tapper	-	-	100,000	-	123,629	-

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Compensation of Directors

Our directors do not receive compensation pursuant to any standard arrangement for their services as directors. All directors are reimbursed for expenses incurred in connection with attending meetings, including travel expenses to such meetings.

Our non-employee directors were previously eligible to participate in our Stock Option Plan. However, the Stock Option Plan expired in accordance with its terms during 2005, and no further grants may be made from such plan. With respect to prior grants made pursuant to the Stock Option Plan, non-employee directors received a one-time grant of a non-qualified stock option to purchase 36,000 shares of common stock at an exercise price equal to the fair market value per share on the date of their initial election to the board of directors. Such non-qualified stock options vest as to 20% of the option grant on the first anniversary of the grant, and 20% on each subsequent anniversary. The option is exercisable only during the non-employee director’s term and automatically expires on the date such director’s service terminates. Upon the occurrence of a change of control, as defined in the Stock Option Plan, all outstanding unvested options immediately vest.

Employment Agreements

As part of, and effective upon, the merger with CCS Consolidated in January 2006, we entered into employment agreements with each of Chris Paterson, Glen Spence, Roger Chaufournier, Christine St. Andre and Kent Tapper. During June 2006, we entered into employment agreements with each of Ileana Welte, Ann Boughtin and Rex Dendinger. The material terms of each of these agreements are described below.

Chris Paterson

Under the terms of Dr. Paterson’s employment agreement, he is employed in the capacity of our president and chief executive officer. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by us or Dr. Paterson. Dr. Paterson’s base salary under the employment agreement is $250,000 per year, and Dr. Paterson is eligible for a discretionary calendar year bonus in an amount up to 50% of his base salary, subject to his achievement of mutually agreed upon performance goals. In addition, Dr. Paterson is eligible for any other bonus payments as may be awarded by our board of directors. Dr. Paterson’s options to purchase shares of CCS Consolidated common stock were assumed by us at the closing of the Merger, and the vesting of such options was partially accelerated so that one quarter of the shares underlying the options were vested as of the closing of the Merger, with the remainder vesting in 36 equal monthly installments over the next three years. Dr. Paterson is also eligible to receive options to purchase shares of our common stock under our stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of our board of directors.

In the event that Dr. Paterson’s employment is terminated by us “without cause” or by Dr. Paterson for “good reason” (each as defined in his employment agreement), subject to Dr. Paterson’s entering into and not revoking a separation agreement and release in a form acceptable to us, Dr. Paterson will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of twelve months; (ii) a pro rated portion of any annual bonus that he would have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that we were paying prior to the date of termination for as long as he is receiving severance payments under the

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employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Glen Spence

Under the terms of Mr. Spence’s employment agreement, he is employed in the capacity of our chief financial officer. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by us or Mr. Spence. Mr. Spence’s base salary under the employment agreement is $215,000 per year, and Mr. Spence is eligible for a discretionary calendar year bonus in an amount up to 20% of his base salary, subject to his achievement of mutually agreed upon performance goals. In addition, Mr. Spence is eligible for any other bonus payments as may be awarded by our board of directors. Certain of Mr. Spence’s options to purchase shares of CCS Consolidated common stock were assumed by us at the closing of the Merger, and the vesting of such options was partially accelerated so that one quarter of the shares underlying the options were vested as of the closing of the Merger, with the remainder vesting in 36 equal monthly installments over the next three years. Mr. Spence is also eligible to receive options to purchase shares of our common stock under our stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of our board of directors.

In the event that Mr. Spence’s employment is terminated by us “without cause” or by Mr. Spence for “good reason” (each as defined in his employment agreement), subject to Mr. Spence’s entering into and not revoking a separation agreement and release in a form acceptable to us, Mr. Spence will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of six months; (ii) a pro rated portion of any annual bonus that he would have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that we were paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Ileana Welte

Under the terms of Ms. Welte’s employment agreement, she is employed in the capacity of our chief clinical officer and senior vice president. Her employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by us or Ms. Welte. Ms. Welte’s base salary under the employment agreement is $180,000 per year, and Ms. Welte is eligible for a discretionary calendar year bonus in an amount up to 20% of her base salary, subject to her achievement of mutually agreed upon performance goals. In addition, Ms. Welte is eligible for any other bonus payments as may be awarded by our board of directors. Ms. Welte’s options to purchase shares of CCS Consolidated common stock were assumed by us at the closing of the Merger, and the vesting of such options was partially accelerated so that one quarter of the shares underlying the options were vested as of the closing of the Merger, with the remainder vesting in 36 equal monthly installments over the next three years. Ms. Welte is also eligible to receive options to purchase shares of our common stock under our stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of our board of directors.

In the event that Ms. Welte’s employment is terminated by us “without cause” or by Ms. Welte for “good reason” (each as defined in her employment agreement), subject to Ms. Welte’s entering into and not revoking a separation agreement and release in a form acceptable to us, Ms. Welte will be entitled to receive: (i) severance payments equal to her then applicable base salary for a period of six months; (ii)

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a pro rated portion of any annual bonus that she would have received had she remained employed through the calendar year for which the bonus is calculated; and (iii) if she timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that we were paying prior to the date of termination for as long as she is receiving severance payments under the employment agreement (or until she is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Ann Boughtin

Under the terms of Ms. Boughtin’s employment agreement, she is employed in the capacity of our chief operating officer and executive vice president. Her employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by us or Ms. Boughtin. Ms. Boughtin’s base salary under the employment agreement is $215,000 per year, and Ms. Boughtin is eligible for a discretionary calendar year bonus in an amount up to 20% of her base salary, subject to her achievement of mutually agreed upon performance goals. In addition, Ms. Boughtin is eligible for any other bonus payments as may be awarded by our board of directors. Ms. Boughtin is also eligible to receive commissions pursuant to our commission plan, in accordance with the terms and conditions of that plan. Ms. Boughtin is also eligible to receive options to purchase shares of our common stock under our stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of our board of directors.

In the event that Ms. Boughtin’s employment is terminated by us “without cause” or by Ms. Boughtin for “good reason” (each as defined in her employment agreement), subject to Ms. Boughtin’s entering into and not revoking a separation agreement and release in a form acceptable to us, Ms. Boughtin will be entitled to receive: (i) severance payments equal to her then applicable base salary for a period of six months; (ii) a pro rated portion of any annual bonus that she would have received had she remained employed through the calendar year for which the bonus is calculated; and (iii) if she timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that we were paying prior to the date of termination for as long as she is receiving severance payments under the employment agreement (or until she is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Rex Dendinger III

Under the terms of Mr. Dendinger’s employment agreement, he is employed in the capacity of our chief information officer and senior vice president. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by us or Mr. Dendinger. Mr. Dendinger’s base salary under the employment agreement is $168,000 per year, and Mr. Dendinger is eligible for a discretionary calendar year bonus in an amount up to 20% of his base salary, subject to his achievement of mutually agreed upon performance goals. In addition, Mr. Dendinger is eligible for any other bonus payments as may be awarded by our board of directors. Mr. Dendinger is also eligible to receive options to purchase shares of our common stock under our stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of our board of directors.

In the event that Mr. Dendinger’s employment is terminated by us “without cause” or by Mr. Dendinger for “good reason” (each as defined in his employment agreement), subject to Mr. Dendinger’s entering into and not revoking a separation agreement and release in a form acceptable to us, Mr. Dendinger will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of six months; (ii) a pro rated portion of any annual bonus that he would have received had he

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remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that we were paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Roger Chaufournier

Under the terms of Mr. Chaufournier’s employment agreement, he is employed in the capacity of President of our provider improvement division, reporting to our chief executive officer. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by us or Mr. Chaufournier. Mr. Chaufournier’s base salary under the employment agreement is $262,500 per year, and Mr. Chaufournier is eligible for a calendar year bonus if our board of directors determines in its sole reasonable discretion that the earnings before charges for interest, taxes, depreciation and amortization (“EBITDA”) for our provider improvement division for the year has exceeded $1,000,000, and Mr. Chaufournier remains employed by us through the end of the calendar year. If both these conditions are met, Mr. Chaufournier’s bonus shall be equal to a percentage of such EBITDA as follows:

•	12% of the EBITDA of the provider improvement division over $1,000,000 but less than $2,000,000;

•	18% of the EBITDA of the provider improvement division over $2,000,000 but less than $3,000,000;

•	24% of the EBITDA of the provider improvement division over $3,000,000 but less than $4,000,000; and

•	30% of the EBITDA of the provider improvement division over $4,000,000.

In addition, Mr. Chaufournier is eligible to receive options to purchase shares of our common stock under our stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of our board of directors.

In the event that Mr. Chaufournier’s employment is terminated by us “without cause” or by Mr. Chaufournier for “good reason” (each as defined in his employment agreement), subject to Mr. Chaufournier’s entering into and not revoking a separation agreement and release in a form acceptable to us, Mr. Chaufournier will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of twelve months; (ii) a pro rated portion of any annual bonus that he would have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that we were paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Christine St. Andre

Under the terms of Ms. St. Andre’s employment agreement, she is employed in the capacity of Chief Operating Officer of our provider improvement division. Her employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by us

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or Ms. St. Andre. Ms. St. Andre’s base salary under the employment agreement is $210,000 per year, and Ms. St. Andre will be eligible for a calendar year bonus if our board of directors determines in its sole reasonable discretion that the EBITDA for the provider improvement division for the year has exceeded $1,000,000, and Ms. St. Andre remains employed by us through the end of the calendar year. If both these conditions are met, Ms. St. Andre’s bonus shall be equal to a percentage of such EBITDA as follows:

•	8% of the EBITDA of the provider improvement division over $1,000,000 but less than $2,000,000;

•	12% of the EBITDA of the provider improvement division over $2,000,000 but less than $3,000,000;

•	16% of the EBITDA of the provider improvement division over $3,000,000 but less than $4,000,000; and

•	20% of the EBITDA of the provider improvement division over $4,000,000.

In addition, Ms. St. Andre is eligible to receive options to purchase shares of our common stock under our stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of our board of directors.

In the event that Ms. St. Andre’s employment is terminated by us “without cause” or by Ms. St. Andre for “good reason” (each as defined in her employment agreement), subject to Ms. St. Andre’s entering into and not revoking a separation agreement and release in a form acceptable to us, Ms. St. Andre will be entitled to receive: (i) severance payments equal to her then applicable base salary for a period of twelve months; (ii) a pro rated portion of any annual bonus that she would have received had she remained employed through the calendar year for which the bonus is calculated; and (iii) if she timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that we were paying prior to the date of termination for as long as she is receiving severance payments under the employment agreement (or until she is eligible for health care coverage under another employer’s plan, whichever period is shorter).

Kent Tapper

Under the terms of Mr. Tapper’s employment agreement, he is employed in the capacity of our Vice President of Finance, Sarbanes-Oxley and SEC Compliance, reporting to our chief financial officer. His employment agreement has an initial one year term, which automatically renews for additional one-year periods unless earlier terminated by us or Mr. Tapper. Mr. Tapper’s base salary under the employment agreement is $175,000 per year, and Mr. Tapper is eligible for any other bonus payments as may be awarded by our board of directors. In addition, Mr. Tapper is eligible to receive options to purchase shares of our common stock under our stock option plans on the same basis as similarly situated employees. The decision to grant any such options and the terms of such options will be within the discretion of our board of directors. Mr. Tapper will be responsible for temporary living accommodations in the Coral Springs, Florida area by the end of July 2006, and we have agreed to pay travel and commuting expenses. In addition, we will pay up to $10,000 in expenses for temporary living accommodations plus amounts associated with income taxes thereon. In the event that Mr. Tapper terminates his employment with us within one year after his relocation to Florida, Mr. Tapper will be required to repay a prorated portion of such relocation costs.

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In the event that Mr. Tapper’s employment is terminated by us “without cause” or by Mr. Tapper for “good reason” (each as defined in his employment agreement), subject to Mr. Tapper’s entering into and not revoking a separation agreement and release in a form acceptable to us, Mr. Tapper will be entitled to receive: (i) severance payments equal to his then applicable base salary for a period of six months; (ii) a pro rated portion of any annual bonus that he would have received had he remained employed through the calendar year for which the bonus is calculated; and (iii) if he timely elects and remains eligible for continued coverage under COBRA, that portion of the COBRA premiums that we were paying prior to the date of termination for as long as he is receiving severance payments under the employment agreement (or until he is eligible for health care coverage under another employer’s plan, whichever period is shorter).

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STOCK OPTION PLANS

All stock options outstanding as of March 31, 2006 were granted under our Amended and Restated Stock Option Plan adopted by the board of directors and stockholders in 1995, which expired in 2005 on the tenth anniversary of its adoption (the “Original Plan”) or the CCS Consolidated, Inc. 2005 Equity Incentive Plan, which was assumed by us on January 25, 2006 as part of the Merger (the “CCS Plan” and collectively the “Plans”). As of March 31, 2006, 1,847,367 shares of our common stock are reserved for issuance under the Plans. No new grants can be made under the Original Plan.

As of March 31, 2006, options to acquire 1,847,367 shares of common stock were outstanding to our employees and directors. The following table sets forth information regarding the number of options outstanding and the exercise price of these options.

Number of Options Outstanding at March 31, 2006	Exercise Price
1,399,290	$ 0.23
4,166	2.25
315,000	2.28
118,700	2.80
6,297	16.50
2,500	22.56
706	29.26
708	33.00
1,847,367

Under the terms of the Original Plan, all outstanding options immediately vest upon a change of control event. A qualifying change of control event did occur on January 25, 2006, and all options granted under the Original Plan became vested on that date.

All outstanding options granted under the CCS Plan were 25% vested as of January 25, 2006, the date of the Merger, and vest monthly thereafter in 36 equal installments.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 18, 2006, by

•	each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock;

•

each person who served as our Chief Executive Officer during the fiscal year ended March 31, 2006, and our other executive officers who received compensation in excess of $100,000 during the fiscal year ended March 31, 2006, whom we refer to as the Named Executive Officers;

•	each of our current directors and executive officers; and

•	all executive officers and directors as a group.

Percentages are based on a total of 67,538,976 shares of common stock outstanding as of July 18, 2006. Unless otherwise indicated, the address of each listed stockholder is c/o Patient Infosystems, Inc., 12301 N.W. 39th Street, Coral Springs, Florida, 33065.

	Shares Beneficially	Percentage Beneficially
Beneficial Owner	Owned	Owned
Executive Officers and Directors
Marc L. Pacala(2) (15)	15,009,324	22.0%
Albert S. Waxman(3)	9,447,075	14.0%
John Pappajohn(4)(15)	8,419,957	12.5%
Daniel C. Lubin(5)(15)	6,540,131	9.7%
Derace L. Schaffer, M.D.(6)	1,169,947	1.7%
Chris E. Paterson(8)**	1,017,666	1.5%
Roger L. Chaufournier(7)**	325,000	(1)
Glen A. Spence(11)*	254,416	(1)
Christine St. Andre(9)	175,000	(1)
M. Ileana Welte(12)*	127,208	(1)
Kent A. Tapper(10)	103,008	(1)
Ann M. Boughtin*	-	(1)
Rex M. Dendinger II*	-	(1)

All directors and executive officers as a group (13 persons) (16)	41,764,841	60.0%

Five Percent Stockholders of Common Stock
Principal Life Insurance	3,745,350	5.5%
801 Grand Ave.
Des Moines, IA 50392

Entities affiliated with Essex Woodlands Health Ventures (2) (15)	15,009,324	22.0%
190 South LaSalle Street, Suite 2800
Chicago, IL 60603

Hickory Venture Capital Corporation (13) (15)	8,642,454	12.7%

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301 Washington Street, NW, Suite 301
Huntsville, AL 35801

Radius Venture Partners I, L.P. (5) (15)	6,540,131	9.7%
400 Madison Avenue, 8th Floor
New York, NY 10017

Entities affiliated with Psilos Group Partners (14) (15)	6,101,233	9.0%
625 Avenue of the Americas, 4th Floor
New York, NY 10011

__________

*	Became an executive officer effective January 25, 2006 upon completion of the merger with CCS Consolidated.
**	Named Executive Officer.

(1)	Less than 1%.
(2)

Consists of 1,615,589 shares of common stock held of record by Essex Woodlands Health Ventures Fund V, L.P. and 12,678,199 shares of common stock held of record by CCS Consolidated Holdings, LLC. Mr. Pacala is a general partner of Essex Woodlands Health Ventures Fund V, L.P. and is a manager of CCS Consolidated Holdings, LLC and shares voting and dispositive power with respect to the shares held by each of these entities and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Amount also includes 715,536 shares of common stock issuable upon exercise of a warrant held by Essex Woodlands Health Ventures Fund V, L.P. and exercisable within 60 days of July 18, 2006.

(3)

Consists of 729,503 shares of common stock held of record by Psilos Group Partners II, L.P., 5,013,169 shares of common stock held of record by CCS Consolidated Holdings, LLC, 35,466 shares of common stock held of record by CCP/Psilos CCS, LLC and 3,668,937 shares of common stock currently held by an escrow agent for the benefit of certain former stockholders of CCS Consolidated, over which Dr. Waxman exercises voting power. Dr. Waxman is a managing member of, or managing member of the general partner of, Psilos Group Partners, L.P., Psilos Group Partners II, L.P. and CCP/Psilos CCS, LLC. Dr. Waxman is also a manager of CCS Consolidated Holdings, LLC. As a result, Dr. Waxman shares voting and dispositive power with respect to the shares held by these entities and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Shares of common stock issuable upon exercise of a warrant held by Psilos Group Partners II, L.P. and exercisable within 60 days of July 18, 2006 are included in the number of shares set forth above over which Dr. Waxman exercises voting power in his capacity as party to the escrow agreement.

(4)

Consists of 6,625,521 shares held of record by Mr. Pappajohn, 30,000 shares held of record by Halkis, Ltd., a sole proprietorship owned by Mr. Pappajohn, 30,000 shares held of record by Thebes, Ltd., a sole proprietorship owned by Mr. Pappajohn’s spouse, 30,000 shares held directly by Mr. Pappajohn’s spouse, 1,666,936 shares held by a voting trust and a fully vested and exercisable warrant to purchase 37,500 shares of common stock. Mr. Pappajohn disclaims beneficial ownership of the shares owned by Thebes, Ltd., by his spouse and by the voting trust.

(5)

Consists of 244,647 shares of common stock held of record by Radius Venture Partners I, L.P. and 6,187,129 shares held of record by CCS Consolidated Holdings, LLC. Mr. Lubin is a general partner of Radius Venture Partners I, L.P., shares voting and dispositive power with respect to the shares held by Radius Venture Partners I, L.P. and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Jordan Davis, another general partner of Radius Venture Partners I, L.P., is a manager of CCS Consolidated Holdings, LLC and shares voting and dispositive power with respect to the shares held by Radius Venture Partners I, L.P. and disclaims beneficial ownership of the shares in which he has no pecuniary interest. Amount also includes 108,355 shares of common stock issuable

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upon exercise of a warrant held by Radius Venture Partners I, L.P. and exercisable within 60 days of July 18, 2006.

(6)

Consists of 1,120,447 shares held of record by Dr. Schaffer, 12,000 shares held of record by Dr. Schaffer’s children and a fully vested and exercisable warrant to purchase 37,500 shares of common stock.

(7)	Consists of a fully vested and exercisable warrant to purchase 325,000 shares of common stock.
(8)

Consists of 1,017,666 shares of common stock issuable pursuant to early exercise features of an option exercisable within 60 days. Of these shares, 636,043 shares underlying this option are not vested and would not be transferable by Dr. Paterson until vested. Accordingly, Dr. Paterson is not deemed to have investment power over such shares.

(9)	Consists of 25,000 shares held of record by Ms. St. Andre and a fully vested and exercisable warrant to purchase 150,000 shares of common stock.
(10)	Consists of 3,008 shares held of record by Mr. Tapper and a fully vested and exercisable warrant to purchase 100,000 shares of common stock.
(11)

Consists of 254,416 shares of common stock issuable pursuant to early exercise features of an option exercisable within 60 days. Of these shares, 159,012 shares underlying this option are not vested and would not be transferable by Mr. Spence until vested. Accordingly, Mr. Spence is not deemed to have investment power over such shares.

(12)

Consists of 127,208 shares of common stock issuable pursuant to early exercise features of an option exercisable within 60 days. Of these shares, 79,506 shares underlying this option are not vested and would not be transferable by Ms. Welte until vested. Accordingly, Ms. Welte is not deemed to have investment power over such shares.

(13)

Consists of 968,814 shares of common stock held of record by Hickory Venture Capital Corporation and 7,244,557 shares held of record by CCS Consolidated Holdings, LLC. Amount also includes 429,085 shares of common stock issuable upon exercise of a warrant held by Hickory Venture Capital Corporation and exercisable within 60 days of July 18, 2006.

(14)

Consists of 729,503 shares of common stock held of record by Psilos Group Partners II, L.P., 5,013,169 shares of common stock held of record by CCS Consolidated Holdings, LLC and 35,466 shares of common stock held of record by CCP/Psilos CCS, LLC. Albert S. Waxman, a director of, Psilos Group Partners, L.P., Psilos Group Partners II, L.P. and CCP/Psilos CCS, LLC. Amount also includes 323,095 shares of common stock issuable upon exercise of a warrant held by Psilos Group Partners II, L.P. and exercisable within 60 days of July 18, 2006.

(15)

As described in greater detail in footnotes 2, 3, 5 and 13, certain of these entities are members of CCS Consolidated Holdings, LLC. CCS Consolidated Holdings owns of record an aggregate of 31,123,053 shares of common stock. The managers of CCS Consolidated Holdings, who share voting and investment power over the securities held of record by CCS Consolidated Holdings, are Albert Waxman, Mark Pacala, Jordan Davis and Thomas Noojin. Each of these individuals disclaims beneficial ownership of the shares in which he has no pecuniary interest. The shares of common stock held by CCS Consolidated Holdings, LLC will be distributed to its members pursuant to a limited liability company agreement.

(16)

Consists of 34,379,678 shares held of record, 1,666,936 shares held by a voting trust, 3,668,937 shares held by an escrow agent, 650,000 shares issuable upon exercise of fully vested warrants, and 1,399,290 shares pursuant to early exercise features of the stock options. Of these shares underlying stock options, 874,561 shares are not vested and would not be transferable until vested.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Between April 2003 and January 2004, we issued 840,118 shares of Series D 9% Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) under the terms of the Note and Stock Purchase Agreement dated April 11, 2003 and amended on September 10, 2003. John Pappajohn and Derace Schaffer, M.D., two of our directors, purchased 435,233 and 5,318 shares, respectively, of Series D Preferred Stock. The shares of Series D Preferred Stock have been converted into common stock on a 10-for-1 basis in accordance with their terms.

In January 2004, we borrowed $200,000 for working capital from Mr. Pappajohn which was repaid in March 2004 using the proceeds of the sale of our common stock. During the three month period ended September 30, 2004, we borrowed $570,000 of working capital from Mr. Pappajohn which was repaid in September 2004 using the proceeds of a line of credit with Wells Fargo Bank Iowa, N.A. (“Wells Fargo”) which indebtedness was guaranteed by Mr. Pappajohn.

On December 31, 2003, we entered into the Third Addendum to the Second Amended and Restated Credit Agreement with Wells Fargo, which extended the term of the $3,000,000 credit facility from January 2, 2004 to July 31, 2005. Dr. Schaffer and Mr. Pappajohn guaranteed this extension. In consideration of their guarantees, in February 2004, we granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 47,500 shares of Series D Preferred Stock, which warrants have been exercised and the underlying shares have been converted to common stock. We valued these warrants at $1,085,375 using the Black-Scholes method.

On September 21, 2004, we entered into the Fourth Addendum to the Second Amended and Restated Credit Agreement with Wells Fargo, which increased the amount of the credit facility to $7,000,000 and extended the term to July 31, 2006. Dr. Schaffer and Mr. Pappajohn guaranteed these extensions. In consideration of their guarantees, in September 2004 we granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 1,000,000 shares of our common stock for $1.68 per share. We valued these warrants at $1,416,500 using the Black-Scholes method.

On February 2, 2005, our wholly owned subsidiary ACS entered into the First Addendum to the Credit Agreement with Wells Fargo, which increased the amount of ACS’s credit facility to $3,000,000. Dr. Schaffer and Mr. Pappajohn, directors of both us and ACS, guaranteed this extension. Also on February 2, 2005, we entered into the Fifth Addendum to the Second Amended and Restated Credit Agreement with Wells Fargo, which decreased the amount of our credit facility to $6,000,000. ACS repaid $1,000,000 of debt to us using its credit facility, which we used to retire $1,000,000 of our credit facility. In consideration of the guarantees, ACS issued warrants to Mr. Pappajohn and Dr. Schaffer to purchase 974,950 shares of ACS common stock at the fair market value per share on the date of grant.

On October 31, 2005, we issued 547,224 shares of common stock valued at $3.44 per share and paid $17,351 in cash to the holders of our preferred stock in lieu of accrued dividends which we were obligated to pay upon conversion of such preferred stock into common stock. John Pappajohn and Derace Schaffer, M.D., two of our directors, received 279,465 and 40,694 shares of our common stock, respectively, and Principal Life Insurance Company, a beneficial owner of more than 5% of our outstanding common stock, received 193,860 shares of our common stock in satisfaction of the accrued dividends.

On January 25, 2006, we paid dividends in arrears totaling $192,785 to the holders of our Series C and D Preferred Stock. In lieu of $178,036 of cash, John Pappajohn and Derace Schaffer, M.D., two of

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our directors, received 23,733 and 2,387 shares of ACS common stock, respectively, and Principal Life Insurance Company, a beneficial owner of more than 5% of our outstanding common stock, received 18,390 shares of ACS common stock in satisfaction of the accrued dividends. Such shares of ACS common stock were held by us as available-for-sale securities.

As described elsewhere in this prospectus, in connection with the Merger with CCS Consolidated, on January 25, 2006, we assumed obligations under a line of credit arrangement with Comerica Bank. The satisfaction of our obligations under the line of credit are also guaranteed by certain of the former stockholders of the CCS Consolidated who became our stockholders upon the closing of the Merger. These stockholders, which are entities affiliated with Essex Woodlands Health Ventures, Hickory Venture Capital Corporation, Radius Venture Partners and Psilos Group Partners, are each beneficial owners of 5% or more of our common stock. Certain individuals associated with these entities, Mark Pacala, Daniel Lubin and Albert Waxman, are also current directors of our company.

In exchange for delivering guaranties to Comerica Bank to satisfy the obligations under the line of credit, these former stockholders of CCS Consolidated were issued warrants to purchase shares of capital stock of CCS Consolidated, which vested over time based on the outstanding balances under the line of credit. As part of the Merger, the unvested portion of these warrants was terminated and replaced by warrants to purchase shares of our common stock (the “Replacement Warrants”). Each of the Replacement Warrants has an exercise price of $0.003172 per share of our common stock. These Replacement Warrants vest through November 17, 2006 based on the outstanding balances under the line of credit. If the Replacement Warrants fully vest and are exercised in full for a cash payment of the aggregate exercise price, the holders of the Replacement Warrants will receive an aggregate of 3,152,141 shares of common stock. These 3,152,141 shares of common stock were issued into escrow at the closing of the Merger. To the extent that the Replacement Warrants do not vest, or are not exercised in full, the shares of common stock underlying the Replacement Warrants will be released from escrow to all former stockholders of CCS Consolidated at the effective time of the Merger in accordance with the Merger Agreement. Dr. Waxman is the representative of the former stockholders of CCS Consolidated and is a party to the escrow agreement between us and the escrow agent.

In September 2005, we entered into a letter agreement with Psilos Group Partners II, L.P. (“Psilos”) regarding a success fee payable to Psilos by us upon the occurrence of certain events or the passage of time. The letter agreement was contingent upon and effective only at completion of the Merger. Psilos and its affiliated entities beneficially own more than 5% of our outstanding common stock, and Albert Waxman, a director of Psilos, is also a director of our company. Such a fee would be payable to Psilos upon the earliest to occur of the following:

•

any consolidation or merger of us with or into any other corporation or other entity or person, or any other corporate reorganization, in which our capital stock immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization;

•	any transaction or series of related transactions to which we are a party in which in excess of fifty percent (50%) of our voting power is transferred;
•	a sale, lease, exclusive license or other disposition of all or substantially all of our assets;
•

the filing of a registration statement under the Securities Act of 1933, as amended, relating to an underwritten public offering of common stock to be issued by us in which Psilos is permitted to participate as a selling stockholder; or

•	July 25, 2007, being the expiration date of the eighteen month lock-up period following the date of the Merger.

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The amount of the fee, if any, is dependent upon the value of our common stock issued to the former CCS Consolidated stockholders in the Merger as determined in the letter agreement between us and Psilos. In the event that such valuation is less than $35,000,000, no fee will be paid. In the event that such valuation exceeds $35,000,000, Psilos will be entitled to 10% of such excess; provided that in no event shall the fee exceed $500,000. At the closing of the Merger, we issued 516,796 shares of common stock into escrow to be used for satisfaction of the fee, if any. The fee, if any, will be payable by releasing a number of these escrowed shares of our common stock with a fair market value equal to the bonus payment.

In addition, under a stockholders agreement entered into at the closing of the Merger, stockholders holding approximately 65% of the outstanding voting shares of our common stock after the consummation of the Merger have agreed to vote their shares in favor of the election of John Pappajohn, a director of our company prior to the Merger, Derace Schaffer, a director of our company prior to the Merger, and three individuals designated by holders of at least a majority of our common stock held by the former stockholders of CCS Consolidated who are parties to the stockholders agreement. The three new directors appointed after the Merger were Mark L. Pacala, Daniel C. Lubin and Albert S. Waxman, Ph.D., who are representatives of Essex Woodlands Health Ventures, Radius Venture Partners and Psilos Group Partners, respectively.

Lock-Up Agreements

In connection with the closing of the Merger, we entered into “lockup” agreements with our largest stockholders. Lockup agreements were signed and delivered by stockholders holding approximately 75% of our issued and outstanding shares as of the closing of the Merger, including all stockholders beneficially owning 5% or more of our outstanding common stock. Each stockholder signing a lockup agreement agreed not to sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any of our securities held by such stockholder for a period of eighteen (18) months following the closing of the Merger, or until July 25, 2007, subject to certain limited exceptions. After the expiration of this 18-month period ending on July 25, 2007, and during each 3-month period thereafter until June 30, 2008, each stockholder may sell a number of our securities equal to the greater of:

•	1% of the number of shares of our common stock outstanding as of the date of determination; or

•

the average weekly reported volume of trading of our common stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of determination.

After June 30, 2008, all securities held by such stockholders shall no longer be subject to the lockup agreements.

In addition, in the event that after July 25, 2007, there is either a change of control transaction involving us, or a primary offering of shares of our common stock (or securities convertible into shares of our common stock for no additional consideration) constituting at least 25% of the shares of our common stock then outstanding, then in each such case all securities held by such stockholders will no longer be subject to the restrictions contained in the lockup agreement.

With respect to the lockup agreements signed by Roger Chaufournier, Christine St. Andre and Kent Tapper, each of whom were our executive officers immediately prior to the closing of the Merger, in the event that any of such individuals ceases to be an employee of us or any of our affiliates, for any reason or no reason, then the securities held by such individual will be released from the restrictions

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contained in their lockup agreements thirty (30) days after the date the employment relationship ends, unless earlier released as described above.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of capital stock, divided into (i) 80,000,000 shares of common stock, par value $0.01 per share and (ii) 20,000,000 shares of preferred stock, par value $0.01 per share. As of July 18, 2006, there are 67,538,976 shares of common stock outstanding, held of record by approximately 300 stockholders. There are no shares of our preferred stock outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50% of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

•

to receive any dividends as may be declared by the board of directors out of funds legally available for such purpose after payment of accrued dividends on the outstanding shares of preferred stock; and

•

in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock having preference over the common stock.

All of the outstanding shares of common stock are validly issued, fully paid and nonassessable. Holders of common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

Authorized Preferred Stock

Our board of directors has the authority within the limitations set forth in our certificate of incorporation to provide by resolution for the issuance of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series.

Warrants

As of July 18, 2006, there are outstanding warrants to purchase 1,089,536 shares of our common stock. All of such warrants are fully vested. This excludes the Replacement Warrants issued as part of the merger with CCS Consolidated to certain former holders of CCS Consolidated capital stock who are guarantors of CCS Consolidated’s obligations under its line of credit with Comerica Bank. The shares underlying the Replacement Warrants have been deposited into escrow and may be acquired by such former CCS Consolidated stockholders based upon the outstanding balance of the line of credit. To the extent that the Replacement Warrants do not vest, or are not exercised in full, the shares of our common stock underlying the Replacement Warrants will be released from escrow to all former stockholders of CCS Consolidated in accordance with the Merger Agreement.

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Of the 1,089,536 shares underlying outstanding warrants described above, 307,036 shares are being registered in the registration statement of which this prospectus is a part and are issuable upon exercise of warrants that we have issued to the selling stockholders.

Market for Common Stock

Shares of our common stock are listed on the OTC Bulletin Board under the symbol “PATY.”

Transfer Agent and Registrar

Our transfer agent and registrar is Continental Stock Transfer and Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

As of July 18, 2006, we had an aggregate of 67,538,976 shares of common stock outstanding. If all options and warrants currently outstanding to purchase shares of common stock were to be exercised, there would be an aggregate of 70,475,879 shares of common stock outstanding. Of the 70,475,879 shares, up to 7,933,580 shares are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an “affiliate,” which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

All of the remaining shares of common stock currently outstanding are “restricted securities” or owned by “affiliates,” as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The restricted securities are not eligible for sale without registration under Rule 144. The table below provides additional information on the number of shares that may be publicly sold and the dates that they become eligible for sale. As of July 18, 2006, there were outstanding options to purchase 1,850,070 shares of our common stock.

The number of shares that will become eligible for resale between the date of this prospectus and July 25, 2007 are as follows:

Date	Number of shares eligible for sale	Comment

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Currently	7,933,580

Shares outstanding other than (i) the shares being sold pursuant to this prospectus, (ii) shares issued in connection with the merger with CCS Consolidated and (iii) shares held by:

- John Pappajohn;

- Derace Schaffer;

- Principal Life Insurance Company;

- Christine St. Andre;

- Kent Tapper;

- Psilos Group Partners, L.P., Psilos Group Partners II, L.P. and CCP/Psilos CCS, LLC (collectively, “Psilos”);

- Essex Woodlands Health Ventures Fund IV, L.P. and Essex Woodlands Health Ventures Fund V, L.P. (collectively “Essex Woodlands”);

- Hickory Venture Capital Corporation (“Hickory”);

- Radius Venture Partners I, L.P. (“Radius”);

- CCS Consolidated Holdings LLC (“CCS Holdings”); and

- SG Cowen Securities Corp. and its affiliates (collectively, “SG Cowen”); and

issuable upon immediately exercisable options and warrants other than options and warrants held by directors and executive officers and warrants issued as part of the 2005 PIPE financing, the shares underlying which are being registered on the registration statement of which this prospectus is a part.

Upon the effective date of the registration statement of which this prospectus is a part	3,895,598	Shares sold in our PIPE offerings during October 2005 and December 2005 and shares issuable upon exercise of warrants issued in connection with such transaction.
January 25, 2007	2,142,962	Shares issued in the merger, except for shares issued to: Psilos, Essex Woodlands, Hickory, Radius, CCS Holdings, and SG Cowen.
July 25, 2007	52,750,005

Shares (i) issued in the merger (excluding shares deposited into escrow in the merger) to Psilos, Essex Woodlands, Hickory, Radius, CCS Holdings and SG Cowen; and (ii) held by John Pappajohn, Derace Schaffer, Principal Life Insurance Company, Roger Chaufournier, Christine St. Andre and Kent Tapper (including shares underlying exercisable options and warrants).

These shares will remain subject to volume limitations of Rule 144 for the following 12 month period.

Various dates	3,753,734

Shares (i) underlying options and warrants (other than those listed above) that are immediately exercisable and that vest and become exercisable and transferable, subject to the terms thereof, at various times in the future (including options currently held by Chris Paterson, Glen Spence and Ileana Welte and warrants held by former directors); and (ii) shares deposited into escrow at the closing of the merger which, when released to former CCS Consolidated stockholders, will become transferable on January 25, 2007 or July 25, 2007, depending on which stockholders such shares are released to.

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The sale and distribution of these shares, or the perception that such sales or distributions might occur, may cause a decline in the market price of our common stock.

Rule 144

Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including any of our affiliates or persons whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of common stock; or

•	the average weekly trading volume of shares of common stock during the four calendar weeks preceding such sale.

A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

Charter and Bylaws Provisions and Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a “business combination,” which includes a merger or sale of more than 10% of the corporation’s assets, with any “interested stockholder,” or a stockholder who owns 15% or more of the corporation’s outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an “interested stockholder,” unless (i) the business combination or the transaction in which such stockholder became an “interested stockholder” is approved by the board of directors prior to the date the “interested stockholder” attained such status; (ii) upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (x) persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after the date the “interested stockholder” attained such status the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. Our bylaws eliminate the right of stockholders to call special meetings of stockholders. These and other provisions may have the effect of delaying, deferring or preventing hostile takeovers or changes in the control or management of our company, even if doing so would be beneficial to our stockholders.

Reports to Stockholders

We have complied, and will continue to comply, with the periodic reporting, proxy solicitation and other applicable requirements of the Securities Exchange Act of 1934.

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SELLING STOCKHOLDERS

The following tables list the names of each holder of common stock and warrants, respectively, offered for sale by this prospectus, and for each such selling stockholder, the number of shares owned by such selling stockholder and the number of shares that may be offered for resale under this prospectus. To the extent permitted by law, the selling stockholders who are not natural persons may distribute shares, from time to time, to one or more of their respective affiliates, which may sell shares pursuant to this prospectus. We have registered the shares to permit the selling stockholders and their respective permitted assignees or other successors in interest that receive their shares from the selling stockholders after the date of this prospectus to resell the shares. An aggregate of up to 3,895,598 shares of our common stock may be offered and sold pursuant to this prospectus by the selling stockholders.

No selling stockholder has held any position or office or had a material relationship with Patient Infosystems or CCS Consolidated or their respective affiliates within the past three years other than as a result of the ownership of our common stock and other securities.

The following table sets forth certain information as of July 18, 2006 regarding the sale by the selling stockholders of 3,895,598 shares of common stock in this offering. None of the selling stockholders beneficially owns greater than 1% of our common stock.

Selling Stockholder(1)	Shares Beneficially Owned Before the Offering (2)	Shares to be Registered Pursuant to this Offering	Shares Beneficially Owned After the Offering
Alastair McEwan	27,933	27,933	0
Alessandro Corale	6,984	6,984	0
Alexander Sepulveda	13,967	13,967	0
Andrew W. Miller	7,268	7,268	0
Anne Bivona IRA	10,175	10,175	0
Arco Van Nieuwland	279,330	279,330	0
Arnold Urson	27,933	27,933	0
Atef Awadallah	2,907	2,907	0
Barry Wojcik	43,605	43,605	0
Bernard Ochs	13,967	13,967	0
Bill Barrett	7,268	7,268	0
Blake Williams	14,535	14,535	0
Brian and Julia M. Renner	14,535	14,535	0
Brian Billet	7,268	7,268	0
Brian J. Smith	2,907	2,907	0
Brian R. Pollack – IRA	3,634	3,634	0
Burrach Willi	11,309	11,309	0
Carlos E. Perez	14,535	14,535	0
Carrin Reid – IRA	3,489	3,489	0
Charles & Deanna West	5,233	5,233	0
Charles Mader	12,798	12,798	0
Curtis J. & Dorothy Bailey	14,535	14,535	0

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Dale A. Crenwelge	14,535	14,535	0
Dale Williams	13,967	13,967	0
Dave M. Parsin	7,268	7,268	0
David & Buris Blanchfield	13,967	13,967	0
David Klemer & Deana Shelby	11,174	11,174	0
Donald Gross	41,900	41,900	0
Doug Elward	6,984	6,984	0
Edwin Schultz Jr.	14,535	14,535	0
Gary Schurman	29,070	29,070	0
Gerald C. and Diane M. Palmer	13,967	13,967	0
Gero G. Papst	6,984	6,984	0
Graham Smith	27,933	27,933	0
Gregory Masica	7,268	7,268	0
H. Jakob Skadegaard	13,967	13,967	0
Hans van Luit	87,210	87,210	0
Harold A. Deadman	14,535	14,535	0
Howard E. Richmond Jr.	14,535	14,535	0
J. Michael & Susan Zabkar	7,268	7,268	0
J.A. & Elizabeth Yewdall	8,721	8,721	0
James Bruce Overmier	7,268	7,268	0
James K. and Sharon A. Randolph	111,732	111,732	0
James M. Ehrhart	13,967	13,967	0
James S. Bregman – IRA	21,803	21,803	0
Jang Suh Park	27,933	27,933	0
Joel Cherande	58,140	58,140	0
John Barnum	13,967	13,967	0
John C. Major Family 2000 Trust (3)	13,967	13,967	0
John O’Loughlin	6,984	6,984	0
John P. Morris	13,967	13,967	0
John W. Eilers	13,967	13,967	0
Jon R. Bullock	7,268	7,268	0
Joseph & Dorit Ringelstein	14,535	14,535	0
Joseph Petrocelli	6,984	6,984	0
Joseph T. DeComa Jr.	29,070	29,070	0
Katie & Adam Bridge Partners, L.P. (4)	26,643	26,643	0
Kavuri Surendranath	27,933	27,933	0
Kevin O’Connell – IRA	5,587	5,587	0
Kirby Frank	13,967	13,967	0
Klaus Arne Booth	11,047	11,047	0
Klaus Wehler	27,933	27,933	0
Lance Gelein	7,268	7,268	0
Leonard B. Hodes	8,721	8,721	0
Linda S. Woodard	7,268	7,268	0
Logan Hurst	116,280	116,280	0
Lou Pozza	7,268	7,268	0

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Louis & Denise Torelli	7,268	7,268	0
Louis Quagliata	7,268	7,268	0
Marc & Beatrice De Garidel	27,933	27,933	0
Marcus Key	13,082	13,082	0
Mark Ellis	7,268	7,268	0
Mark Smith	9,777	9,777	0
Mark Smith – IRA	8,431	8,431	0
Markus Seiger	14,535	14,535	0
Donald B. Marsing Revocable Living Trust	29,070	29,070	0
Maybach Capital, Inc. (5)	260,665	245,665	15,000
Meertens Henk	29,070	29,070	0
Mercedes Sepulveda – IRA	5,587	5,587	0
Michael B. & Sheila Carroll	36,654	36,654	0
Morihiro Edwin Aoki	5,814	5,814	0
Muneswara Sreenvasan	6,984	6,984	0
Natan & Miryam Vishlitzky	85,756	85,756	0
Pablo A. Garcia Fernandez and J. Laura Miranda Eslava	18,157	18,157	0
Patrick E. & Barbara J. Kaminski	6,984	6,984	0
Paul Karrer	43,605	43,605	0
Paul Major	2,794	2,794	0
Paul Samson Sr.	58,140	58,140	0
Per Gustafsson	424,861	424,861	0
Peter & Linda Licari	47,966	47,966	0
Peter Grillo	13,967	13,967	0
Randall W. Heinrich	4,056	4,056	0
Randy M. Uphon	27,933	27,933	0
Ray & Erica Kapany	21,178	21,178	0
Reinald Schneller	10,175	10,175	0
Richard A. Lisauskas	21,803	21,803	0
Richard M. Maser	13,967	13,967	0
Rick Vandentoorn	8,380	8,380	0
Robert & Gloria Storovich	16,570	16,570	0
Robert A. Laughlin – IRA	7,268	7,268	0
Robert and Jodi C. Calvert	6,984	6,984	0
Robert Clauss	7,268	7,268	0
Robert Gaccione Jr.	14,535	14,535	0
Robert Mosbaugh	5,587	5,587	0
Robin Maxwell	6,984	6,984	0
Ronald & Cindy Soicher	13,967	13,967	0
Ronald W. Randle	6,984	6,984	0
Scott & Gaye Dunlop	18,314	18,314	0
Scott Gaudiner	29,070	29,070	0
Seamus Geary	13,967	13,967	0
Sean Brennan	11,174	11,174	0

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Sheldon L. Miller	87,210	87,210	0
Sky & Victoria Kruse	29,070	29,070	0
Stan & Catherine Nabozny	29,070	29,070	0
Stella Rosh	16,988	16,988	0
Stephen Witt	4,361	4,361	0
Steven T. & Vicki J. Childs	29,070	29,070	0
Stuart Kolodner & Deborah Simon	7,268	7,268	0
Terazeal Pty Ltd. (6)	42,468	42,468	0
The Carnahan Trust (7)	55,866	55,866	0
The Jayaraman Living Trust dtd 2/11/98 (8)	29,070	29,070	0
The Slansky Family Trust (9)	29,070	29,070	0
Theodore Bonneu	27,933	27,933	0
Thomas & Suzanne Hansbauer	7,268	7,268	0
Thomas H. Flinn	7,268	7,268	0
Thomas K. Beard	13,967	13,967	0
Thomas Verderome	7,268	7,268	0
Today Reality Advisors, Inc. (4)	30,727	30,727	0
Tom & Misa Benson	14,535	14,535	0
Victor Giamanco (11)	37,933	37,933	0
Werner & Elisabeth Daghofer	9,777	9,777	0
White Rock Investments (11)	61,050	61,050	0
William R. & Joanne Jellison	41,899	41,899	0
William V. & Nancy E. Hugie	8,721	8,721	0
Yves Hertoghs	14,535	14,535	0

TOTAL	3,603,562	3,588,562	15,000

Selling Warrantholder (12)	Shares Beneficially Owned Before the Offering (2)	Shares to be Registered Pursuant to this Offering

Robert Bonaventura	11,500	11,500
Craig Bonn	9,000	9,000
Kevin Connors	10,000	10,000
Hugh Marasa	7,771	7,771
Mike Giles	2,837	2,837
Jason Russo	29,272	29,272
Ronald Zuckerman	3,241	3,241
Nancy Reif	1,795	1,795
Robert Rotunno	1,341	1,341
Peter Silverman	6,234	6,234
Kevin Struthers	523	523
Brian Anderson	1,151	1,151
Peter Malone	1,439	1,439

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David Polifroni	936	936
Brian Barlett	134	134
David Paladino	240	240
Jonathan Lawrence	576	576
Joseph Cordi	3,166	3,166
Michael Wagner	1,919	1,919
James Reid	1,247	1,247
Heidi Breiland	839	839
Oseas Zuluaga	300	300
John Telfer	300	300
Hugh Regan	300	300
Alex Shtaynberger	300	300
Beatrice Aleman	200	200
Claude M. Maynard II	300	300
Glen McKelvey	1,283	1,283
Sunny M. Grillo	200	200
Christina Gallo	500	500
Ted Fowler	29,000	29,000
John Marcus	2,380	2,380
Craig Boden	8,500	8,500
Bonanza Trust (13)	61,407	61,407
Dianthus LLC (14)	61,407	61,407
Laidlaw & Company (UK) Ltd.	45,498	45,498

TOTAL	307,036	307,036

(1)     Current holders of common stock. These stockholders do not hold any warrants exercisable for additional shares of common stock.

(2)     Beneficial ownership is determined in accordance with rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date of this prospectus are deemed outstanding. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares beneficially owned by such stockholder. Selling stockholders are deemed to beneficially own the shares of common stock issuable upon the exercise of their warrants.

(3)     John C. Major exercises voting and dispositive control over the shares held by John C. Major Family 2000 Trust.

(4)     Steven Sands exercises voting and dispositive control over the shares held by Katie & Adam Bridge Partners, L.P.

(5)     Joseph and Christian Giamanco exercise voting and dispositive control over the shares held by Maybach Capital, Inc.

(6)	Paul Ford exercises voting and dispositive control over the shares held by Terazeal Pty Ltd.

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(7)     Kevin and Laurie Carnahan exercise voting and dispositive control over the shares held by The Carnahan Trust.

(8)     Rangarajan and Shamala Jayaraman exercise voting and dispositive control over the shares held by The Jayaraman Living Trust.

(9)     Richard and Darcy Slansky exercise voting and dispositive control over the shares held by The Slansky Family Trust.

(10)	Sue Shelton exercises voting and dispositive control over the shares held by Today Reality Advisors, Inc.

(11)   Victor Giamanco exercises voting and dispositive control over the shares held by White Rock Investments. The share numbers presented in the table for Mr. Giamanco exclude shares owned by White Rock Investments and vice versa.

(12)     These persons are beneficial owners of shares issuable upon exercise of a warrant to purchase common stock issued to the placement agent. The shares listed in the table for such persons represent shares underlying the warrant held by such persons. These warrant holders do not beneficially own any additional shares of common stock.

(13)	Jeff Zaluda exercises voting and dispositive control over the shares held by Bonanza Trust.
(14)	Deidre Henderson exercises voting and dispositive control over the shares held by Dianthus LLC.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use anyone or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker/dealer solicits purchasers;

•	block trades in which the broker/dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker/dealer as principal and resale by the broker/dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker/dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker/dealers engaged by the selling stockholders may arrange for other brokers/dealers to participate in sales. Broker/dealers may receive commissions from the selling stockholders (or, if any broker/dealer acts agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest selling stockholders under this prospectus.

The selling stockholders and any broker/dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker/dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

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We are required to pay all fees and expenses incident to the registration of the shares covered by this prospectus. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon by Cooley Godward LLP, Reston, Virginia.

EXPERTS

The consolidated financial statements of Patient Infosystems, Inc. and its subsidiaries, f/k/a CCS Consolidated, Inc. as of March 31, 2006 and for the year then ended included in this prospectus and registration statement have been audited by McGladrey & Pullen LLP, an independent registered public accounting firm, as stated in their report appearing elsewhere herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Patient Infosystems, Inc. and its subsidiaries, f/k/a CCS Consolidated, Inc. as of March 31, 2005 and for the year then ended included in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Patient Infosystems, Inc. and its subsidiaries as of December 31, 2005 and December 31, 2004 and for the years then ended included in this prospectus have been audited by McGladrey & Pullen LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Additionally, we file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission. You may read and copy any materials filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of the Securities and Exchange Commission’s website is http://www.sec.gov.

286502 v5/RE

Information on Our Websites

Information on our Internet websites is not part of this prospectus and you should not rely on that information in deciding whether to purchase our common stock, unless that information is also in this document.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

286502 v5/RE

Index to Financial Statements

Patient Infosystems, Inc. and Subsidiaries (f/k/a CCS Consolidated, Inc.)

Audited Financial Statements for the years ended March 31, 2006 and March 31, 2005

Report of McGladrey & Pullen LLP, independent registered public accounting firm	F-2
Report of Ernst & Young LLP, independent auditors	F-3
Consolidated Balance Sheets as of March 31, 2006 and March 31, 2005	F-4

Consolidated Statements of Operations for the years ended March 31, 2006 and

March 31, 2005	F-6

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended

March 31, 2006 and March 31, 2005	F-7
Consolidated Statements of Cash Flows for the years ended March 31, 2006
and March 31, 2005	F-8
Notes to Consolidated Financial Statements	F-10

Patient Infosystems, Inc. and Subsidiaries

Audited Financial Statements for the years ended December 31, 2005 and December 31, 2004

Report of McGladrey & Pullen LLP, independent registered public accounting firm	F-34
Consolidated Balance Sheets as of December 31, 2005 and December 31, 2004	F-35

Consolidated Statements of Operations for the years ended December 31, 2005 and

December 31, 2004	F-36

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2005

and December 31, 2004	F-37
Consolidated Statements of Cash Flows for the years ended December 31, 2005
and December 31, 2004	F-39
Notes to Consolidated Financial Statements	F-41

Pro Forma Financial Information

Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended March 31, 2006

Unaudited Pro Forma Condensed Combined Statement of Operations For the

Twelve Months Ended March 31, 2006	F-55
Notes to Unaudited Pro Forma Condensed Combined Statement of Operations	F-58

286502 v5/RE

Report of Independent Registered Public Accounting Firm

Board of Directors of

Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc.

We have audited the accompanying consolidated balance sheet of Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc. and subsidiaries as of March 31, 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc.. and subsidiaries as of March 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/McGladrey & Pullen LLP

Des Moines, Iowa

June 15, 2006

286502 v5/RE

Report of Independent Auditors

Board of Directors of

Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc.

We have audited the accompanying consolidated balance sheet of Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc. and subsidiaries as of March 31, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patient Infosystems, Inc. f/k/a CCS Consolidated, Inc. and subsidiaries as of March 31, 2005, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/Ernst & Young LLP

Certified Public Accountants

Miami, Florida

July 29, 2005

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries
f/k/a CCS Consolidated, Inc.
Consolidated Balance Sheets

	March 31,
	2006	2005
	(In Thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$ 8,399	$ 1,432
Restricted cash available for current liabilities	4,894	10,541
Securities available for sale	99	-
Securities held for trading	827	-
Notes receivable	340	-
Accounts receivable, net of allowance for doubtful accounts of $430
and $306 for 2006 and 2005, respectively	3,859	5,161
Prepaid expenses and other current assets	440	268
Current assets of discontinued operations	351	929
Total current assets	19,209	18,331
Property and equipment, net	1,511	1,976
Intangibles and other assets, net	4,219	2,480
Goodwill	28,666	295
Restricted cash	618	853

Total assets	$ 54,223	$ 23,935

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Claims payable	$ 8,260	$ 15,032
Accounts payable and accrued expenses	6,188	3,661
Deferred revenue	1,355	680
Note payable	300	300
Current portion of capital lease obligations	67	274
Current liabilities of discontinued operations	1,018	1,589
Total current liabilities	17,188	21,536

Long-term liabilities:
Line of credit	8,000	6,150
Capital lease obligations, net of current portion	–	106
Deferred tax liability	28	126
Legal settlement payable	300	400
Total liabilities	25,516	28,318

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Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value, 20,000,000 and 8,200,000 authorized:
Series C convertible preferred stock; $.01 par value, 3,200,000 shares
authorized, 3,184,010 shares issued and outstanding at March 31, 2005	–	32
Series AA convertible preferred stock; $.01 par value, 5,000,000 shares
authorized, 3,044,619 shares issued and outstanding at March 31, 2005	–	30
Common stock, $.01 par value, 80,000,000 and 31,401,705 shares
authorized; 67,538,976 and 8,256,446 shares issued and outstanding in 2006 and 2005, respectively	675	83
Additional paid-in capital	61,742	27,250
Accumulated other comprehensive loss	(1)	–
Accumulated deficit	(33,709)	(31,778)
Total stockholders’ equity (deficit)	28,707	(4,383)
Total liabilities and stockholders’ equity (deficit)	$ 54,223	$ 23,935

See accompanying notes.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries
f/k/a CCS Consolidated, Inc.
Consolidated Statements of Operations

	Years Ended March 31,
	2006	2005
	(In Thousands, except per
	share amounts)
Revenues:
Capitation revenue	$ 39,508	$ 56,764
Administrative and fee revenue	15,186	9,473
Total revenues	54,694	66,237
Cost of services – direct service costs	47,331	62,540
Gross profit	7,363	3,697

Operating costs and expenses:
Selling, general and administrative expense	6,873	8,332
Depreciation and amortization	1,484	1,356
Total operating costs and expenses	8,357	9,688

Operating loss	(994)	(5,991)

Other income (expense):
Interest and other income	345	187
Interest expense	(1,518)	(252)
Loss from continuing operations before income
taxes and discontinued operations	(2,167)	(6,056)

Income tax (expense) benefit	(54)	91
Loss from continuing operations	(2,221)	(5,965)
Income (loss) from discontinued operations	290	(524)
Net loss	(1,931)	(6,489)
Accretion of preferred stock	(125)	(152)
Net loss attributable to common stockholders	$ (2,056)	$ (6,641)

Net (loss) income per common share-basic and diluted:
Loss from continuing operations	$ (0.13)	$ (0.74)
Discontinued operations	0.02	(0.06)
Net loss	$ (0.11)	$ (0.80)

Weighted average common shares outstanding - basic
and diluted	18,814	8,256

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See accompanying notes.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries
f/k/a CCS Consolidated, Inc.
Consolidated Statements of Stockholders’ Equity (Deficit)
Years Ended March 31, 2006 and 2005
(Dollars in Thousands)

			Series C		Series AA			Accumulated
			Convertible		Convertible		Additional	Other
	Common Stock		Preferred Stock		Preferred Stock		Paid-in	Comprehensive	Accumulated Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Loss		Total

Balance at March 31, 2004	8,256,446	$ 83	3,184,010	$ 32	3,044,619	$ 30	$ 27,037	$ -	$ (25,289)	$ 1,893
Stock option compensation expense and other	-	-	-	-	-	-	213	-	-	213
Net loss	-	-	-	-	-	-	-	-	(6,489)	(6,489)
Balance at March 31, 2005	8,256,446	83	3,184,010	32	3,044,619	30	27,250	-	(31,778)	(4,383)
Issuance of Series AA preferred stock	-	-	-	-	2,572,095	26	(26)	-	-	-
Conversion of preferred stock to common stock	29,477,823	295	(3,184,010)	(32)	(5,616,714)	(56)	(207)	-	-	-
Stock option exercises	1,167,910	11	-	-	-	-	(11)	-	-	-
Issuance of stock related to debt warrants	3,558,552	36	-	-	-	-	(36)	-	-	-
Issuance of stock for success fee escrow	516,795	5	-	-	-	-	495	-	-	500
Shares issued for Series AA dividends	246,826	2	-	-	-	-	(2)	-	-	-
Merger with Patient Infosystems	24,314,624	243	-	-	-	-	33,311	-	-	33,554
Stock option compensation expense	-	-	-	-	-	-	84	-	-	84
Amortization of warrants	-	-	-	-	-	-	884	-	-	884
Comprehensive loss:
Unrealized loss on securities available for sale	-	-	-	-	-	-	-	(1)	-	(1)
Net loss	-	-	-	-	-	-	-	-	(1,931)	(1,931)
Total comprehensive loss	-	-	-	-	-	-	-	-	-	(1,932)
Balance at March 31, 2006	67,538,976	$ 675	-	$ -	-	$ -	$ 61,742	$ (1)	$ (33,709)	$ 28,707

See accompanying notes.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries
f/k/a CCS Consolidated, Inc.
Consolidated Statements of Cash Flows

	Years Ended March 31,
	2006	2005
	(Dollars in Thousands)
Cash provided by (used in) operating activities:
Cash received from customers	$ 35,425	$ 56,644
Direct provider costs and claims settlements paid	(19,979)	(41,329)
Salary and benefits paid	(12,400)	(9,702)
Rent expense paid	(1,674)	(1,150)
Professional fees paid	(635)	(1,430)
Other operating expenses paid	(4,496)	(2,975)
Other income received	361	187
Interest expense paid	(564)	(175)
Income tax refunds (paid) received	(24)	4
Net cash (used in) provided by operating activities	(3,986)	74

Cash provided by (used in) investing activities:
Purchases of property and equipment	(280)	(517)
Restricted deposits, net	5,882	(4,560)
Cash acquired in merger, net of acquisition costs	3,814	-
Net cash provided by (used in) investing activities	9,416	(5,077)

Cash provided by (used in) financing activities:
Principal payments of capital lease obligations	(313)	(346)
Proceeds from borrowing under line of credit facility	1,850	4,650
Costs of equity and financing transactions	-	(683)
Net cash provided by financing activities	1,537	3,621

Net increase (decrease) in cash and cash equivalents	6,967	(1,382)
Cash and cash equivalents, beginning of year	1,432	2,814
Cash and cash equivalents, end of year	$ 8,399	$ 1,432

Continued on next page.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries
f/k/a CCS Consolidated, Inc.
Consolidated Statements of Cash Flows

	Years Ended March 31,
	2006	2005
	(Dollars in Thousands)

Reconciliation of net loss to net cash (used in) provided by operating activities:
Net loss from continuing operations	$ (2,221)	$ (5,965)
Adjustments to reconcile net loss from continuing operations to net cash used in continuing operations:
Depreciation and amortization	1,484	1,356
Stock option compensation	84	200
Amortization of warrants	884	-
Changes in working capital components, net of effect of acquisition in 2006:
Increase (decrease) in accounts receivable	2,046	(1,735)
Decrease in prepaid expenses and other current assets	82	107
(Decrease) increase in claims payable	(6,772)	3,341
(Decrease) increase in accounts payable and accrued expenses	(410)	1,611
Increase in deferred revenue	622	680
Decrease in other assets	-	13
Deferred tax benefit	(98)	(98)
Reverse trading portfolio loss	16	-
Net cash used in continuing operations	(4,283)	(490)

Income (loss) from discontinued operations	290	(524)
Adjustments to reconcile income (loss) from discontinued
operations to net cash provided by discontinued operations:
Decrease in current assets of discontinued operations	578	238
Increase (decrease) in current liabilities of discontinued operations	(571)	850
Net cash provided by discontinued operations	297	564

Net cash (used in) provided by operating activities	$ (3,986)	$ 74

See accompanying notes.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

1. Organization and Description of Business

On January 25, 2006, Patient Infosystems, Inc.. acquired all the outstanding common stock of CCS Consolidated, Inc., d/b/a CareGuide (the Company, or CCS) through the issuance of 43,224,352 shares of Patient Infosystems common stock. CCS was the accounting acquirer, but Patient Infosystems, Inc. was the surviving legal entity. The financial statements presented herein are the historical financial statements of the former CCS Consolidated, Inc., with the combined results of operations reflected since the date of the merger.

CCS was incorporated on March 4, 1998. On April 10, 1998, the Company acquired the stock of Integrated Health Services Network, Inc. and IHS Network Services, Inc. from Integrated Health Services, Inc. (IHS). Subsequent to the acquisition, the name Integrated Health Services Network, Inc. was changed to Coordinated Care Solutions, Inc. During the fiscal year ended March 31, 2005, the Company began doing business under the CareGuide name.

The Company is a national disease and healthcare management company that provides a full range of healthcare management services to health plans, work/life benefits companies, government entities, and self-funded employers to help them reduce health care costs while improving the quality of care for members. The Company believes that the steadily rising cost of healthcare for employers, increasing demands on Medicare and Medicaid funding that are outpacing resources, and an emerging interest in healthcare technology and disease management services by the federal government and large insurers creates a fertile environment for its business model.

The Company brings to its partnerships with private and government payors a highly specialized infrastructure and multi-disciplinary clinical care management staff to reduce the overall costs of care through identifying individuals at risk for hospitalization and other high cost services, developing care management plans centered around self-management, and ensuring that the most appropriate services are utilized. The Company’s approach to care management is holistic in nature, recognizing that factors other than physical maladies contribute to an individual’s well-being. By providing comprehensive medical and psychosocial care management services for the highest-risk, medically complex members, the Company enables customers to realize lower health care costs, while optimizing the quality of care and satisfaction of members.

The Company offers a suite of care management products that are marketed under the label Care Team Connect™. The name stems from our objective of connecting all of the members of the patient’s care team, including the family, primary care physician, other providers, and community resources. We believe that the orchestration of the various interventions, with the patient empowered to be in the lead, results in better healthcare outcomes.

Each Care Team Connect product is designed to independently yield value for clients, and additional value can be achieved by combining Care Team Connect products. Combining products yields an integrated approach to health and care management, which facilitates timely communication and coordination among patients, providers and payors. This successful care management strategy offers payors many opportunities for reducing costs and improving patient outcomes.

The Company’s services are provided under a variety of contractual arrangements, including capitation, fee-for-service, and case rates. CCS also provides case management and disease management for administrative fees only. Contracts may include performance bonuses and shared cost savings arrangements.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Coordinated Care Solutions, Inc. (formerly Integrated Health Services Network, Inc.), Coordinated Care Solutions, IPA, Inc., Coordinated Physician Solutions, Inc., Coordinated Care Solutions of Texas, Inc. (CCS of Texas), CareGuide, Inc., CCS New Jersey Inc., Coordinated Care Solutions of Connecticut, Inc., and IHS Network Services, Inc. In addition, the accompanying consolidated balance sheet as of March 31, 2006 includes the accounts of Patient Infosystems, Inc. and its wholly owned subsidiary, CBCA Care Management, Inc. The accompanying consolidated statements of operations and statements of cash flows for the year ended March 31, 2006 include the accounts of Patient Infosystems, Inc. and its wholly owned subsidiary, CBCA Care Management, Inc. from the merger date of January 25, 2006 through March 31, 2006. All material intercompany accounts and transactions have been eliminated in consolidation. The Company and its subsidiaries collectively do business under the name “CareGuide”. Patient Infosystems’ board of directors has approved an amendment to its certificate of incorporation to change its name to “CareGuide, Inc.,” which amendment has not been approved by the stockholders.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported and disclosures at the date of the financial statements and the reported amounts of the revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company’s business could be impacted by continuing price pressure on new and renewal business, the Company’s ability to effectively control provider costs, additional competitors entering the Company’s markets and changes in federal and state legislation or governmental regulations. Changes in these areas could adversely impact the Company’s financial position, results of operations and/or cash flows in the future.

Direct service costs are comprised of the incurred claims paid to third-party providers for services for which the Company is at risk and the related expenses of the Company associated with the providing of its services. Network provider and facility charges for authorized services that have yet to be billed to the Company are estimated and accrued in its Incurred But Not Reported (“IBNR”) claims payable liability. Such accruals are based on historical experience, current enrollment statistics, patient census data, adjudication and authorization decisions and other information. The IBNR liability is adjusted as changes in these factors occur and such adjustments are reported in the period of determination. Although it is possible that actual results could vary materially from recorded claims in the near term, management believes that the recorded IBNR liability is adequate.

Reclassification

Certain prior year balances have been reclassified to agree with the current year presentation. There was no effect from these reclassifications on the net loss reported in the prior year.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

2. Summary of Significant Accounting Policies (continued)

Reportable Operating Segments

The operations of the Company are reported herein as one reportable segment for the years ended March 31, 2006 and 2005. The Company uses the “management approach” for reporting information about segments in annual and interim financial statements. The management approach is based on the way the chief operating decision-maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the “management approach” model, the Company has determined that its business is comprised of a single reportable segment. Revenues from the other non-reporting segment, whose financial amounts are below the quantitative thresholds for separate disclosure, totaled approximately $475,000 and $0 for the years ended March 31, 2006 and 2005, respectively.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, cash on deposit, and amounts invested in short-term financial instruments with a maturity of three months or less from the date of acquisition, the use of which is not restricted.

Accounts Receivable

The Company’s accounts receivable, which are unsecured, are due from companies who have contracted through the Company for care management. The Company does not charge interest on accounts receivable. Accounts receivable are recorded net of an estimated allowance for doubtful accounts in the accompanying financial statements, which is recorded primarily based upon an analysis of the individual accounts. Accounts are written off only after all collection efforts are exhausted. During the fiscal years ended March 31, 2006 and 2005, net expenses related to doubtful accounts were approximately $124,000 and $275,000, respectively.

Property and Equipment

Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from three to ten years. Leasehold improvements are amortized over the lesser of the remaining lease term or the asset’s useful life.

Intangible and Other Assets

Intangible and other assets consist primarily of a website, trademarks, customer lists and other intangibles associated with acquisitions.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

2. Summary of Significant Accounting Policies (continued)

Restricted Cash

On March 31, 2001, the Company was licensed to operate as a limited service HMO in the State of Texas. In accordance with the regulations of the Texas Department of Insurance, the Company was required to maintain a statutory deposit of $1,075,000 in a restricted account. Interest earned on these funds accrues to the Company. During the fiscal year ended March 31, 2004, the Company was authorized by the Texas Department of Insurance to reduce the amount of the deposit to $325,000. The $750,000 that was released by the Texas Department of Insurance was used to settle claims with providers. As of March 31, 2006 and 2005, the Company included the deposits of $325,000 in current assets of discontinued operations in the consolidated balance sheets (see Note 5). As of March 31, 2005, the Company also included a certificate of deposit in the amount of $500,000 in current assets of discontinued operations (see Note 5) in the consolidated balance sheets. This $500,000 certificate of deposit represented security for an unconditional, irrevocable letter of credit for the benefit of Oxford Health Plans (Oxford). This restricted cash was drawn down by Oxford during the year ended March 31, 2006.

In addition, in connection with several of the Company’s customer contracts and office leases, the Company is required to maintain unconditional, irrevocable letters of credit totaling $5,282,000 and $9,681,000 at March 31, 2006 and 2005, respectively. At March 31, 2006 and 2005, the Company has secured these letters of credit by establishing certificates of deposit totaling $5,294,000 and $10,335,000, respectively. These certificates of deposit are included in restricted cash in the consolidated balance sheets.

At March 31, 2005, the Company also included a money market deposit of $939,000 in restricted cash. This money had been reserved in a separate bank account under the terms of a guarantee provision of a contract with a health plan. Although no formal letter of credit agreement exists, it was the intention of the agreement that this money is restricted. This deposit was withdrawn during the year ended March 31, 2006. In addition, at March 31, 2006 and 2005, CCS New Jersey, Inc. was required to deposit $218,000 and $120,000, respectively, with the State of New Jersey as a condition of licensure as an Organized Delivery System in New Jersey. This deposit is included as restricted cash in the consolidated balance sheets.

The portion of restricted cash that is available and that the Company intends to use to satisfy current liabilities is included in current assets. The fair value of restricted cash approximates its carrying value.

Securities

Securities available-for-sale and held for trading each consists solely of common shares of American Caresource Holdings, Inc. (“ACSH”) acquired in the merger with Patient Infosystems, Inc. The available-for-sale portfolio consisting of 13,092 shares is carried at fair value, with unrealized gains and losses, net of tax, reported as a separate component of stockholders’ equity. The remaining 153,518 shares of ACSH are classified as a trading portfolio because such shares may be needed to satisfy a call option granted on those shares (see Note 14). Such trading portfolio is carried at fair value, with unrealized loss of $74,456 included in the consolidated statement of operations for the year ended March 31, 2006. No securities have been sold to date.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

2. Summary of Significant Accounting Policies (continued)

Long-Lived Assets

In August 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, (SFAS No. 144) which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of Accounting Principles Board (APB) Opinion No. 30, Reporting the Results of Operations, for a disposal of a segment of a business. The Company periodically reviews the carrying value of its long-lived assets to assess recoverability and impairment. No impairments were recorded for the years ended March 31, 2006 and 2005.

Goodwill and Indefinite Lived Intangible Assets

In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations (SFAS No. 141), and SFAS No. 142, Goodwill and Other Intangible Assets (SFAS No. 142). SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet in order to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately. SFAS No. 142 requires that goodwill and intangible assets with indeterminable useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of SFAS No. 142. SFAS No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144.

As of March 31, 2006 and 2005, the Company completed its annual impairment tests as required by SFAS No. 142 noting no impairment.

Claims Payable

The Company provides for claims incurred but not yet reported based primarily on past experience, together with current factors, using generally accepted actuarial methods. Estimates are adjusted as changes in these factors occur and such adjustments are reported in the year of determination. Although it is reasonably possible that actual results could vary materially from recorded claims in the near term, management believes that recorded reserves are adequate.

The estimates for claims payable are continually reviewed and adjusted as necessary, as experience develops or new information becomes known. Such adjustments are included in current operations. Costs of services for the year ended March 31, 2006 includes a benefit of approximately $498,000 related to the favorable settlement of claims for services incurred prior to March 31, 2005. Costs of services for the year ended March 31, 2005 includes a benefit of approximately $1,656,000 related to the favorable settlement of claims for services incurred prior to March 31, 2004.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, available-for-sale and trading securities, accounts receivable, restricted cash, accounts payable, accrued expenses, a line of credit and long-term debt. The fair value of instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of short-term financial instruments approximates their recorded values due to the short-term nature of the instruments. Securities are valued using market trading prices and are carried at market value. Based on the borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

Revenue and Major Customers

Capitated fees are due monthly and are recognized as revenue during the period in which the Company is obligated to provide services to members. Administrative fees are recognized during the period in which case management and disease management services are provided. Fee-for-service revenues are recognized during the period in which the related services are provided to members. Fees received in advance are deferred to the period in which the Company is obligated to provide service to members.

Certain of the Company’s receivables are based on contractual arrangements which may be subject to retroactive adjustments as final settlements are determined. Such amounts are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods upon final settlement.

For the years ended March 31, 2006 and 2005, approximately 28% and 68%, respectively, of the Company’s total revenue from continuing operations was earned under contracts with affiliates of a single company, Health Net, Inc. (Health Net). In addition, during the years ended March 31, 2006 and 2005, approximately 61% and 28%, respectively, of the Company’s total revenue was earned under contracts with Aetna Health Plans (Aetna).

Other than these customers, no other one customer accounted for more than 10% of the Company’s total revenue for the years ended March 31, 2006 and 2005. Effective May 1, 2005, the Company’s contract with Health Net in Connecticut was amended from a risk-bearing contract to a fee-based contract. The contract with Health Net was terminated effective May 1, 2006.

Direct Service Costs

Direct service costs are comprised principally of expenses associated with providing the Company’s services, including third-party network provider charges. The Company’s direct service costs require pre-authorization and are recognized in the month in which services are rendered. Network provider and facility charges for authorized services that have not been billed to the Company (known as incurred but not reported expenses) are estimated and accrued based on the Company’s historical experience, current enrollment statistics, patient census data, adjudication decisions and other information. The liability for such costs is included in the caption “Claims payable” in the accompanying consolidated balance sheets.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company and its subsidiaries file federal tax returns on a consolidated basis, and certain of its subsidiaries file state income tax returns on a separate basis. The Company’s provision for income taxes includes federal and state income taxes currently payable and changes in deferred tax assets and liabilities, excluding the establishment of deferred tax assets and liabilities related to acquisitions. Deferred income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes and represent the estimated future tax effects resulting from temporary differences between financial and tax reporting bases of certain assets and liabilities. In addition, future tax benefits, such as net operating loss (NOL) carryforwards, are required to be recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets are reduced by a valuation allowance when, in the opinion of the management, it is more likely than not that some or all of the deferred tax assets will not be realized.

Earnings Per Share

The calculations for the basic and diluted loss per share were based on net loss attributable to common stockholders of $2,056,000 and $6,641,000 and a weighted average number of common shares outstanding of 18,813,609 and 8,256,446 for the years ended March 31, 2006 and 2005, respectively. The computation of fully diluted loss per share for 2006 and 2005 did not include 2,936,903 and 15,558,378 shares of common stock, respectively, which consist of the common equivalents of outstanding convertible preferred shares, options and warrants, because the effect would be antidilutive due to the net losses in those years. The calculation of the Company’s net loss per share for the years ended March 31, 2006 and 2005 is as follows (dollars in thousands, except for per share amounts):

	Year Ended March 31,
	2006	2005
Net loss from continuing operations	$ (2,221)	$ (5,965)
Income (loss) from discontinued operations	290	(524)
Net loss	(1,931)	(6,489)
Accretion of preferred stock	(125)	(152)
Net loss attributable to common stockholders	$ (2,056)	$ (6,641)

Net (loss) income per common share-basic and diluted:
Continuing operations	$ (0.13)	$ (0.74)
Discontinued operations	0.02	(0.06)
Loss attributable to common stockholders	$ (0.11)	$ (0.80)
Weighted average common shares outstanding - basic and diluted	18,813,609	8,256,446

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

2. Summary of Significant Accounting Policies (continued)

Stock-Based Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), defines a fair value method of accounting for stock options and similar equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is generally the vesting period. As permitted by SFAS No. 123, however, the Company has elected to continue to recognize and measure compensation for its stock rights and stock option plans in accordance with the existing provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees (APB No. 25).

Accordingly, no compensation cost is recognized for stock option awards granted to employees with an exercise price at or above fair market value of the Company’s common stock.

The Company’s pro forma net loss with related weighted-average assumptions, assuming the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation, using the minimum value method, are indicated below (dollars in thousands, except for per share amounts):

	Year Ended March 31,
	2006	2005

Net loss attributable to common stockholders - as reported	$ (2,056)	$ (6,641)

Stock-based compensation expense	(103)	(69)

Net loss attributable to common stockholders - pro forma	$ (2,159)	$ (6,710)

Net loss per share - basic and diluted - as reported	$ (0.11)	$ (0.80)

Net loss per share - basic and diluted - pro forma	$ (0.12)	$ (0.81)

The Company computes the pro forma stock based compensation expense using the minimum value method using an assumed average life of 5 to 7 years in fiscal 2006 and 5 years in 2005 and a risk-free interest rate of between 4.5% and 4.72% in fiscal 2006 and 4.5% in 2005.

The Company did not grant any options to its then-current employees during the year ended March 31, 2005.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

2. Summary of Significant Accounting Policies (continued)

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of trade receivables and deposits in banks. Concentrations of credit risk with respect to trade receivables are limited by the fact that the Company’s customers are primarily large and well-established companies. As of March 31, 2006 and 2005, approximately $1,845,000 and $2,381,000, respectively, of the Company’s total accounts receivable were due from Health Net. At March 31, 2005, approximately $1,766,000 of the Company’s total accounts receivable were due from Aetna. There was no receivable from Aetna as of March 31, 2006.

The Company has deposits exceeding the federal deposit insurance limits in three commercial banks. The Company has not experienced any losses in such accounts.

Recently Issued Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”), which replaces APB Opinion No. 20, “Accounting Changes,” and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements,” and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS No. 154 was adopted by the Company as of April 1, 2006. We do not expect adoption of the provisions of SFAS No. 154 to have a material impact on our consolidated financial statements, results of operations or liquidity.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123(Revised), “Share-Based Payment” (“SFAS No. 123(R)”), establishing accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, or that may be settled by the issuance of those equity instruments. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based stock awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123(R) replaces existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. SFAS 123(R) was adopted by the Company on April 1, 2006. We do not expect the adoption of SFAS 123(R) to have a material impact on our consolidated financial statements, results of operations or liquidity.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

3. Merger with Patient Infosystems, Inc. (PATY)

On September 19, 2005, CCS entered into an agreement to merge with PATY Acquisition Corp., a wholly owned subsidiary of Patient Infosystems, Inc. (“PATY”), a publicly-traded care management company (collectively, the “Merger”). The Merger was completed on January 25, 2006. As a result, CCS became a wholly-owned subsidiary of PATY. The Merger was undertaken because the companies believe that by combining the product offerings of CCS and PATY, customers would respond more favorably to the more complete service capability and inherent efficiencies associated with merging the two companies could be achieved.

Because (i) CCS’s securityholders own approximately 63% of the fully diluted number of shares of PATY common stock after the transaction, (ii) CCS’s designees to the combined company’s board of directors represent a majority of the combined company’s directors and (iii) CCS’s executive management represent a majority of the initial executive management of the combined company, CCS is deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of PATY were recorded, as of the date of the business combination, at their respective fair values and added to those of CCS. PATY issued approximately 43.2 million shares, plus options and warrants to purchase shares of its common stock, in exchange for all of the outstanding shares and certain options to purchase common stock of CCS.

All common shares and common share equivalents presented in the accompanying consolidated financial statements have been adjusted for the effects of the merger. Each common share and common share equivalent of CCS was exchanged for 1.25606819 shares of PATY common stock on the merger date.

The accompanying consolidated balance sheet as of March 31, 2006 includes the assets and liabilities of PATY as of that date. The accompanying consolidated statements of operations and cash flows for the year ended March 31, 2006 include the operations and cash flows of PATY from the merger date of January 25, 2006 through March 31, 2006.

Prior to the merger, PATY issued approximately 3.6 million shares of its common stock in a series of private equity transactions (collectively the “PIPE”). PATY used $6.0 million of the net proceeds of $11.5 million to retire its debt outstanding. The remaining proceeds of the PIPE are available for working capital purposes. On December 16, 2005, PATY effected a spin-off of its wholly-owned subsidiary, American Caresource Holding, Inc. (“ACSH”) as a dividend. PATY retained 166,610 shares of ACS and issued a dividend of the remaining ACSH shares, which aggregated 12,066,240 shares.

The number of shares to be allocated between the stockholders of CCS and PATY for purposes of the merger exchange ratio became fixed at the closing of the majority of the PIPE discussed above on October 31, 2005. As a result, the measurement date for the determination of the value of PATY was October 31, 2005.

Under generally accepted accounting principles, the cost of an acquisition in a stock for stock exchange is determined by the market price of the securities exchanged using trading days just before and after the measurement date. Prior to the merger with PATY, the Company was a privately held company and its common shares were not listed or traded on any market or exchange, whereas PATY was a SEC registrant whose shares are listed and traded on the NASD OTC Bulletin Board. Even though the Company is the accounting acquirer, the Company has determined that the purchase price to be used for accounting purposes should be determined by reference to the market trading price of PATY shares, due to the lack of a trading market in the Company’s shares.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

3. Merger with Patient Infosystems, Inc. (PATY)(continued)

At the measurement date, the trading price of PATY common shares included the value of ACS, which was subsequently spun-off and, therefore, the trading price of PATY common shares excluding ACS at that date is not determinable. Therefore, the Company used the market price of PATY shares just after the spin-off adjusted for an estimate of the change in the trading price between the measurement date and the spin-off date. The average market trading price of PATY for the first five days after the ACS spin-off (December 19, 2005 through December 23, 2005) was $1.28 per share. The average trading price around the measurement date of PATY shares (including ACS) was $0.29 higher than the average trading price just prior to the ACS spin-off. Using the ratio of the trading price before and after the spin-off, PATY estimated the price change for PATY (without ACS) between the measurement date and the spin-off date at $.10 per share, resulting in a PATY trading price of $1.38 per share to be used in measuring the value of PATY in the acquisition.

Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of PATY based on their estimated fair values as of the Merger closing date of January 25, 2006. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is allocated to goodwill. A third party valuation consultant has been engaged to assist in the process of determining the fair value of the assets acquired and liabilities assumed. The allocation of the identifiable intangible assets and goodwill has not yet been finalized and any required adjustments will be recorded as necessary when the information becomes available. The resulting goodwill is subject to an annual impairment test. If the goodwill is impaired the Company will recognize a non-cash charge to earnings during the quarter the impairment is determined.

The purchase price of the Merger is as follows:

PATY shares outstanding at merger date	24,314,624
Measurement price per share	$ 1.38
Fair value of PATY shares	33,554,181
Estimated expenses of the Merger (a)	1,700,000
Total estimated purchase price	$ 35,254,181
(a)	Includes the $500,000 success fee to Psilos Group Partners II, L.P., a stockholder of the Company (see Note 9).

The purchase price was preliminarily allocated to the assets and liabilities of PATY as of the merger date of January 25, 2006, as follows (dollars in thousands):

Cash acquired	$ 4,457
Other current assets	2,129
Identified intangible assets	2,470
Goodwill	28,371
Current liabilities	(2,173)
Net assets acquired	$ 35,254

The weighted-average amortization period of intangible assets acquired is 4.4 years. None of the goodwill acquired is expected to be deductible for tax purposes.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

3. Merger with Patient Infosystems, Inc. (PATY)(continued)

The following unaudited pro forma summary presents CCS’s consolidated results of operations for the years ended March 31, 2006 and 2005 as if the Merger had been consummated on April 1 of the respective fiscal years. The pro forma consolidated results of operations include certain pro forma adjustments, including the amortization of identifiable intangible assets, interest and expenses on certain debt (dollars in thousands, except for per share data).

	2006	2005

Total revenues	$ 63,098	$ 76,886

Cost of services – direct service costs	53,231	70,072
Total operating costs and expenses	12,363	13,472
Other expenses	1,128	71

Net loss from continuing operations	$ (3,624)	$ (6,729)

Net loss per common share - basic and diluted	$ (0.05)	$ (0.10)

Weighted average shares outstanding	67,538,976	67,538,976

The pro forma results are not necessarily indicative of those that would have occurred had the acquisition taken place at the beginning of the periods presented.

4. Business Operations

The Company incurred a net loss of approximately $1,931,000 for the year ended March 31, 2006 and $6,489,000 for the year ended March 31, 2005. The Company’s ability to continue as a going concern is dependent upon achieving profitability from future operations sufficient to maintain adequate working capital. These financial statements have been prepared assuming the Company will continue as a going concern. Until the Company has sufficient profitable operations or other revenue generating activities to be self sufficient, the Company will remain dependent on other sources of capital. Currently, such capital has been obtained from the issuance of common and preferred stock and borrowings from a financial institution. The Company’s primary investors have guaranteed the borrowings from a financial institution (see Note 8) and committed to provide additional funding to the Company, if required, through April 1, 2007.

Management’s plans for dealing with the adverse effects of these conditions include entering into contracts with additional health plans, achieving positive gross margins by exiting or renegotiating under-performing contracts, reducing operating expenses by challenging staffing levels at all of the Company’s locations and considering strategic partnerships with other healthcare companies. However, there can be no assurance that the Company will be successful in achieving positive financial results.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

5. Discontinued Operations

During the year ended March 31, 2005, the Company decided to terminate its contractual relationship with Oxford. Pursuant to the contract termination provisions, the Company performed under the terms of the contract through May 31, 2005 and provided transitional assistance to the members through July 31, 2005. The Company had no continuing involvement thereafter. Therefore, the operations of Oxford are accounted for as discontinued operations, and accordingly, the operating results and related assets and liabilities of Oxford are segregated in the accompanying consolidated financial statements.

The Oxford contract included risk sharing provisions and provided for an annual settlement after the conclusion of each contract year. Subsequent to March 31, 2005, Oxford submitted its calculation of the amount due from the Company for the contract year ended December 31, 2004 which included many matters which management believes are contrary to the terms of the contract, and management notified Oxford of the disputed items. Oxford does not agree with the Company’s position on these matters, and Oxford drew down a $500,000 letter of credit that had been established for Oxford’s benefit pursuant to this contract. At March 31, 2006, the Company has recorded a liability based upon management’s best estimate of the ultimate liability to settle the contractual dispute with Oxford for services rendered through March 31, 2006.

During the year ended March 31, 2003, the Company decided to cease operations in Texas and began the process of dissolving CCS of Texas. The operations of CCS of Texas are accounted for as discontinued operations, and accordingly, the operating results and related assets and liabilities of CCS of Texas are segregated in the accompanying consolidated financial statements.

Results of the discontinued operations consist of the following (dollars in thousands):

	Year Ended March 31,
	2006	2005

Revenues from Oxford	$ 297	$ 16,537
Revenues from CCS of Texas	1	3
Total revenues from discontinued operations	298	16,540
Cost and expenses from Oxford	-	(17,062)
Costs and expenses from CCS of Texas	(8)	(2)
Total costs and expenses from discontinued operations	(8)	(17,064)
Income (loss) from discontinued operations	$ 290	$ (524)

In connection with the discontinuation of the Company’s Texas operations, the remaining long-lived assets associated with the operations of CCS of Texas have been transferred to the Company’s corporate headquarters. No tax expense or tax benefit has been allocated to the above results of discontinued operations, since no such expense or benefit would have been recorded by Oxford or CCS of Texas on a separate return basis.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

6. Property and Equipment

Property and equipment consisted of the following (dollars in thousands):

	March 31,
	2006	2005

Computer equipment and software	$ 4,033	$ 3,782
Furniture and equipment	1,195	1,181
Equipment held under capital leases	2,665	2,665
Leasehold improvements	1,251	1,235
	9,144	8,863
Accumulated depreciation	(7,633)	(6,887)
Total property and equipment, net	$ 1,511	$ 1,976

Depreciation and amortization expense related to property and equipment was approximately $746,000 and $981,000 for the years ended March 31, 2006 and 2005, respectively.

7. Professional Malpractice Insurance

The Company maintains general liability and professional malpractice liability insurance on its staff and other insurance coverage appropriate for its operations. The general liability policy is occurrence based and provides coverage of $2,000,000 per occurrence and $2,000,000 in the aggregate. The professional liability policy is on a claims made basis and provides coverage for professional medical activities. This policy provides coverage of $5,000,000 per occurrence and $5,000,000 in the aggregate, subject to a deductible of $250,000 per claim and annual aggregate. In addition, the Company maintains an umbrella policy which provides coverage of $3,000,000 per claim and in the aggregate.

8. Long-Term Obligations

Note Payable

Pursuant to the acquisition of Integrated Health Services Network, Inc. and IHS Network Services, Inc. from Integrated Health Services, Inc., the Company issued a $300,000 promissory note which bore interest at an annual rate of 6% and matured on April 10, 2003. After that date, interest accrued at 12% compounded monthly. Accrued interest payable at March 31, 2006 and 2005 was approximately $235,000 and $189,000, respectively. As of March 31, 2006, the Company has not repaid the note.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

8. Long-Term Obligations (continued)

Line of Credit

The Company has an $8,000,000 revolving line of credit (the “Line of Credit”) with an outside lender for working capital purposes. The Line of Credit bears interest at the outside lender’s prime rate plus 1%, which was 8.75% and 6.75% at March 31, 2006 and 2005, respectively, and is scheduled to expire on June 30, 2007. The Line of Credit is collateralized by all of the Company’s assets, including its investment in all of its subsidiaries. In addition, the outside lender required that the Company obtain unconditional guarantees (the “Guarantees”) from its primary investors. Under the terms of the Guaranties, each participating primary investor unconditionally and irrevocably guarantees prompt and complete payment of its pro rata share of the amount the Company owes under the Line of Credit. As of March 31, 2006 and 2005, $8,000,000 and $6,150,000, respectively, was outstanding under the Line of Credit.

In exchange for the Guaranties, the primary investors were issued warrants to purchase up to 2,000,000 shares of the Company’s Series AA Convertible Preferred Stock, par value of $.01 per share, in the aggregate. Such warrants each had an exercise price of $0.01 per share and a ten-year exercise period through November 17, 2014 and vested based on the outstanding balance of the Line of Credit as a percentage of the total available amount under the Line of Credit at each quarterly vesting date. In January 2006, warrants to purchase an additional 400,000 shares of Series AA Preferred Stock in the aggregate were issued under similar terms in exchange for extending the guarantee period to June 30, 2007, except that such additional warrants were fully vested at the time of grant (collectively the “Guaranty Warrants”).

Immediately prior to the Merger, the vested portions of the Guaranty Warrants were net-share exercised for shares of Series AA Convertible Preferred Stock, which were then exchanged for shares of PATY common stock in the Merger. As part of the Merger, the unvested portions of the Guaranty Warrants were terminated and replaced by warrants to purchase PATY common stock which was issued to an escrow agent (the “Replacement Warrants”). Each of the Replacement Warrants has an exercise price of $0.003172 per share of PATY common stock. These Replacement Warrants vest through November 17, 2006 based on the outstanding balances under the Line of Credit. If the Replacement Warrants fully vest and are exercised in full for a cash payment of the aggregate exercise price, the holders of the Replacement Warrants will receive an aggregate of 3,152,141 shares of PATY common stock. These 3,152,141 shares of PATY common stock were issued into escrow at the closing of the Merger. To the extent that the Replacement Warrants do not vest, or are not exercised in full, the shares of PATY common stock underlying the Replacement Warrants will be released from escrow to all former stockholders of the Company at the effective time of the Merger based on the number of shares of the Company’s common stock, on an as-converted basis, held by each such holder at the closing of the Merger. The aggregate fair value of the Guaranty Warrants in the amount of $1,980,000 is being amortized to interest expense as the Replacement Warrants vest, and the initial value was computed using the Black-Scholes model. Approximately $884,000 was recognized as interest expense for the year ended March 31, 2006.

Capital Lease Obligations

The Company has entered into various lease arrangements, which expire in 2007, for certain computer hardware, software, and office equipment. Such arrangements transfer to the Company substantially all of the risks and benefits of ownership of the related assets. The assets have been capitalized, and obligations have been recorded as capital lease obligations.

As of March 31, 2006, there were capital lease obligations aggregating approximately $67,000 to be paid in 2007.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

9. Stockholders’ Equity

Capital Stock

The Company is authorized to issue up to 100,000,000 shares of capital stock, 80,000,000 designated as common stock, and 20,000,000 designated as preferred stock. As of March 31, 2006 and 2005, there were 67,538,976 and 8,256,446 shares of common stock outstanding, respectively.

Common Stock held in Escrow

Of the common shares outstanding as of March 31, 2006, 3,668,937 shares were held in escrow, of which 3,152,141 are held by an escrow agent to be released upon the vesting and exercise of the Replacement Warrants, or the termination thereof (the “Debt Escrow”) and 516,796 shares are held by an escrow agent and which may be released to Psilos Group Partners II, L.P. (“Psilos”) upon the occurrence of certain events (the “Success Escrow”). To the extent that the Replacement Warrants do not vest, or are not exercised in full, the shares underlying the Replacement Warrants will be released from the Debt Escrow to all former stockholders of the Company at the effective time of the Merger based on the number of shares of the Company’s common stock, on an as-converted basis, held by each such holder at the closing of the Merger. In the event that the criteria for payment to Psilos of the shares held in the Success Escrow are not satisfied in full, all or a portion of such shares will be released from the Success Escrow to all former stockholders of the Company at the effective time of the Merger based on the number of shares of the Company’s common stock, on an as-converted basis, held by each such holder at the closing of the Merger.

Series C and Series AA Convertible Preferred Stock

Under the terms of the Fifth Amended and Restated Certificate of Incorporation, the Company designated 3,200,000 shares of Series C Participating Preferred Stock with a par value of $0.01 per share. The certificate of incorporation contained provisions that allowed a majority of the holders of the Series C Preferred Stock to redeem their shares for cash. However, these stockholders waived those rights.

As of March 31, 2005, there were 3,184,010 shares of the Series C Preferred Stock outstanding. On the merger date of January 25, 2006, these shares of Series C Preferred stock were exchanged for 16,650,029 shares of PATY common stock in the aggregate.

Under the terms of the Fifth Amended and Restated Certificate of Incorporation, the Company designated 5,000,000 shares of Series AA Participating Preferred Stock with a par value of $0.01 per share. The certificate of incorporation contained provisions that allowed a majority of the holders of the Series AA Preferred Stock to redeem their shares for cash. However, these stockholders waived those rights.

In conjunction with the issuance of the Series AA Preferred Stock, the Company issued warrants to purchase 25,000 shares of Series AA Preferred Stock to a placement agent. The warrant had an exercise price of $0.01 per share and a ten-year exercise period commencing on the date of issuance. The estimated fair value of the warrant on the date of issuance was $25,000, which was allocated to additional paid-in capital and recorded as a cost to issue the 25,000 shares of Series AA Preferred Stock.

As of March 31, 2005, there were 3,044,619 shares of Series AA Preferred Stock outstanding. In connection with the Merger, the Company issued an additional 2,572,095 shares of Series AA Preferred Stock upon the exercise of warrants. All of the 5,616,714 shares of Series AA Preferred Stock were exchanged at the merger date of January 25, 2006 for an aggregate of 12,827,794 shares of PATY common stock. There were an additional 246,826 shares of PATY common stock issued in satisfaction of accrued dividends in arrears on the Series AA Preferred Stock exchanged in the Merger.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

10. Intangible and Other Assets

The Company’s intangible and other assets consisted of the following (dollars in thousands):

	March 31,
Description	2006	2005
CareGuide trademark acquired July 2001 (i)	$ 1,513	$ 1,513
CareGuide website acquired July 2001 (ii)	1,430	1,430
PATY customer list acquired January 2006 (iii)	1,236	-
PATY non-compete agreements acquired January 2006 (iv)	718	-
PATY co-marketing agreements acquired January 2006 (v)	516	-
	5,413	2,943
Accumulated amortization	(1,480)	(1,042)
Net intangible assets	3,933	1,901
Gross deferred financing costs	550	550
Accumulated amortization of deferred financing costs	(375)	(75)
Net deferred financing costs	175	475
Security deposits	111	104
Total intangibles and other assets, net	$ 4,219	$ 2,480
(i)	The website is subject to amortization and is being amortized using over a five-year life.
(ii)	The acquired trademarks are classified as intangible assets with indeterminable lives and are not subject to amortization, but are tested annually for impairment.
(iii)	The customer list is subject to amortization and is being amortized over a five-year life using an accelerated method.
(iv)	The non-complete agreements are subject to amortization and are being amortized over a three year life using the straight line method.
(v)	The co-marketing agreements are subject to amortization and are being amortized over a five-year life using the straight line method.

Amortization expense related to acquired intangible assets was approximately $438,000 and $300,000 for the years ended March 31, 2006 and 2005, respectively.

The estimated aggregate amortization expenses for the next five years are as follows:

Years Ended March 31,	Estimated Intangible Amortization Expense	Estimated Financing Amortization Expense
2007	$ 855	$ 175
2008	671	-
2009	534	-
2010	237	-
2011	123	-
Total	$ 2,420	$ 175

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

11. Income Taxes

The components of the income tax (expense) benefit consist of the following:

	Year Ended March 31,
	2006	2005
	(Dollars in Thousands)

Current state income taxes	$ (152)	$ (7)
Deferred taxes	98	98
Total	$ (54)	$ 91

The tax-effected components of deferred income tax assets and (liabilities) consist of the following:

	March 31,
	2006	2005
	(Dollars in Thousands)
Deferred income tax assets:
Federal income tax net operating losses	$ 22,529	$ 9,247
State and other income tax net operating losses	4,800	2,505
Goodwill and intangible impairment and amortization	1,298	794
Accrued liabilities	1,158	866
Allowance for doubtful accounts	193	127
Depreciation	289	93
Deferred revenue	15	283
Tax credits	75	-
Other	149	105
	30,506	14,020
Less valuation allowance	(29,518)	(13,972)
Net deferred income tax assets	988	48

Deferred income tax liabilities:
Intangible assets acquired in merger	(932)	0
Amortization of website	(27)	(126)
Other	(57)	(48)
Net deferred income tax liabilities	(1,016)	(174)
Net deferred income tax liability	$ (28)	$ (126)

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

11. Income Taxes (continued)

The reconciliation of the expected income tax benefit (expense) with the actual income tax benefit (expense) reported for the years ended March 31, 2006 and 2005 computed on loss before income taxes at federal statutory rates is as follows:

	2006	2005

Tax at federal statutory rate	34.0%	34.0%
State income taxes, net of federal income tax benefit	7.6	7.6
Nondeductible items	(0.5)	(0.2)
Change in valuation allowance	(40.8)	(41.4)
Other – amortization of web site	(3.2)	1.5
	(2.9)%	1.5%

SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all of the evidence, both positive and negative, management has determined that a valuation allowance of approximately $29,518,000 and $13,972,000 and is necessary at March 31, 2006 and 2005, respectively to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in valuation allowance for the years ended March 31, 2006 and 2005 was approximately $15,546,000 and $3,234,000, respectively. Included in the increase in the valuation allowance for the fiscal year ended March 31, 2006 was $14,788,000 acquired upon the Merger.

At March 31, 2006, the Company has available federal net operating losses (“NOLs”) of approximately $66,262,000 expiring between 2010 and 2026. Approximately $37,320,000 of these NOLs were acquired in the Merger. In addition, the Company has tax credit carryforwards of $75,000, which are available to offset future federal income taxes, if any, which begin to expire in 2010. The NOLs and tax credit carryforwards may be subject to limitation by certain sections of the Internal Revenue Code relating to ownership changes.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

12. Employee Benefit Plan

The Company has a 401(k) savings plan covering substantially all eligible employees who have completed 90 days of active employment. Under the plan, an employee may elect to contribute on a pre-tax basis to a retirement account up to 15% of the employee’s compensation up to the maximum annual contribution permitted by the Internal Revenue Code. The Company matches employee contributions on a discretionary basis as determined by the Company’s board of directors. The Company made discretionary contributions to the 401(k) savings plan of approximately $81,000 and $71,000 during the years ended March 31, 2006 and 2005, respectively.

13. Stock Options and Warrants

In June 1998, the Company adopted the CCS Consolidated, Inc. Stock Option Plan (the 1998 Plan). As a result of amendments to the 1998 Plan during 2004 and 2005, the maximum number of shares of the Company’s common stock issuable under the 1998 Plan was 1,503,200 shares, all of which shares were reserved for issuance under options outstanding as of March 31, 2005. During the fiscal years ended March 31, 2005 and 2004, in connection with the separation of two executive officers of the Company, the Company granted these officers fully vested options to purchase up to an aggregate of 1,470,400 shares of the Company’s common stock at an exercise price of $0.2388 per share. During the year ended March 31, 2005, the Company recorded approximately $200,000 in compensation expense associated with one of these grants. Immediately prior to the Merger, these fully vested options were net-share exercised and the resulting shares of the Company’s common stock were then exchanged for an aggregate of 1,167,910 shares of PATY common stock in the Merger. The remaining options outstanding under the 1998 Plan as of the closing date of the Merger were not exercised and were terminated in accordance with the terms of the 1988 Plan.

During the fiscal year ended March 31, 2006, the Company’s board of directors and stockholder adopted the CCS Consolidated, Inc. 2005 Equity Incentive Plan (the 2005 Plan) and reserved 1,776,238 shares of CCS common stock for issuance under the 2005 Plan. The Company granted options to certain of its officers under the 2005 Plan to purchase an aggregate of 1,090,095 shares of CCS common stock at $0.30 per share. These options were assumed by PATY as part of the Merger and were converted into options to purchase an aggregate of 1,399,290 shares of PATY common stock at an exercise price of $0.2337 per share, based on the exchange ratio for the Company’s common stock in the Merger. The options granted under the 2005 Plan and assumed by PATY have a term of ten years from the date of grant. The options were accelerated in connection with the Merger so that they were 25% vested as of January 25, 2006 and will vest in 36 monthly installments thereafter. During the fiscal year ended March 31, 2006, the Company recorded approximately $84,000 in compensation expense associated with these grants.

As a result of the Merger, the combined company continues to administer the PATY 1995 Stock Option Plan (the PATY Plan). As of March 31, 2006, there are options to purchase 448,077 shares of PATY common stock outstanding under the PATY Plan, with a weighted average exercise price of $2.82 per share. The PATY Plan expired in 2005 and no further grants of options may be awarded under the PATY Plan.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

13. Stock Options and Warrants (continued)

A summary of the status of and the changes in the options outstanding during the years ended March 31, 2006 and 2005 is presented below. All share amounts and exercise prices have been adjusted to reflect the exchange ratio in the Merger as to reflect the number of shares of PATY common stock underlying such options.

	Shares	Weighted Average Exercise Price

Outstanding at March 31, 2004	523,531	$ 5.73
Granted	995,807	0.24
Exercised	-	-
Forfeited	(16,138)	(39.65)
Outstanding at March 31, 2005	1,503,200	1.67
Granted	1,399,290	0.23
Options outstanding at merger date for PATY	448,077	2.82
Exercised	(1,470,400)	0.24
Forfeited	(32,800)	(71.59)
Outstanding at March 31, 2006	1,847,367	$ 0.86

The following table summarizes information about options outstanding at March 31, 2006:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life (in Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.23	1,399,290	9.8	$0.23	408,125	$0.23
1.50 - 4.99	437,866	7.5	2.42	437,866	2.41
5.00 - 33.00	10,211	2.3	20.01	10,211	20.01
$0.23 - $33.00	1,847,367			856,202

As described in Notes 8 and 9, during the years ended March 31, 2006 and 2005, the Company issued warrants to purchase shares of its Series AA Preferred Stock. All such preferred stock warrants were exercised prior to the Merger or terminated upon the closing of the Merger and were replaced by the Replacement Warrants.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

13. Stock Options and Warrants (continued)

All outstanding warrants to purchase common stock of the Company terminated upon the closing of the Merger. No warrants to purchase common stock of the Company were issued during the years ended March 31, 2006 and 2005.

At the closing of the Merger, and excluding the Replacement Warrants issued to certain stockholders of the Company, PATY had warrants outstanding to purchase an aggregate of 1,089,536 shares of PATY common stock. All such warrants were outstanding as of March 31, 2006.

Excluding the Replacement Warrants, warrants outstanding as of the years ended March 31, 2006 and 2005 are as follows:

	Warrants outstanding at March 31,
	2006		2005
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Warrants outstanding
Common Stock	1,089,536	$1.16
Preferred Stock			2,000,000	$ 0.01
Warrants Exercisable
Common Stock	1,089,536	1.16
Preferred Stock			109,000	$ 0.01

14. Commitments and Contingencies

Commitments

The Company has operating lease agreements principally for its corporate office space and for certain contract site offices. Future minimum lease payments under noncancelable operating leases as of March 31, 2006 are as follows (dollars in thousands):

		Non-
	Operating	Cancelable
Year Ending March 31,	Leases	Sub Leases	Net

2007	$ 2,318	$ (532)	$ 1,786
2008	1,547	(578)	969
2009	1,518	(613)	905
2010	1,356	(634)	722
2011	409	(214)	195
Total	$ 7,148	$ (2,571)	$ 4,577

Net rent expense for the years ended March 31, 2006 and 2005 was approximately $868,000 and $1,453,000, respectively. The rent expense for the fiscal year ended March 31, 2005 includes approximately $498,000 of future rental payments related to the unoccupied office space of the Company’s headquarters in Coral Springs, Florida, which the Company has been unable to sublease and for which there are no plans for future use.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

14. Commitments and Contingencies (continued)

Employment Agreements

The Company has entered into employment agreements with certain management employees, which include, among other things, annual base salaries, non-competition provisions, salary continuation benefits, performance bonuses based upon the overall profitability of the Company and certain other non-cash benefits, including life, health and disability insurance. Employment agreements are automatically renewed for successive one-year terms.

Call Option Liability

The Company is party to a call option agreement with an underwriter which entitles the holder to purchase up to 153,518 shares of ACSH common stock from the Company for $6.00 per share at any time until October 31, 2010. The option was granted in connection with an offering of the Company’s securities underwritten by the holder. The 153,518 shares held for trading are valued at market price, and the call option is considered a derivative instrument and is carried at fair value. The fair value of the call option is determined using the Black-Scholes method using the following assumptions at March 31, 2006: volatility 74%, interest rate 4.72%, average life of 2.29 years. Changes to the fair market value of the trading portfolio and the call option obligation are recognized in the accompanying consolidated statement of operations.

As of March 31, 2006, the Company held 166,610 shares of ACSH common stock and has designated 153,518 shares as trading securities because these shares would be used to satisfy the call option.

Provisions of Contractual Arrangements

The Company enters into contracts in the ordinary course of business which include reconciliation or savings sharing provisions. In such contracts, savings achieved by the Company against contractual benchmarks are measured to determine a potential penalty or bonus to be paid by or to the Company. No additional revenue is recognized under the contractual provisions until the amount is estimable and realization is reasonably assured. At this time, the Company has no losses under such arrangements which appear to be probable of assertion and for which a reasonable estimate can be determined.

Litigation

During the fiscal year ended March 31, 2005, the Company settled a lawsuit with the State of Florida (the State). The Company and the State filed lawsuits against each other related to amounts due under a disease management contract that the Company managed for the State. Under the terms of this settlement, the Company agreed to pay the State a total of $500,000 over a three-year period beginning April 1, 2005. The Company recorded the settlement plus the estimated remaining legal costs in the accompanying consolidated financial statements for the fiscal year ended March 31, 2005. The Company paid the first $100,000 installment during the year ended March 31, 2006.

The Company is currently in a dispute with Oxford, which is described in Note 5.

In addition to the above, the Company is subject to claims and suits arising in the ordinary course of business. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material adverse effect on the Company’s results of operations or financial position.

286502 v5/RE

Patient Infosystems, Inc. and Subsidiaries

f/k/a CCS Consolidated, Inc.

Notes to Consolidated Financial Statements

March 31, 2006

15. Quarterly Results (unaudited)

The following is a summary of the unaudited interim results of operations by quarter (dollars in thousands, except per share amounts):

	First	Second	Third	Fourth
Year ended March 31, 2006:
Revenues	$ 14,560	$ 12,107	$ 12,366	$ 15,661
Gross profit	1,024	570	1,832	3,937
Income (loss) - continuing operations	(951)	(1,465)	(547)	742
Preferred stock dividends	(38)	(38)	(38)	(11)
Income (loss) attributable to common shareholders - continuing operations	(989)	(1,503)	(585)	731
Income (loss) - discontinued operations	221	73	(4)	-
Net income (loss)	(730)	(1,392)	(551)	742
Net income (loss) attributable to common shareholders	(768)	(1,430)	(589)	731
Net income (loss) per common share-basic and diluted:
Income (loss) from continuing operations	(0.12)	(0.18)	(0.07)	0.01
Discontinued operations	0.03	0.01	-	-
Net income (loss)	(0.09)	(0.17)	(0.07)	0.01

Year ended March 31, 2005:
Revenues	$ 14,971	$ 16,079	$ 16,017	$ 19,170
Gross profit (loss)	2,769	1,910	230	(1,212)
Income (loss) - continuing operations	(240)	(357)	(2,051)	(3,317)
Preferred stock dividends	(38)	(38)	(38)	(38)
Income (loss) attributable to common shareholders - continuing operations	(278)	(395)	(2,089)	(3,355)
Income (loss) - discontinued operations	433	(215)	293	(1,035)
Net income (loss)	193	(572)	(1,758)	(4,352)
Net income (loss) attributable to common shareholders	155	(610)	(1,796)	(4,390)
Net income (loss) per common share-basic and diluted:
Income (loss) from continuing operations	(0.03)	(0.05)	(0.25)	(0.41)
Discontinued operations	0.05	(0.03)	0.04	(0.13)
Net income (loss)	0.02	(0.07)	(0.22)	(0.53)

286502 v5/RE

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

Patient Infosystems, Inc.

We have audited the accompanying consolidated balance sheets of Patient Infosystems, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Patient Infosystems, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

/s/McGladrey & Pullen, LLP

McGladrey & Pullen, LLP

Des Moines, Iowa

March 16, 2006

286502 v5/RE

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2005 AND 2004

ASSETS	2005	2004
CURRENT ASSETS:
Cash and cash equivalents	$ 4,440,329	$ 212,549
Stock subscriptions receivable	359,900	-
Available-for-sale securities	1,190,167	-
Accounts receivable (net of doubtful accounts allowance of $32,313 and $65,902)	806,658	1,499,664
Prepaid expenses and other current assets	297,107	212,121
Notes receivable	336,277	1,653,536
Assets related to discontinued operations	-	490,235
Total current assets	7,430,438	4,068,105

PROPERTY AND EQUIPMENT, net	540,827	765,433

OTHER ASSETS:
Intangible assets (net of accumulated amortization of $151,029 and $12,500)	453,086	237,500
Goodwill	6,778,432	6,875,979
Assets related to discontinued operations	-	6,608,062

TOTAL ASSETS	$ 15,202,783	$ 18,555,079

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$ 419,792	$ 1,024,260
Accrued salaries and wages	519,086	736,747
Accrued expenses	733,984	129,536
Accrued interest	-	28,746
Accrued dividends	139,997	1,317,495
Deferred revenue	60,000	269,246
Liabilities related to discontinued operations	-	2,430,343
Total current liabilities	1,872,859	5,936,373

LONG TERM DEBT	-	7,000,000
LIABILITIES RELATED TO DISCONTINUED OPERATIONS	-	219,325
COMMITMENTS (Note 7)

STOCKHOLDERS’ EQUITY:
Preferred stock - $.01 par value: shares authorized: 20,000,000
Series C, 9% cumulative, convertible
issued and outstanding: 2005 - 63,200, 2004 - 75,000	632	750
Series D, 9% cumulative, convertible
issued and outstanding: 2005 - 869,572, 2004 - 840,118	8,696	8,401
Common stock - $.01 par value:
authorized: 80,000,000; issued and outstanding:
2005 - 14,986,904, 2004 - 9,638,150	149,869	96,382
Additional paid-in capital	64,761,186	54,346,793
Accumulated other comprehensive income	1,149,556	-
Unearned debt issuance cost	-	(1,689,244)
Accumulated deficit	(52,740,015)	(47,363,701)
Total stockholders’ equity	13,329,924	5,399,381

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$ 15,202,783	$ 18,555,079

See notes to consolidated financial statements.

286502 v5/RE

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

REVENUES	$ 11,056,526	$ 9,699,325

COSTS AND EXPENSES:
Cost of revenue	8,213,711	6,688,533
Sales and marketing	1,484,984	1,078,354
General and administrative	2,301,836	1,602,134
Research and development	145,396	130,443

Total costs and expenses	12,145,927	9,499,464

OPERATING (LOSS) INCOME	(1,089,401)	199,861

Gain on investments	63,249	-
Debt financing costs	(1,689,244)	(812,630)
Interest expense	(270,421)	(126,828)
Other income	29,025	4,527

NET LOSS FROM CONTINUING OPERATIONS	(2,956,792)	(735,070)

LOSS FROM DISCONTINUTED OPERATIONS OF ACS
(includes $290,641 of expenses related to the distribution)	(2,419,522)	(2,831,238)

NET LOSS	(5,376,314)	(3,566,308)

CONVERTIBLE PREFERRED STOCK DIVIDENDS	(722,303)	(904,918)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$ (6,098,617)	$ (4,471,226)

NET LOSS PER SHARE - BASIC AND DILUTED
FROM CONTINUING OPERATIONS	$ (0.33)	$ (0.21)

NET LOSS PER SHARE - BASIC AND DILUTED
FROM DISCONTINED OPERATIONS	$ (0.22)	$ (0.36)

NET LOSS PER SHARE - BASIC AND DILUTED	$ (0.55)	$ (0.57)

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING	11,140,638	7,815,063

See notes to consolidated financial statements.

286502 v5/RE

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
YEARS ENDED DECEMBER 31, 2005 AND 2004
								Accumulated
					Additional	Unearned		Other	Total
	Common Stock		Preferred Stock		Paid-in	Debt issuance	Accumulated	Comprehensive	Stockholders
	Shares	Amount	Shares	Amount	Capital	Cost	Deficit	Income	Equity (Deficit)

Balance at December 31, 2003	4,960,354	$ 49,604	930,100	$ 9,301	$45,596,684	$ -	$(43,719,213)	$ -	$ 1,936,376

Exercise of stock options	83	1		-	88	-	-	-	89
Exercise of stock warrants	42,927	429		-	26,230	-	-	-	26,659
Issuance of common stock	4,384,786	43,848		-	7,194,352	-	-	-	7,238,200
Expenses of sale of common stock					(579,106)	-	-	-	(579,106)
Issuance of Series D Preferred		-	10,018	100	78,080	-	-	-	78,180
Beneficial conversion feature of Series D Preferred		-		-	78,180	-	(78,180)	-	-
Conversion of Series C Preferred to common stock	250,000	2,500	(25,000)	(250)	(2,250)	-	-	-	-
Issuance of warrants		-		-	324,150	-	-	-	324,150
Unearned portion		-		-	(44,750)	-	-	-	(44,750)
Warrants issued for debt guarantee		-		-	2,501,874	(1,689,244)	-	-	812,630
Dividends on
Series C Convertible Preferred Stock		-		-	(71,056)	-	-	-	(71,056)
Series D Convertible Preferred Stock		-		-	(755,683)	-	-	-	(755,683)

Net loss for the year ended
December 31, 2004		-		-	-	-	(3,566,308)	-	(3,566,308)

Balance at December 31, 2004	9,638,150	96,382	915,118	9,151	54,346,793	(1,689,244)	(47,363,701)	-	5,399,381

Exercise of stock options	162,873	1,629		-	350,945	-	-	-	352,574

286502 v5/RE

Exercise of stock warrants	837,995	8,380	38,864	389	285,727	-	-	-	294,496
Earned portion of warrants issued					44,750	-	-	-	44,750
Issuance of common stock	3,588,562	35,885		-	12,424,255	-	-	-	12,460,150
Expenses of sale of common stock					(1,579,525)	-	-	-	(1,579,525)
Issuance of common stock in lieu of Series C Convertible Preferred Stock accrued dividends	101,450	1,014		-	347,976	-	-	-	348,990
Issuance of common stock in lieu of Series D Convertible Preferred Stock accrued dividends	445,774	4,458		-	1,529,002	-	-	-	1,533,460
Conversion of Series D Preferred to common stock	94,100	941	(9,410)	(94)	(847)	-	-	-	-
Conversion of Series C Preferred to common stock	118,000	1,180	(11,800)	(118)	(1,062)	-	-	-	-
Amortization of debt issuance cost		-		-	-	1,689,244	-	-	1,689,244
Dividends on
Series C Convertible Preferred Stock, net of forfeited		-		-	37,659	-	-	-	37,659
Series D Convertible Preferred Stock, accrued		-		-	(759,963)	-	-	-	(759,963)
Distribution of American Caresource Holdings, Inc.		-		-	(2,264,524)	-	-	-	(2,264,524)
Comprehensive loss:
Net loss for the year ended
December 31, 2005		-		-	-	-	(5,376,314)	-	(5,376,314)
Increase in unrealized gain on available-for-sale
securities, net of reclassification adjustment		-		-	-	-	-	1,149,556	1,149,556
Total comprehensive loss									(4,226,758)

Balance at December 31, 2005	14,986,904	$149,869	932,772	$ 9,328	$64,761,186	-	$(52,740,015)	$1,149,556	$ 13,329,924

See notes to consolidated financial statements.

286502 v5/RE

PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2005 AND 2004
	2005	2004
OPERATING:
Net loss	$ (2,956,792)	$ (735,070)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation and amortization	377,150	157,884
Amortization of related to debt	1,689,244	812,630
Gain realized from sale of available-for-sale securities	(63,249)	-
Compensation expense related to issuance of stock warrants and options	44,750	44,250
Decrease (increase) in accounts receivable	693,006	(1,134,503)
(Increase) decrease in prepaid expenses and other current assets	(84,986)	76,515
(Decrease) increase in accounts payable	(604,468)	374,251
(Decrease) increase in accrued salaries and wages	(217,661)	348,964
Increase in accrued expenses	347,880	2,275
Decrease in accrued interest	(28,746)	(27,361)
Decrease in deferred revenue	(209,246)	(67,352)
Net cash used in discontinued operations	(2,677,720)	(2,530,190)

Net cash used in operating activities	(3,690,838)	(2,677,707)

INVESTING:
Property and equipment additions	(16,015)	(541,271)
Property and equipment disposals and retirements	-	3,272
Decrease (increase) in notes receivable	1,317,259	(1,653,536)
Net investment activity in American Caresource Holdings, Inc.	-	(1,237,239)
Proceeds from sale of available-for-sale securities	79,862	-
Purchase of CBCA Care Management	-	(7,293,959)
Net cash (used in) provided by discontinued operations	(163,744)	2,801,910

Net cash provided by (used in) investing activities	1,217,362	(7,920,823)

FINANCING:
Proceeds from the sale of common stock, net	12,747,309	7,219,139
Payment of cash dividends	(17,351)	-
(Payment) borrowing on line of credit	(7,000,000)	4,000,000
Expenses related to the sale of capital stock	(1,579,525)	(532,481)
Expenses related to distribution of American Caresource Holdings, Inc.	(290,641)	-
Net cash provided by (used in) discontinued operations	2,824,715	(256,681)

Net cash provided by financing activities	6,684,507	10,429,977

Net increase in cash and cash equivalents - continuing operations	4,227,780	(183,592)
Net decrease in cash and cash equivalents - discontinued operations	(16,749)	15,039
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,211,031	(168,553)

Cash and equivalents at the beginning of the year - continuing operations	212,549	396,141
Cash and equivalents at the beginning of the year - discontinued operations	16,749	1,710
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	229,298	397,851

Cash and cash equivalents at end of year - continuing operations	4,440,329	212,549
Cash and cash equivalents at end of year - discontinued operations	-	16,749

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CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 4,440,329	$ 229,298

See notes to consolidated financial statements.

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PATIENT INFOSYSTEMS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

1.	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - Patient Infosystems, Inc. and subsidiaries (the “Company”) designs and develops health care services to manage, collect and analyze patient-related information to improve patient compliance with prescribed treatment protocols or adherence with utilization guidelines. Through its various patient programs for disease, case, demand and utilization management, Patient Infosystems provides important benefits for the patient, the health care provider and the payor.

On November 8, 2005, Patient Infosystems declared a dividend distributing its wholly owned subsidiary, American Caresource Holdings, Inc. to its stockholders. The distribution was effected on December 16, 2005.

The consolidated financial statements include the accounts of Patient Infosystems and its wholly owned subsidiaries, American Caresource Holdings, Inc. (“ACS”) and CBCA Care Management, Inc. (“CMI”). The operations of ACS are presented up to the distribution date of November 8, 2005, and have been presented as “discontinued operations” for 2005 and 2004. Assets and liabilities of ACS as of December 31, 2004 are presented as assets and liabilities related to discontinued operations. Significant intercompany transactions and balances have been eliminated in consolidation.

Discontinued operations - Discontinued operations are the historical net loss of American Caresource Holdings, Inc. (“ACS”), a wholly owned subsidiary which was distributed to the Patient Infosystems’ stockholders of record as of November 8, 2005. Patient Infosystems distributed ACS as a dividend. For the year ended December 31, 2005, Patient Infosystems reported ACS revenue of $3.7 million, operating expenses of $5.6 million and non-operating expenses of $0.5 million with a net loss or $2.4 million as compared to revenue of $6.0 million, operating expenses of $8.0 million and non operating expenses of $0.8 million with a net loss of $2.8 million for the year ended December 31, 2004. The ACS operating results reported by Patient Infosystems includes only operating results achieved by ACS year to date as of November 8, 2005. There was no gain or loss recorded related to the distribution. ACS became a separate public registrant, and therefore has filed an annual report for the year ended December 31, 2005 on Form 10-KSB.

Acquisitions - On September 22, 2004, the Company acquired all the outstanding equity of CBCA Care Management, Inc. for a total purchase price of $7,293,959, which included (1) $7,100,000 in cash and (2) estimated direct expenses of $193,959. The Company recorded the CBCA Care Management, Inc. acquisition using the purchase method of accounting. During the third quarter of 2005, the Company completed a valuation of the identifiable intangible assets acquired and finalized the purchase price allocation. The final purchase allocation results in an increase in customer relationships and liabilities assumed and a decrease in goodwill as compared to previously reported amounts. The effect of these adjustments on the related amortization was insignificant.

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Information related to the acquisition is as follows:

Purchase consideration
Cash	$ 7,100,000
Expenses	193,959
Total	$ 7,293,959

Purchase allocation
Current assets	$ 228,187
Liabilities assumed	(498,627)
Property & equipment	181,852
Customer relationships	604,115
Goodwill	6,778,432
$ 7,293,959

The acquisition of CMI has been accounted for using the purchase method of accounting and accordingly, the results of operations of CMI from September 22, 2004 have been included in the consolidated financial statements.

The following unaudited pro forma summary presents Patient Infosystems’ consolidated results of operations for 2004 as if the acquisition of CMI had been consummated at January 1, 2004. The pro forma consolidated results of operations include certain pro forma adjustments, including the amortization of identifiable intangible assets, interest and expenses on certain debt.

December 31,
2004
Revenue	$ 15,135,334
Operational costs	(14,261,964)
Other costs	(1,472,231)
Net loss, continuing operations	(598,861)
Dividends and beneficial conversions	(826,738)
Net loss attributable to common shareholders, continuing operations	$ (1,425,599)
Net loss attributable to discontinued operations	$ (2,831,238)
Net loss attributable to common shareholders	$ (1,425,599)
Net loss per share, continuing operations	$ (0.18)
Net loss per share	$ (0.54)
Weighted average common shares	7,815,063

The pro forma results are not necessarily indicative of those that would have occurred had the acquisition taken place at the beginning of the periods presented.

Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Fair Value of Financial Instruments - Patient Infosystems’ financial instruments consist primarily of cash and cash equivalents, available-for-sale securities, accounts receivable, accounts payable, accrued expenses, a line of credit and long-term debt. The fair value of instruments is determined by reference to various market data and other valuation techniques, as appropriate. Unless otherwise disclosed, the fair value of short-term financial instruments approximates their recorded values due to

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the short-term nature of the instruments. Based on the borrowing rates currently available to Patient Infosystems for bank loans with similar terms and average maturities, the fair value of long-term debt approximates its carrying value.

Revenue Recognition and Deferred Revenue - Patient Infosystems’ principal source of revenue are contracts for the provision of provider improvement services for federally funded health centers or disease, demand, case and utilization management services to self insured employers, health and welfare funds or other such entities that accept medical risk for defined populations. Deferred revenue represents amounts that may be billed in advance of delivery under these contracts.

Disease, demand, case and utilization management - Patient Infosystems’ contracts may call for a per member per month, per employee per month or per-enrolled patient fee to be paid by the customer for a series of program services as defined in the contract or a fixed monthly fee which is intended to provide a defined set of services. The timing of customer payments varies by contract, but typically occurs in advance of the associated services being provided. Revenues from program operations are recognized ratably as the program services are delivered.

Development Contracts - Patient Infosystems’ program enhancements consist of specific changes or modifications to existing products requested by customers and are short-term in nature. Therefore, revenue is recognized upon delivery of the enhancement.

Cash and Cash Equivalents - Cash and cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

Concentrations of Credit Risk - Financial instruments, which potentially subject Patient Infosystems to concentration of credit risk, consist principally of cash and cash equivalents and accounts receivable. Management of Patient Infosystems believes it places its cash and cash equivalents with high credit quality institutions.

Patient Infosystems’ current revenue is concentrated in a small number of customers, consequently, the loss of any one of its customers could have a material adverse effect on Patient Infosystems and its operations. During the years ended December 31, 2005 and 2004, Patient Infosystems had revenues of approximately $2.7 million (25%) and $5.1 million (53%), respectively, from a single customer and accounts receivable balances of $140,880 and $511,000 from that customer as of December 31, 2005 and 2004, respectively. The contract with this customer is due to renew on April 1, 2006, as which time Patient Infosystems anticipates that the revenue from this customer may decrease. While Patient Infosystems has found new sources of revenue, no assurance can be given that any such sources will provide the same amount of revenue, nor that such revenue sources will provide a comparable operating margin.

Securities available for sale – securities available for sale consists of shares held in ACS and are carried at fair value. Unrealized holding gains and losses, net of deferred taxes, are reported in a separate component of accumulated other comprehensive income until realized. Realized gains and losses on the sale of such securities are determined using the specific identification method and are reflected in the statements of operations. All unrealized holdings gains on securities available for sale arose during 2005. No deferred taxes have been provided on the unrealized gains because of the Company’s net operating loss carryforwards. Fair value at December 31, 2005 was determined under the provisions of SFAS 115 and related interpretations which require the Company to use the market trading price for those shares.

Comprehensive income - Comprehensive income (loss)is defined as the change in equity during a period from transactions and other events from non-owner sources.  Comprehensive income (loss) is the total of net (loss) and other  comprehensive  income (loss) which, for the Company,  is comprised  entirely of unrealized gains and losses on securities available for sale.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 10 years.

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Asset Impairment - Patient Infosystems regularly assesses all of its long lived assets for impairment and recognizes a loss when the carrying value of an asset exceeds its fair value.

Intangible Assets – As a result of the business combinations that are more fully explained in Note 1 Acquisitions above, the following is a summary of the intangible assets of Patient Infosystems as of December 31, 2005:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships, CMI	$ 604,115	$ 151,029	$ 453,086

During 2005 and 2004, amortization expense totaled $138,529 and $12,500, respectively. The estimated aggregate amortization expenses for the next five years are as follows:

Year ending December 31,	Estimated Amortization Expense
2006	120,823
2007	120,823
2008	120,823
2009	90,617
TOTAL	$ 453,086

Goodwill – As a result of the business combinations that are more fully explained in Note 1 Acquisitions above, the following is a summary of the goodwill assets of Patient Infosystems as of December 31, 2005:

CMI
Balance, beginning	$ 6,875,979
Final adjustment to purchase accounting	(97,547)
Acquired during the year	-
Impairment losses	-
Balance, ending	$ 6,778,432

The CMI goodwill was tested annually for impairment as of December 31. The fair value of the CMI goodwill was estimated using the expected present value of future cash flows.

Research and Development - Research and development costs are expensed as incurred.

Income Taxes - Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss and tax credit carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some or all of the deferred tax assets will not be realized.

Net Loss Per Share – The calculations for the basic and diluted loss per share were based on net loss attributable to common stockholders of $6,098,617 and $4,471,226 and a weighted average number of common shares outstanding, of 11,140,638 and 7,815,063 for the years ended December 31, 2005 and 2004. The computation of fully diluted loss per share for 2005 and 2004 did not include 11,292,499 and 11,471,769 shares of common stock, respectively, which consist of the common equivalents of outstanding convertible preferred shares, options and warrants because the effect would be antidilutive due to the net loss in those years. The convertible preferred stock dividends for the year ended December 31, 2004 has been changed from previously presented amounts to include the $78,180 of beneficial conversion feature related to the issuance of preferred stock in January

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2004. The computation of 2004 earnings per share reflects the impact of such change on the net loss attributable to common stockholders and increased net loss per share attributable to common stockholders by $0.01. There was no effect on 2004 net loss.

In 2004 Patient Infosystems was required to adopt the provisions of EITF 03-06  Participating Securities and the Two-Class Method Under FASB Statement No. 128 which effects the computation of earnings per share when there are convertible preferred securities outstanding.  Under the provisions of EITF 3-06, when Patient Infosystems experiences a net loss for the year, the convertible securities are not considered common stock equivalents unless they share in the losses of the common securities.

The calculation of Patient Infosystems’ net loss per share for the years ended December 31, 2005 and 2004 is as follows:

PATIENT INFOSYSTEMS, INC.
COMPUTATION OF EARNINGS PER SHARE

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2004

Net Loss from continuing operations	$ (2,956,792)	$ (735,070)

Convertible preferred stock dividends	$ (722,303)	$ (904,918)

Net loss attributable to common stockholders
from continuing operations	$ (3,679,095)	$ (1,639,988)

Net loss from discontinued operations	$ (2,419,522)	$ (2,831,238)

Net loss attributable to common stockholders	$ (6,098,617)	$ (4,471,226)

Weighted average Common Stock outstanding	11,140,638	7,815,063

Net Loss per share, basic and diluted, continuing operations	$ (0.33)	$ (0.21)

Net Loss per share, basic and diluted, discontinued operations	$ (0.22)	$ (0.36)

Net Loss per share, basic and diluted	$ (0.55)	$ (0.57)

Retirement Plan - Patient Infosystems has a retirement plan that qualifies under Section 401(k) of the Internal Revenue Code. This retirement plan allows eligible employees to contribute a portion of their income on a pretax basis to the plan, subject to the limitations specified under the Internal Revenue Code. Patient Infosystems’ annual contribution to the plan is at the discretion of the Board of Directors. Patient Infosystems made no contributions to this plan in 2005 or 2004.

New Accounting Pronouncements – In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3” (“SFAS No. 154”), which replaces APB Opinion No. 20, “Accounting Changes”, and FASB Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements”, and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the

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pronouncement does not include specific transition provisions. SFAS No. 154 will be adopted by Patient Infosystems for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Patient Infosystems does not expect adoption of the provisions of SFAS No. 154 to have a material impact on the consolidated financial statement, results of operations or liquidity of Patient Infosystems.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123(Revised), “Share-Based Payment” (“SFAS No.123(R)), establishing accounting standards for transactions in which an entity exchanges it equity instruments for goods or services. SFAS No. 123(R) also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments, or that may be settled by the issuance of those equity instruments. SFAS N. 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted stock plans, performance-based stock awards, stock appreciation rights, and employee stock purchase plans. SFAS No. 123(R) replaces existing requirements under SFAS No. 123, “Accounting for Stock-Based Compensation,” and eliminates the ability to account for share-based compensation transactions using APB Opinion No. 25. Because the merger with CCS Consolidated resulted in CCS Consolidated being deemed to be the accounting acquirer, and CCS Consolidated uses a March 31 year end, SFAS 123(R) will be in effect for Patient Infosystems beginning in periods ending after April 1, 2006. Patient Infosystems is currently assessing the financial statement impact of adopting SFAS No. 123(R).

Stock-Based Compensation- Patient Infosystems accounts for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. As permitted by SFAS No. 123, Patient Infosystems continues to measure compensation for such plans using the intrinsic value based method of accounting, prescribed by Accounting Principles Board (“APB”), Opinion No. 25, “Accounting for Stock Issued to Employees.” Had compensation cost for Patient Infosystems’ stock-based compensation plans been determined based on the fair value at the date of grant for awards consistent with the provisions of SFAS No. 123, Patient Infosystems’ net loss and net loss per share would have been increased to the pro forma amounts indicated below:

	2005	2004

Net loss attributable to common
shareholders - as reported	$ (6,098,617)	$ (4,471,226)

Stock based compensation expense	(1,467,762)	(1,471,815)

Net loss - pro forma	$ (7,566,379)	$ (5,943,041)

Net loss per share - basic and diluted - as reported	$ (0.55)	$ (0.57)

Net loss per share - basic and diluted - pro forma	$ (0.68)	$ (0.76)

Weighted average common shares	11,140,638	7,815,063

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using assumed risk-free interest rates of 4.41% for the year ended December 31, 2005 and 3.93% for the year ended December 31, 2004 and an expected life of 7 years. The assumed dividend yield was zero. Patient Infosystems has used a volatility factor of 74% for the year ended December 31, 2005 and 121% for the year ended December 31, 2004. For purposes of pro forma disclosure, the estimated fair value of each option is amortized to expense over that option’s vesting period.

Consolidated Statements of Cash Flows – Supplemental noncash investing and financing activities for the years ended December 31, 2005 and 2004 are as follows:

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	2005	2004
Common stock activities:
Common stock issued for services	$ -	$ 44,250
Common stock issued for subscription receivable	359,900	-
Common stock issued in lieu of Series C and D
Convertible Preferred Stock accrued dividends	1,865,099	-
Warrants issued as acquisition expense	-	22,750
Warrants issued as expense of sale of common stock
	910,916	46,625
Warrants issued on debt guarantee	-	1,416,499
Total of noncash common stock activities	$ 3,135,915	$ 1,530,124

Distribution of American Caresource Holdings, Inc.	$ (2,264,524)

Preferred stock activities:
Accrued interest converted into preferred stock	$ -	$ 53,080
Warrants issued on debt guarantee	-	1,085,375
Total noncash preferred stock activities	$ -	$ 1,138,455

Dividends declared on Series C & D Convertible Preferred Stock	$ 722,303	$ 826,739
Value of beneficial conversion feature on Series D Convertible
Preferred Stock recognized as a dividend	$ -	$ 78,180

Unrealized gain on available-for-sale securities	$ 1,149,556	$ -

Cash paid for interest	$ 299,167	$ 154,189

Final purchase price allocation for
CBCA Care Management:
Intangible assets	$ 354,115
Goodwill	(97,547)
Accrued expenses	(256,568)
Total purchase price adjustments	$ -

2.	PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2005	2004

Computer software	$ 1,191,469	$ 1,239,569
Computer equipment	1,236,034	1,222,019
Telephone equipment	433,959	433,959
Leasehold improvements	92,090	92,091
Office furniture and equipment	355,980	355,979
	3,309,532	3,343,617

Less accumulated depreciation	2,768,705	2,578,184

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Property and equipment, net	$ 540,827	$ 765,433

3.	DEBT

Line of Credit – During 2005, Patient Infosystems repaid $7,000,000 of its line of credit and as of December 31. 2005, Patient Infosystems did not have any borrowings outstanding. At December 31, 2004, Patient Infosystems had borrowings outstanding totaling $7,000,000, under a line of credit, which was the maximum amount available under that line of credit. The amount borrowed was due and payable on July 31, 2006. Interest is due and payable at maturity at a floating rate based upon LIBOR plus 1.75% (effective LIBOR rate for outstanding notes as of December 31, 2004 was between 2.125% and 3.5%). There is a commitment fee of 0.25% per annum on the average daily unused amount of the line of credit to be paid quarterly in arrears. The $7,000,000 of the line of credit is secured by substantially all of Patient Infosystems’ assets and is guaranteed by Dr. Schaffer and Mr. Pappajohn, directors of Patient Infosystems. In consideration for their guarantees, Patient Infosystems granted to Dr. Schaffer and Mr. Pappajohn warrants to purchase an aggregate of 47,500 shares of Series D Convertible Preferred Stock, convertible into 475,000 shares of Patient Infosystems’ common stock for $10.00 per preferred share and 1,000,000 shares of Patient Infosystems’ common stock for $1.68 per share. The warrants were recorded at fair value of $2,501,874, with the associated expense recognized over the debt guarantee period. $1,689,244 and $812,630 of expense was recorded during the years ended December 31, 2005 and 2004, respectively, related to these warrants.

On February 2, 2005, Patient Infosystems entered into the Fifth Addendum to the Second Amended and Restated Credit Agreement with Wells Fargo Bank Iowa, N.A., which decreased the amount of this credit facility to $6,000,000. ACS repaid $1,000,000 of debt to Patient Infosystems which Patient Infosystems used to retire $1,000,000 of its credit facility.

On January 9, 2006, Wells Fargo Bank Iowa, N.A. terminated the Patient Infosystems line of credit and released the security pledged by Patient Infosystems and the guarantees maintained by Dr. Schaffer and Mr. Pappajohn.

Long-Term Debt - Long-term debt, including the lines of credit:

	As of December 31,
	2005	2004
Unsecured obligation acquired with CBCA Care Management	$ 134,473	$ -
Secured line of credit at index rate payable to Wells Fargo Bank,
maturing July 2006		7,000,000
Total debt	134,473	7,000,000
Less current portion	(134,473)	-
Total long term debt	$ -	$ 7,000,000

4.	INCOME TAXES

There was no income tax expense for the years ended December 31, 2005 and 2004.

Income tax expense for the years ended December 31 differed from the U.S. federal income tax rate of 34% as a result of the following:

	2005	2004
Computed “expected” tax benefit

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from continuing operations	$ (1,005,000)	$ (250,000)

Change in the valuation allowance
for deferred tax assets	1,196,000	302,000

State and local income taxes at statutory rates,
net of federal income tax benefit	(117,000)	(29,000)

Other, net	(74,000)	(23,000)

Total income tax expense	$ -	$ -

The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, are presented below.

Deferred income tax assets	2005	2004
from continuing operations:

Accounts receivable, principally due
to allowance for doubtful accounts	$ 13,000	$ 26,000
Deferred revenue	24,000	108,000
Compensation	90,000	173,000
Net operating loss carryforwards	14,899,000	13,575,000
Tax credit carryforwards	75,000	75,000
Amortization of intangibles	185,000	154,000
Other	88,000	-
Total gross deferred income tax assets	15,374,000	14,111,000

Less valuation allowance	(15,126,000)	(13,930,000)

Net deferred income tax assets	248,000	181,000

Deferred income tax liabilities:

Property and equipment, principally due to
differences in depreciation and amortization	(66,000)	(50,000)
Goodwill-CMI	(64,000)	(46,000)
Other	(118,000)	(85,000)
Total gross deferred income tax liability	(248,000)	(181,000)

Net deferred income taxes	-	-

Management of Patient Infosystems has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance reduces deferred tax assets to zero, which represents management’s best estimate of the amount of such deferred tax assets that more likely than not will be realized.

At December 31, 2005 Patient Infosystems has net operating loss carryforwards of approximately $37,265,000, which are available to offset future taxable income, if any, which begin to expire in 2010. Patient Infosystems also has tax credit carryforwards for federal income tax purposes of approximately $75,000, which are available to reduce future federal income taxes, if any, which begin to expire in

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2010. These loss and tax credit carryforwards may be subject to limitation by certain sections of the Internal Revenue Code relating to ownership changes.

5.	PREFERRED STOCK

On March 31, 2000, Patient Infosystems completed a private placement of 100,000 shares of newly issued Series C 9% Cumulative Convertible Preferred Stock (“Series C Preferred Stock”), raising $1,000,000 in total proceeds. These shares can be converted at any time by the holder into common stock at a rate of 8 shares of common stock to 1 share of Series C Preferred Stock. In 2003, this rate changed to 10 shares of common stock to 1 share of Series C Preferred Stock. Each share of Series C Preferred Stock has voting rights equivalent to 10 shares of common stock. During 2004, 25,000 shares of Series C Preferred Stock were converted into 250,000 shares of Patient Infosystems’ common stock at the request of the holders. As of December 31, 2005 Patient Infosystems has accrued $9,202 of dividends in arrears, which are payable to the Series C stockholders.

During 2003 Patient Infosystems issued a total of 301,582 shares of Series D 9% Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) in connection with certain borrowings during 2003. In accordance with APB Opinion No. 14, a portion of the cash received totaling $2,143,120 was allocated to the preferred stock resulting in a debt discount in the same amount, which was fully amortized by December 31, 2003. Additionally, a beneficial conversion feature has arisen since the value recorded for the preferred stock, which is convertible into common stock, is less than the fair market value of the common stock totaling $5,177,458. While the resulting beneficial conversion feature totals $3,034,338, Patient Infosystems can only record a beneficial conversion equal to the value of the preferred stock recorded, $2,143,120. Such amount is reflected in the net loss attributable to the common stockholders for the year ended December 31, 2003 because the preferred stock is immediately convertible into Patient Infosystems’ common stock. As of December 31, 2005, Patient Infosystems has accrued $130,795 of dividends in arrears, which are payable to the Series D stockholders.

On December 31, 2003, $5,285,180 of debt and accrued interest was converted into 528,518 shares of Series D Preferred Stock at a price of $10.00 per share. Because the effective purchase price per common share was $1.00 per share while the fair market value on December 31, 2003 was $2.40 per share, there is a beneficial conversion feature of these Series D Convertible Preferred shares totaling $7,399,252. While the resulting beneficial conversion feature totals $7,399,252, Patient Infosystems can only record a beneficial conversion equal to the value of the preferred stock recorded, $5,285,180. Such amount is reflected in the net loss attributable to the common stockholders for the year ended December 31, 2003 because the preferred stock is immediately convertible into Patient Infosystems’ common stock.

In January 2004, Patient Infosystems sold 4,700 shares of Series D Preferred Stock for $25,000 under substantially the same terms as the lenders during 2003 who converted their notes and accrued interest into Series D Preferred Stock at December 31, 2003. Additionally, Dr. Schaffer, a director of Patient Infosystems, converted $52,180 of accrued interest into 5,318 shares of Series D Preferred Stock.

The holders of Series C Preferred Stock and Series D Preferred Stock (collectively the “Preferred Stock”) are entitled to ten votes for each share held of record on all matters submitted to a vote of stockholders. Holders of Preferred Stock are entitled to receive cumulative 9% dividends on an annual basis and ratably such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefore. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, then, prior, and in preference to any distribution of any assets to the holders of Common Stock, the holders of Preferred Stock will be entitled to be paid in full in an amount equal to (i) a per share price for each share of Preferred Stock outstanding plus (ii) an amount equal to a cumulative, unpaid dividend at a 9% rate per annum plus (iii) an amount equal to all declared but unpaid dividends on each such share accrued up to such date of distribution.

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One share of the Preferred Stock may be converted at any time, at the holder’s option, into ten shares of Common Stock. Holders of Preferred Stock have no preemptive rights. The conversion rate will be adjusted if the Company pays a dividend on its common stock or subdivides or combines its outstanding common stock. The conversion rate will also be adjusted if the Company issues or sells common stock or securities convertible into common stock at a price less than the then effective conversion rate, in which case the conversion rate will be adjusted to an amount equal to the effective price per share of the securities sold in the transaction giving rise to the adjustment.

Holders of a majority in voting power of the Series D Preferred Stock have the right to elect two members of the Board of Directors of the Company.

On January 25, 2006, all shares of Series C Preferred Stock and Series D Preferred Stock were converted into shares of the Company’s common stock.

7.	STOCK OPTIONS AND WARRANTS

Patient Infosystems has an Employee Stock Option Plan (the “Stock Option Plan”) for the benefit of certain employees, non-employee directors, and key advisors. The Stock Option Plan expired in October 2005; therefore, no further grants can be made under the Stock Option Plan. Patient Infosystems anticipates that it will establish a new incentive stock option plan during 2006 following the completion of the Merger (see Note 9). On December 23, 2004, the stockholders approved an amendment to the Stock Option Plan which (i) expanded the class of eligible participants to include nominees to the Board of Directors of Patient Infosystems and consultants engaged by Patient Infosystems and (ii) increased from 36,000 to 50,000 the number of shares of Common Stock underlying the one-time grant of a Non-Qualified Option to which non-employee directors or non-employee nominees of the Board of Directors may be entitled. On December 31, 2003, the stockholders approved an amendment to the Stock Option Plan that increased its authorized shares from 1,680,000 shares on a pre-split basis to 3,500,000 shares after giving effect to the 1-for-12 reverse stock split and increase in Patient Infosystems’ overall authorized capital. Stock options granted under the Stock Option Plan may be of two types: (1) incentive stock options and (2) nonqualified stock options. The option price of such grants shall be determined by a Committee of the Board of Directors (the “Committee”), but shall not be less than the estimated fair market value of the common stock at the date the option is granted. The Committee shall fix the terms of the grants with no option term lasting longer than ten years. The ability to exercise such options shall be determined by the Committee when the options are granted. Generally, outstanding options vest at the rate of 20% per year.

Under the terms of Patient Infosystems’ Amended and Restated Stock Option Plan, all outstanding options vest upon a change of control of Patient Infosystems. The merger with CCS Consolidated on January 25, 2006 constituted such a change of control.

On January 25, 2006, Patient Infosystems entered into agreements with its directors and named executive officers to cancel outstanding options held by such individuals to purchase up to an aggregate of 983,331 shares at a weighted average exercise price of $2.72 per share in exchange for fully vested warrants to purchase an aggregate of 737,500 unregistered common shares of Patient Infosystems with an exercise price of $0.95 per share.

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A summary of stock option activity follows:

	Outstanding	Weighted-Average
	Options	Exercise Price
Options outstanding at December 31, 2003
after giving effect to the 1-for-12 reverse stock split	101,160	$ 9.39

Options granted during the year ended December 31, 2004
(weighted average fair value of $0.20)	1,755,000	$ 2.33

Options forfeited by holders during the year
ended December 31, 2004	(23,433)	$ 5.34

Options exercised during the year ended December 31, 2004	(83)	$ 1.08

Options outstanding at December 31, 2004	1,832,644	$ 2.68

Options granted during the year ended December 31, 2005	-	n/a

Options forfeited by holders during the year
ended December 31, 2005	(235,743)	$ 2.57

Options exercised during the year ended December 31, 2005	(162,873)	$ 2.16

Options outstanding at December 31, 2005	1,434,028	$ 2.75

Options available for grant at December 31, 2005	-

The following table summarizes information concerning outstanding and exercisable options at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
Range of	Number	Contractual	Exercise	Number	Exercise
Exercise Price	Outstanding	Life	Price	Exercisable	Price

$1.08 - $3.99	1,394,531	4.27	$ 2.33	824,895	$ 2.29

$4.00 - $9.99	12,500	4.67	$ 6.00	12,500	$ 6.00

$10.00 - $33.00	26,997	2.90	$ 22.90	26,997	$ 22.90

	1,434,028			864,392

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Patient Infosystems had warrants outstanding for the purchase of 352,036 shares of common stock as of December 31, 2005 and 1,188,450 shares of common stock and 47,500 shares of Series D Preferred Stock as of December 31, 2004. Patient Infosystems valued the warrants using the Black-Scholes method and a 5 year life. The warrants issued by Patient Infosystems are as follows:

	Warrants outstanding at December 31,
	2005		2004
	Shares	Weighted average exercise price	Shares	Weighted average exercise price
Warrants outstanding
Common Stock	352,036	$4.21	1,188,450	$1.75
Series D Preferred	-		47,500	10.00
Warrants Exercisable
Common Stock	347,036	4.24	1,147,200	1.71
Series D Preferred	-		47,500	10.00

8.	COMMITMENTS

Patient Infosystems has leases for certain equipment and office space under non-cancelable lease agreements, which expire at various dates through October 2009.

Rent expense for office space for the years ended December 31, 2005 and 2004 was $502,834 and $242,607, respectively.

At December 31, 2005 minimum annual lease payments for operating leases are as follows:

Operating
Years ending December 31,	Leases
2006	$ 439,665
2007	247,235
2008	249,446
2009	189,239
$ 1,125,585

9.	SUBSEQUENT EVENT

Merger with CCS Consolidated, Inc.: Pursuant to an Agreement and Plan of Merger dated September 19, 2005, as amended on November 22, 2005 and December 23, 2005 (as so amended, the “Merger Agreement”) by and among Patient Infosystems, PATY Acquisition Corp., a wholly-owned subsidiary of Patient Infosystems (“Merger Sub”) and CCS Consolidated, Inc. (“CCS Consolidated”), Merger Sub merged with and into CCS Consolidated (the “Merger”), and CCS Consolidated became a wholly-owned subsidiary of Patient Infosystems. The Merger closed and became effective on January 25, 2006.

As described in Item 2.01 of Patient Infosystems’ Form 8-K filed on January 31, 2006, at the closing of the Merger, Patient Infosystems issued 43,224,352 shares of its common stock to the former stockholders of CCS Consolidated. This represented approximately 64% of the issued and outstanding voting shares of CCS Consolidated upon the closing of the Merger, and as a result there was a change of control of Patient Infosystems. The Merger was approved by CCS Consolidated’s stockholders owning a majority of the outstanding voting capital stock of CCS Consolidated. Under Delaware law,

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no approval of the Merger by Patient Infosystems’ stockholders was required and such approval was not sought by the Patient Infosystems.

In addition, under a Stockholders Agreement entered into at the closing of the Merger, stockholders holding approximately 65% of the outstanding voting shares of Patient Infosystems’ common stock after the consummation of the Merger have agreed to vote their shares in favor of the election of John Pappajohn, a current director of Patient Infosystems, Derace Schaffer, M.D., a current director of Patient Infosystems, and three individuals designated by holders of at least a majority of the Patient Infosystems’ common stock held by the former stockholders of CCS Consolidated who are parties to the Stockholders Agreement. The three designees were Mark L. Pacala, Daniel C. Lubin and Albert S. Waxman. As provided by the Stockholders Agreement, two additional directors may be added to the Patient Infosystems’ board of directors, which individuals must be unanimously approved by the other five members of the Patient Infosystems’ board of directors. Such additional directors have not yet been appointed.

Because the Merger with CCS Consolidated will be treated as a “reverse merger” for accounting purposes, and as such the financial statements of the accounting acquirer, CCS Consolidated, will become the financial statements of Patient Infosystems as the legal acquirer, Patient Infosystems adopted March 31 as its fiscal year end, which was CCS Consolidated’s fiscal year end.

In connection with the Merger, all outstanding shares of Patient Infosystems Series C and Series D Preferred Stock were converted into shares of Patient Infosystems common stock as of January 25, 2006.

10.	QUARTERLY RESULTS (UNAUDITED)

The following is a summary of the unaudited interim results of operations by quarter:

	First	Second	Third	Fourth
Year ended December 31, 2005:
Revenues	$ 3,294,446	$ 2,671,536	$ 2,358,619	$ 2,731,925
Gross margin	803,419	609,473	509,215	920,708
Net loss - continuing operations	(362,576)	(775,754)	(1,131,211)	(687,251)
Net loss - discontinued operations	(518,496)	(678,753)	(639,551)	(582,722)
Net loss attributable to common shareholders	(1,086,907)	(1,658,246)	(1,981,221)	(1,372,243)
Net loss per common share	(0.11)	(0.16)	(0.18)	(0.10)

Year ended December 31, 2004:
Revenues	$ 2,344,427	$ 1,679,726	$ 1,967,444	$ 3,707,728
Gross margin	817,832	415,643	612,548	1,164,769
Net profit (loss) - continuing operations	19,268	(312,356)	(242,346)	(199,636)
Net loss - discontinued operations	(790,967)	(398,318)	(415,969)	(1,225,984)
Net loss attributable to common shareholders	(1,058,913)	(916,576)	(864,217)	(1,631,520)
Net loss per common share	(0.20)	(0.14)	(0.09)	(0.17)

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

On January 25, 2006, Patient Infosystems completed a business combination with CCS Consolidated. CCS Consolidated has become a wholly-owned subsidiary of Patient Infosystems as a result of the transaction. However, because CCS Consolidated’s securityholders own approximately 63% of the fully diluted number of shares of Patient Infosystems common stock after the transaction, CCS Consolidated’s designees to the combined company’s board of directors represent a majority of the combined company’s directors and CCS Consolidated’s executive management represent a majority of the initial executive management of the combined company, CCS Consolidated is deemed to be the acquiring company for accounting purposes. Accordingly, the assets and liabilities of Patient Infosystems have been recorded, as of the date of the business combination, at their respective fair values and added to those of CCS Consolidated. Patient Infosystems issued approximately 44.6 million shares or options or warrants to purchase shares of its common stock in exchange for all of the outstanding shares and certain options to purchase common stock of CCS Consolidated.

Set forth below is the unaudited pro forma condensed combined statement of operations for the twelve months ended March 31, 2006, assuming the merger between Patient Infosystems and CCS Consolidated occurred as of April 1, 2005. The unaudited pro forma condensed combined statement of operations includes historical financial data derived from the historical financial statements of CCS Consolidated and Patient Infosystems set forth in this prospectus.

The unaudited pro forma condensed combined statement of operations gives effect to the transaction between CCS Consolidated and Patient Infosystems. The purchase price has been allocated among the fair values of the assets and liabilities of Patient Infosystems, while the historical results of CCS Consolidated are reflected in the results of the combined company. The transaction has been accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations.” Under the purchase method of accounting, the total estimated purchase price, calculated as described in Note 2 to this unaudited pro forma condensed combined statement of operations, is allocated to the net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. Management has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. A final determination of these estimated fair values will be based on the actual net tangible and intangible assets of Patient Infosystems that exist as of the date of completion of the transaction.

The unaudited pro forma condensed combined statement of operations is presented for informational purposes only, is based on certain assumptions that we believe to be reasonable, and do not purport to represent the companies’ combined results of operations had the merger occurred on or as of the date noted above or to project results for any future date or period. In the opinion of management, all adjustments have been made that are needed to present fairly the unaudited pro forma condensed combined statement of operations. The information is subject to a number of uncertainties, relating to the merger and related matters, including among other things, estimates, assumptions and uncertainties regarding the amount of accruals for direct acquisition costs and the amount of expenses and other costs relating to the merger and the actual amount of identified intangible assets and goodwill that will result from the merger. Accordingly, the unaudited pro forma condensed combined statement of operations does not purport to be indicative of the actual results of operations that would have been achieved had the merger in fact occurred on the date indicated, nor does it purport to be indicative of the results of operations that may be achieved in the future.

Further, the unaudited pro forma condensed combined statement of operations does not include any adjustments for liabilities resulting from integration planning, as the combined company’s

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management is in the process of making these assessments and estimates of these costs are not currently known. We will incur some restructuring charges related to the merger in future periods.

This unaudited pro forma condensed combined statement of operations has been prepared based on preliminary estimates of fair values. Amounts preliminarily allocated to intangible assets with definite lives may change, which could result in a material change in amortization of intangible assets. Therefore, the actual amounts recorded as of the completion of the transaction may differ materially from the information presented in this unaudited pro forma condensed combined statement of operations. In addition to the receipt of the final valuation, the impact of future integration activities could cause material differences in the information presented.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with the Company’s audited financial statements and related attached notes included in this prospectus and the information set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.

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CCS Consolidated, Inc. and Patient Infosystems, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Twelve Months Ended March 31, 2006

(Dollars in thousands, except per share data)

	CCS Consolidated	Patient Infosystems	Adjustments		Pro Forma
Revenues:
Capitation revenue	$ 39,508	$ -	$ -		$ 39,508
Administrative and fee revenue	13,338	10,252	-		23,590
Total revenues	52,846	10,252	-		63,098
Cost of services – direct service costs	46,194	7,037	-		53,231
Gross profit	6,652	3,215	-		9,867

Operating costs and expenses:
Selling, general and administrative expense	6,269	3,963	-		10,232
Depreciation and amortization	1,347	429	(429) 784	(a) (b)	2,131
Total operating costs and expenses	7,616	4,392	355		12,363

Loss from continuing operations	(964)	(1,177)	(355)		(2,496)

Other income (expense):
Interest and other income	336	107	-		443
Interest expense	(1,518)	(1,605)	1,605	(c)	(1,518)
Loss from continuing operations before income taxes	(2,146)	(2,675)	1,250		(3,571)
Income tax expense	(53)	-	-		(53)
Loss from continuing operations	$ (2,199)	$ (2,675)	$ 1,250		$ (3,624)
Weighted average number of shares outstanding				(d)	67,538,976
Basic and fully-diluted net loss from continuing operations per common share				(d)	$(0.05)

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Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

1.	Basis of Presentation

On September 19, 2005, Patient Infosystems, Inc. (“Patient Infosystems”), Patient Infosystems Acquisition Corp. (“Merger Sub”) and CCS Consolidated, Inc. (“CCS Consolidated”) entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”). The Merger Agreement was amended on November 22, 2005 and December 23, 2005. The Merger Agreement contemplated the merger of CCS Consolidated with and into Merger Sub, with CCS Consolidated emerging as the surviving corporation and a wholly-owned subsidiary of Patient Infosystems (the “Merger”). The Merger was completed on January 25, 2006. Pursuant to the terms of the Merger Agreement, Patient Infosystems issued to CCS Consolidated stockholders shares of Patient Infosystems common stock such that former CCS Consolidated securityholders own approximately 63% of the combined company’s outstanding common stock on a fully-diluted basis, and former Patient Infosystems stockholders, option holders and warrant holders own approximately 37% of the combined company on a fully-diluted basis.

Accordingly, the assets and liabilities of Patient Infosystems were recorded as of the Merger closing date of January 25, 2006 at their estimated fair values.

2.	Purchase Price

The number of shares to be allocated between the stockholders of CCS Consolidated and Patient Infosystems for purposes of the merger exchange ratio became fixed at the closing of the sale of a majority of the shares of Patient Infosystems’ common stock in a private financing on October 31, 2005. As a result, the measurement date for the determination of the value of Patient Infosystems was October 31, 2005.

Under generally accepted accounting principles, the cost of an acquisition in a stock-for-stock exchange is determined by the market price of the securities exchanged using trading days just before and after the measurement date. Prior to the merger with Patient Infosystems, CCS Consolidated was a privately held company and its common shares were not listed or traded on any market or exchange, whereas Patient Infosystems was a SEC registrant whose shares are listed and traded on the NASD OTC Bulletin Board. Even though CCS Consolidated is the accounting acquirer, the Company has determined that the purchase price to be used for accounting purposes should be determined by reference to the market trading price of Patient Infosystems’ shares, due to the lack of a trading market in CCS Consolidated’s shares.

At the measurement date, the trading price of Patient Infosystems’ common shares included the value of American Caresource Holdings, Inc. (“ACS”), which was subsequently spun-off and, therefore, the trading price of Patient Infosystems’ common shares excluding ACS at that date is not determinable. Therefore, the Company used the market price of Patient Infosystems’ shares just after the spin-off adjusted for an estimate of the change in the trading price between the measurement date and the spin-off date. The average market trading price of Patient Infosystems for the first five days after the ACS spin-off (December 19, 2005 through December 23, 2005) was $1.28 per share. The average trading price around the measurement date of Patient Infosystems’ shares (including ACS) was $0.29 higher than the average trading price just prior to the ACS spin-off. Using the ratio of the trading price before and after the spin-off, the Company estimated the price change for Patient Infosystems (without ACS) between the measurement date and the spin-off date at $0.10 per share, resulting in a Patient Infosystems trading price of $1.38 per share to be used in measuring the value of Patient Infosystems in the acquisition.

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Under the purchase method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Patient Infosystems based on their estimated fair values as of the Merger closing date of January 25, 2006. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is allocated to goodwill. A third party valuation consultant has been engaged to assist in the process of determining the fair value of the assets acquired and liabilities assumed. The allocation of the identifiable intangible assets and goodwill has not yet been finalized and any required adjustments will be recorded as necessary when the information becomes available. The resulting goodwill is subject to an annual impairment test. If the goodwill is impaired the Company will recognize a non-cash charge to earnings during the quarter the impairment is determined.

The purchase price of the Merger is as follows:

PATY shares outstanding at merger date	24,314,624
Measurement price per share	$ 1.38
Fair value of PATY shares	33,554,181
Estimated expenses of the Merger (1)	1,700,000
Total estimated purchase price	$ 35,254,181

(1)	Includes the $500,000 success fee to Psilos Group Partners II, L.P., a stockholder of the Company (see Note 9 to the Company’s audited consolidated financial statements).

The purchase price was preliminarily allocated to the assets and liabilities of Patient Infosystems as of the merger date of January 25, 2006, as follows (dollars in thousands):

Cash acquired	$ 4,457
Other current assets	2,129
Identified intangible assets	2,470
Goodwill	28,371
Current liabilities	(2,173)
Net assets acquired	$ 35,254

The weighted-average amortization period of intangible assets acquired is 4.4 years. None of the goodwill acquired is expected to be deductible for tax purposes.

3.	Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to Patient Infosystems’ net tangible and identifiable intangible assets to a preliminary estimate of their fair values and to reflect the amortization expense related to the estimated amortizable intangible assets.

The unaudited pro forma condensed combined statement of operations does not include any adjustments for liabilities resulting from integration planning, as the combined company’s management is in the process of making these assessments, and estimates of these costs are not currently known. The Company will incur some restructuring charges related to the merger in future periods.

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations are as follows:

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(a) Assumes the write-off of historic fixed and intangible assets of Patient Infosystems at the beginning of the period.

(b) In connection with the merger, the Company is deemed to have purchased intangible assets in the amount of $2,470,000. The amount shown represents one year of amortization of such assets.

(c) Assumes the repayment in full at the beginning of the period of outstanding indebtedness owed by Patient Infosystems and the resulting reduction of related interest expense.

(d) Assumes the number of common shares outstanding at the closing of the Merger were outstanding for the entire period. Options and warrants outstanding as of the closing date of the Merger aggregating 2,939,606 beneficial shares were ignored as their inclusion would be anti-dilutive.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification of Directors and Officers

Patient Infosystems’ certificate of incorporation eliminates the personal liability of Patient Infosystems’ directors to Patient Infosystems and its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption or limitation of liability is not permitted under the Delaware General Corporation Law as currently in effect or as it may be amended after the date of this registration statement. Patient Infosystems’ certificate of incorporation also provides that if Delaware law is amended to further eliminate or limit the liability of directors, then the liability of a director will be so eliminated or limited to the fullest extent permitted by the amended law, without further stockholder action. In addition, Patient Infosystems’ certificate of incorporation provides that any future repeal or amendment of its terms will not adversely affect any rights of directors existing under the certificate of incorporation with respect to acts or omissions occurring prior to such repeal or amendment.

Under Delaware law as currently in effect, Patient Infosystems’ directors remain liable for the following:

•	any breach of their duty of loyalty to Patient Infosystems and its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any transaction from which a director derives an improper personal benefit; and

•

any unlawful distributions, under a provision of the Delaware General Corporation Law that makes directors personally liable and that expressly sets forth a negligence standard with respect to such liability.

The provisions that eliminate liability as described above will apply to Patient Infosystems’ officers if they are also directors of Patient Infosystems and are acting in their capacity as directors and will not apply to Patient Infosystems’ officers who are not directors or who are not acting in their capacity as directors.

The Delaware General Corporation Law contains provisions permitting and, in some situations, requiring Delaware corporations to provide indemnification to their officers and directors for losses and litigation expenses incurred in connection with their service to the corporation in those capacities. In addition, Patient Infosystems has adopted provisions in its bylaws that require Patient Infosystems to indemnify the directors, officers, and certain other representatives of Patient Infosystems against expenses and certain other liabilities arising out of their conduct on behalf of Patient Infosystems to the maximum extent and under all circumstances permitted by law. Indemnification includes advancement of reasonable expenses in certain circumstances.

The Delaware General Corporation Law permits indemnification of a director of a Delaware corporation, in the case of a third-party action, if the director:

•	conducted himself or herself in good faith;

•	reasonably believed that:

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•	in the case of conduct in his or her official capacity, his or her conduct was in the corporation’s best interest, or

•	in all other cases, his or her conduct was at least not opposed to the corporation’s best interest; and

•	in the case of any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

The Delaware General Corporation Law further provides for mandatory indemnification of directors and officers who are wholly successful on the merits or otherwise in litigation. The Delaware General Corporation Law limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his or her improper receipt of a personal benefit.

Item 25.	Other Expenses of Issuance and Distribution

Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

Amount
Registration Fee	$ 496.03
Legal Fees and Expenses	$200,000
Accounting Fees and Expenses	$100,000

TOTAL	$300,496.03

The above fees and expenses will be paid by us and not by the selling stockholders.
Item 26.	Recent Sales of Unregistered Securities

In April 2003 and September 2003, Patient Infosystems issued a total of 301,582 shares of Series D 9% Cumulative Convertible Preferred Stock (“Series D Preferred Stock”) in connection with the conversion of certain borrowings during 2003 into equity. Total proceeds from these issuances were $2,143,120. There was no placement agent and no commissions were paid to any party. The debt securities and equity securities not issued upon conversion of debt securities were issued to accredited investors without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

On December 31, 2003, $5,285,180 of debt and accrued interest was converted into 528,518 shares of Series D Preferred Stock at a price of $10.00 per share, which included the conversion of indebtedness of $745,000 and accrued interest of $711,110 by John Pappajohn, a director of Patient Infosystems, into 145,611 shares of Series D Preferred Stock. The debt securities were issued to accredited investors without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

In January 2004, Patient Infosystems sold 4,700 shares of Series D Preferred Stock for $25,000 under substantially the same terms as the lenders during 2003 who converted their notes and accrued interest into Series D Preferred Stock at December 31, 2003. Additionally, Derace Schaffer, a director of Patient Infosystems, converted $52,180 of accrued interest into 5,318 shares of Series D Preferred Stock.

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The debt securities were issued to accredited investors without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

All shares of Series D Preferred Stock were convertible into common stock at a rate of 10 shares of common stock for each share of Series D Preferred Stock, and all such shares have been subsequently converted into common stock in reliance upon Section 3(a)(9) of the Securities Act.

On December 31, 2003, $4,482,500 in debt and $438,099 of accrued interest owed to Mr. Pappajohn and Dr. Schaffer was converted at a value of $1.68 per share into an aggregate of 2,928,986 shares of Patient Infosystems’ common stock, adjusted for the 1-for-12 reverse stock split that was approved by stockholders on December 31, 2003. The debt securities were issued to accredited investors without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Also on December 31, 2003, in connection with the closing of the acquisition of ACS, Patient Infosystems issued 1,100,000 shares of its common stock to ACS without registration under the Securities Act in reliance upon Section 4(2) thereunder.

In February 2004 and March 2004, Patient Infosystems sold an aggregate of 792,500 shares of common stock at $2.00 per share for aggregate proceeds of $1,585,000. Patient Infosystems paid $68,250 in fees and issued a warrant to a placement agent to purchase 12,500 shares of Patient Infosystems’ common stock at $2.00 per share. These shares and the warrant were issued to accredited investors without registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

On June 17, 2004, Patient Infosystems sold 3,365,000 shares of common stock to institutional and other accredited investors at $1.68 per share for an aggregate purchase price of $5,653,200 in gross proceeds. Patient Infosystems paid $360,158 in fees and issued a warrant to a placement agent to purchase 93,450 shares of Patient Infosystems’ common stock. Derace Schaffer, a current director of Patient Infosystems, purchased 100,000 shares of common stock in this transaction. As a result of antidilution protections associated with the shares of Patient Infosystems common stock issued in February and March 2004, because the price per share of the shares issued in the June 17, 2004 transaction was less than the price paid by the accredited investors in the February and March 2004 transactions, Patient Infosystems was obligated to issue an additional 155,161 shares of its common stock to the purchasers from the February and March 2004 transactions.

All shares issued in the June 2004 transaction and the warrant issued to the placement agent were issued to accredited investors without registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. Patient Infosystems also issued 50,000 shares of its common stock to a consultant for services related to the transaction in reliance upon Section 4(2) under the Securities Act.

During 2004, 25,000 shares of Patient Infosystems’ Series C Preferred Stock were converted into 250,000 shares of common stock. These shares were issued without registration in reliance upon Section 3(a)(9) of the Securities Act.

In 2005, Patient Infosystems issued 926,859 shares of its common stock upon the exercise of previously granted stock warrants. All such shares were issued to accredited investors without registration in reliance upon Section 4(2) of the Securities Act.

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On October 19, 2005, Patient Infosystems sold approximately 1,889,900 shares of common stock for $3.58 per share in a private placement to institutional and other accredited investors for which it paid commissions of $608,939 to a placement agent and issued to the placement agent a warrant to purchase 170,097 shares of its common stock and an option to purchase 85,047 shares of ACS common stock. Patient Infosystems raised $6,765,998 in gross proceeds from this private placement. The securities of Patient Infosystems offered and sold in this private placement were sold in reliance on an exemption from the registration requirements under Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended.

On October 31, 2005, Patient Infosystems sold approximately 1,522,000 shares of common stock for $3.44 per share in a private placement to institutional and other accredited investors for which it paid commissions of $470,000 to a placement agent and issued to the placement agent a warrant to purchase 136,939 shares of common stock and an option to purchase 68,471 shares of ACS common stock. Patient Infosystems raised $5,234,002 in gross proceeds from this private placement. The securities of Patient Infosystems offered and sold in this private placement were sold in reliance on an exemption from the registration requirements under Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended.

On October 31, 2005, Patient Infosystems issued 547,224 shares of common stock valued at $3.44 per share and paid $17,351 in cash to the holders of Patient Infosystems’ preferred stock in lieu of accrued dividends. All such shares were issued to accredited investors without registration in reliance upon Section 4(2) of the Securities Act.

On December 30, 2005, Patient Infosystems issued 177,050 units which consisted of newly issued common stock of Patient Infosystems and shares of ACS common stock held by Patient Infosystems. Patient Infosystems sold a total of 177,050 shares of its common stock and 88,525 shares of ACS common stock for $3.05 per unit in a private placement to institutional and other accredited investors. Gross proceeds to Patient Infosystems from this sale were approximately $540,000. The shares of Patient Infosystems common stock offered and sold in this private placement were sold in reliance on an exemption from the registration requirements under Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended.

In connection with the merger with CCS Consolidated, on January 25, 2006, the holders of Patient Infosystems’ Series C Preferred Stock and Series D Preferred Stock elected to convert all shares of such preferred stock into shares of common stock on a one-for-one basis. As a result, Patient Infosystems issued 9,327,720 shares of its common stock to such holders. These shares were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 3(a)(9) of the Securities Act.

On January 25, 2006, prior to the closing of the merger with CCS Consolidated, Patient Infosystems issued warrants to each of its directors and certain of its executive officers (each, a “Registrant Option Holder”) to purchase shares of Patient Infosystems’ common stock in exchange for each such Registrant Option Holder’s agreement to terminate all outstanding options to purchase common stock of Patient Infosystems then held by such Registrant Option Holder. The number of warrants issued to each Registrant Option Holder was equal to 75% of the number of shares underlying all stock options then held by such Registrant Option Holder, and the exercise price of each warrant is $0.95 per share, which is based on a formula tied to the weighted average closing price of Patient Infosystems’ common stock for the 20 trading days prior to the exchange. Each of these warrants is immediately vested. If the warrants are exercised in full, Patient Infosystems will issue 737,500 shares of its common stock. Patient Infosystems has agreed to register the resale of the shares of common stock issuable upon exercise of the

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warrants issued to the Registrant Option Holders. These warrants were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 3(a)(9) of the Securities Act.

The 43,224,352 shares of Patient Infosystems’ issued in the merger to the former stockholders of CCS Consolidated, and warrants to purchase up to 3,152,141 shares of Patient Infosystems’ common stock issued at the closing, were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder. The options to purchase up to 1,399,290 shares of Patient Infosystems’ common stock granted to certain employees of CCS Consolidated who became executive officers of Patient Infosystems upon the closing of the merger as replacements for their options to purchase capital stock of CCS Consolidated were issued without registration under the Securities Act of 1933, as amended, in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.

Item 27.	Exhibits

Exhibit #	Description of Exhibits
2.1	$$	Agreement and Plan of Merger, dated September 19, 2005, by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc.
2.2	@	Amendment No. 1 to the Agreement and Plan of Merger, dated November 22, 2005, by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc.
2.3	@@	Amendment No. 2 to the Agreement and Plan of Merger, dated December 23, 2005, by and among Patient Infosystems, Inc., PATY Acquisition Corp. and CCS Consolidated, Inc.
2.4	~~	Agreement of Purchase and Sale dated as of August 26, 2004 by and among the Registrant, CBCA Care Management, Inc. and CBCA, Inc.

3.1	++	Certificate of Incorporation, as amended to date
3.2	*	By-Laws

4.1	++	Form of Common Stock Certificate.
4.2	**	Patient Infosystems, Inc. Amended and Restated Stock Option Plan
4.3	++	CCS Consolidated, Inc. 2005 Equity Incentive Plan, assumed by Patient Infosystems.
4.4	***

Form of Registration Rights Agreement dated on or about March 31, 2000 between Patient Infosystems and John Pappajohn, Derace Schaffer, M.D., Gerald Kirke and Michael Richards for Series C 9% Cumulative Convertible Preferred Stock.

4.5	^	Patient Infosystems, Inc. Series D Convertible Preferred Stock Registration Rights Agreement dated April 10, 2003.
4.6	$$$	Form of Registration Rights Agreement.
4.7	++	Form of Warrant to Purchase Shares of Common Stock, dated as of January 25, 2006.
4.8		Form of Warrant to Purchase Shares of Common Stock.

5.1		Legality Opinion

9.1	++	Voting Trust Agreement, dated as of January 25, 2006, by and among Steven Morain as Trustee, John Pappajohn and Patient Infosystems.

10.1	+	Lease Agreement dated as of February 22, 1995 between Patient Infosystems and Conifer Prince Street Associates.
10.2	~~~	Lease Agreement dated as of October 29, 1997 between Talcott Realty and SIA Brokerage, Inc., as amended by USI Care Management, Inc. and Carlyle Heritage II L.P.
10.3	~~~	Fourth Amendment to Lease dated December 6, 2004 between Carlyle Heritage II L.P. and CBCA Care Management, Inc.
10.4	~~~	Lease Agreement dated September 8, 2003 between Howard Hughes Properties, L.P. and CBCA Inc.

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10.5	$	Fifteenth Addendum to Lease Agreement dated as of May 18, 2004 between Patient Infosystems and Conifer Prince Street Associates.
10.6	@@@	Stockholders Agreement, dated as of January 25, 2006, by and among Patient Infosystems, Inc. and certain of its stockholders
10.7 (%)	$$	Employment Agreement, dated September 19, 2005, by and between Patient Infosystems, Inc. and Chris Paterson.
10.8 (%)	$$	Employment Agreement, dated September 19, 2005, by and between Patient Infosystems, Inc. and Glen Spence.
10.9 (%)	$$	Employment Agreement, dated September 19, 2005, by and between Patient Infosystems, Inc. and Roger Chaufournier.
10.10 (%)	$$	Employment Agreement, dated September 19, 2005, by and between Patient Infosystems, Inc. and Christine St. Andre.
10.11 (%)	@@@	Employment Agreement, dated December 5, 2005 and effective as of January 25, 2006, by and between Patient Infosystems, Inc. and Kent A. Tapper.
10.12	@@@	Form of Lockup Agreement.
10.13	@@@	Form of Lockup Agreement signed by Roger Chaufournier, Christine St. Andre and Kent Tapper.
10.14	++	Loan and Security Agreement, dated as of October 9, 2002, by and between CCS Consolidated, Inc. and Comerica Bank, as amended to date.
10.15	++	Fifth Amendment to Lease dated November 8, 2005 between Carlyle Heritage II L.P. and CBCA Care Management, Inc.
10.16 (%)	+++	Employment Agreement, effective as of June 23, 2006, by and between Patient Infosystems, Inc. and Ann Boughtin.
10.17 (%)	+++	Employment Agreement, effective as of June 23, 2006, by and between Patient Infosystems, Inc. and Ileana Welte.
10.18 (%)	+++	Employment Agreement, effective as of June 23, 2006, by and between Patient Infosystems, Inc. and Rex Dendinger.
10.19 (%)	+++	Amendment No. 1 to Employment Agreement, effective as of June 23, 2006, by and between Patient Infosystems, Inc. and Kent Tapper.
10.20	+++	Sublease between Viacom Inc. and CCS Consolidated, Inc. dated August 23, 2001.
10.21	+++	Lease between Galleria Equities, LLC and CCS Consolidated, Inc. dated June 30, 2005.
10.22	+++	Lease between HSD/Horton Associates and Coordinated Care Solutions, Inc. dated May 17, 2000.

11.1		Computation of Per Share Earnings (included in the notes to the audited financial statements contained in this registration statement).

21.1	++	List of Subsidiaries

23.1		Consent of Cooley Godward LLP (included in Exhibit 5.1)
23.2		Consent of McGladrey & Pullen LLP
23.3		Consent of Ernst & Young LLP

24.1		Power of Attorney (previously filed)

_________

%	Denotes management contract or compensatory plan.
~~	Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-QSB filed on November 15, 2004 and incorporated herein by reference.
~~~	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-KSB filed on March 31, 2005 and incorporated herein by reference.
*	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-1 filed on July 3, 1996 and incorporated herein by reference.

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**	Previously filed with the Securities and Exchange Commission as an Exhibit to the Registration Statement on Form S-8 filed on October 8, 2004 and incorporated herein by reference.
***	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K filed on April 2, 2001 and incorporated herein by reference.
+	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K filed on April 13, 1999 and incorporated herein by reference.
++	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-KSB filed on March 31, 2006 and incorporated herein by reference.
+++	Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-KSB filed on June 29, 2006 and incorporated herein by reference.
^	Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-QSB filed on May 15, 2003 and incorporated herein by reference.
$	Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-QSB filed on May 16, 2005 and incorporated herein by reference.
$$	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on September 23, 2005 and incorporated herein by reference.
$$$	Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-QSB filed on November 14, 2005 and incorporated herein by reference.
@	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on November 29, 2005 and incorporated herein by reference.
@@	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on December 23, 2005 and incorporated herein by reference.
@@@	Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on January 31, 2006 and incorporated herein by reference.

Item 28.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that

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in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

That for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Pre-Effective Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, in the City of Coral Springs, State of Florida, on July 19, 2006.

PATIENT INFOSYSTEMS, INC.

By:	/S/ Chris Paterson
Name:	Chris E. Paterson
Title:	President and Chief Executive Officer

                In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

*		July 19, 2006
Albert S. Waxman, Ph.D.	Chairman of the Board of Directors

*		July 19, 2006
John Pappajohn	Vice Chairman of the Board of Directors

*		July 19, 2006
Mark L. Pacala	Director

*		July 19, 2006
Derace L. Schaffer, M.D.	Director

*		July 19, 2006
Daniel C. Lubin	Director

/S/ Chris E. Paterson	President and Chief Executive Officer (Principal Executive Officer)	July 19, 2006
Chris E. Paterson, Ph.D.

/S/ Glen A. Spence	Chief Financial Officer (Principal Financial and Accounting Officer)	July 19, 2006
Glen A. Spence

*	By: /S/ Chris E. Paterson
Chris E. Paterson, attorney-in-fact

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